UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Citigroup Inc.

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citi

2025

Citigroup Inc.
2025 Notice of Annual Meeting and Proxy Statement

April 29, 2025
9:00 a.m. Eastern Time

Virtual Annual Meeting Site:
www.virtualshareholdermeeting.com/CITI2025

Citigroup Inc.
388 Greenwich Street
New York, New York 10013

March 18, 2025

Dear Stockholder:

We cordially invite you to attend Citi’s 2025 Annual Meeting, which will be held on Tuesday, April 29, 2025, at 9:00 a.m. Eastern Time. This year’s Annual Meeting will be held in a virtual format through a live webcast to facilitate stockholder attendance regardless of location and reduce the carbon footprint of Citi’s activities. Details relating to the Annual Meeting logistics are provided in this 2025 Proxy Statement and at www.virtualshareholdermeeting.com/CITI2025.

At the Annual Meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the Proxy Statement.

Thank you for your support of Citi.

Sincerely,

John C. Dugan

Chair of the Board

4

2025 Board Letter to Stockholders

Citi made substantial progress in 2024 toward achieving key strategic goals.

One such goal is organizational simplification. Citi delivered on its announced plan to refocus the firm around five interconnected businesses – Services, Markets, Banking, Wealth, and U.S. Personal Banking (USPB) – the heads of which now report directly to the CEO. This powerfully simple organizational structure has significantly improved transparency and accountability for each of these businesses, not just to our CEO, but also to the Board and to you, our stockholders. In addition, the reorganization eliminated regional structures and unnecessary layers of management, resulting in a new, flatter management model. This is helping to make Citi a simpler, better controlled firm that can operate faster, improve client service, and unlock shareholder value.

Another strategic goal is business simplification. Here the firm continued to execute its plan to exit consumer banking businesses in 14 markets outside the United States. Citi has now closed sales in nine of those markets, and the wind-downs of its consumer businesses in China and South Korea, and of its overall presence in Russia, are nearly complete. In addition, the firm is currently in the midst of the sales process for its consumer business in Poland. Most notably, at the end of 2024, Citi successfully separated its consumer, small, and middle-market banking businesses in Mexico (Banamex) from the firm’s institutional business – a significant undertaking and critical accomplishment toward executing an initial public offering of Banamex stock.

The firm also embarked on a number of important initiatives in 2024 to significantly grow its businesses. For example, Citi and American Airlines announced the extension and expansion of their long-standing partnership, with Citi becoming the exclusive issuer of the AAdvantage co-branded card portfolio, beginning in 2026; this will facilitate significant growth of Citi’s Branded Cards business in the years ahead. Another example is the exclusive agreement that Citi and Apollo Global Management Inc. entered into to form a landmark $25 billion private credit, direct lending program. This program will significantly enhance access for Citi’s corporate financial sponsor clients to the large private lending capital pool.

On the key strategic goal of transformation of Citi’s risk management and controls, the firm also made progress, but not as much as intended. As a result, in July 2024, the Federal Reserve Board and Office of the Comptroller of the Currency took further regulatory actions in connection with the 2020 Consent Orders. Citi’s management has acknowledged that, despite making important progress in advancing some areas of the transformation, there were other areas where Citi did not make enough progress, such as in its data quality management and related governance and regulatory reporting. This is reflected in the lower payout of the final tranche of the Transformation Bonus Program, as detailed later in the proxy, consistent with the Board’s responsibility to hold management accountable for its performance. Citi’s Board, acting through its Transformation Oversight Committee, is intently focused on overseeing management’s achievement of significantly improved progress on the transformation in 2025 and beyond.

Overall, Citi’s progress on its strategic goals contributed to the firm’s much improved financial performance in 2024. Each of the firm’s five businesses reported year-over-year increases in revenues. The firm, as well as each of the five businesses, achieved positive operating leverage for the full year. Citi’s 2024 net income was up approximately 40 percent; revenues (excluding divestitures) were up 5 percent; tangible book

Citi 2025 Proxy Statement

5

value per share was up 4 percent; and Citi returned $6.7 billion to stockholders through dividends and stock repurchases. In addition, the key metric for stockholders of Total Shareholder Return increased by 42 percent in 2024.

While Return on Tangible Common Equity (RoTCE) also improved in 2024 – by approximately 210 basis points to 7 percent – management announced that, due to a necessary increase in firm investments, its target RoTCE for 2026 is now between 10 and 11 percent, somewhat lower than Citi’s previous target. The Board believes that this is a realistic reduction, and also strongly agrees with management’s assertion that the 2026 RoTCE target is a waypoint, not a destination. Management’s focus is on improving returns well above that level, and to hold themselves accountable for doing so. Your Board will hold management accountable for this as well.

Thank you for your ongoing support of Citi. Dialogue with stockholders is a fundamental feature of a well-governed organization, and we will continue to make it a priority. Please write with any concerns or suggestions to: Citigroup Inc. Board of Directors, c/o Brent J. McIntosh, Chief Legal Officer and Corporate Secretary, 388 Greenwich Street, New York, NY 10013.

Titi Cole	Jane N. Fraser	Gary M. Reiner
Ellen M. Costello	Duncan P. Hennes	Diana L. Taylor
Grace E. Dailey	Peter B. Henry	James S. Turley
Barbara J. Desoer	S. Leslie Ireland	Casper W. von Koskull
John C. Dugan	Renée J. James

A WORD OF APPRECIATION

Barbara J. Desoer, who will be retiring from our Board in April, has had a long and distinguished career with the Company. Ms. Desoer served in management as CEO of Citibank, N.A. from April 2014 to April 2019 and, for the last six years, has served on our Board and as Chair of the Board of Directors of Citibank, N.A. We thank her for her many outstanding contributions.

Leslie Ireland, who has determined not to stand for re-election, has served on the Citi and Citibank Boards since 2017. From her distinguished career in the U.S. Department of Treasury and the Office of National Intelligence, she brought extensive knowledge and experience of cybersecurity and threat intelligence to our Boards and our Technology Committee. We appreciate her service and will miss her valuable perspectives.

www.citigroup.com

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7

Notice of Annual Meeting of Stockholders

Citigroup Inc.
388 Greenwich Street
New York, New York 10013

Dear Stockholder:

Citi’s Annual Stockholders’ Meeting will be held on Tuesday, April 29, 2025, at 9:00 a.m. Eastern Time (E.T.) through a virtual meeting platform. Please go to the “Register for Meeting” link at www.proxyvote.com to register for the meeting. Live audio of the 2025 Annual Meeting will be webcast at www.citigroup.com. You or your proxyholder can participate, vote, ask questions, and examine the rules of the meeting during the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CITI2025 and using your 16-digit control number. Electronic entry to the meeting will begin at 8:45 a.m. E.T. and the meeting will begin promptly at 9:00 a.m. E.T. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CITI2025.

At the meeting, stockholders will be asked to:

1.  elect the 12 directors listed in Proposal 1,

2.  ratify the selection of Citi’s independent registered public accounting firm for 2025,

3.  consider an advisory vote to approve our 2024 executive compensation,

4.  approve additional shares for the Citigroup 2019 Stock Incentive Plan,

5.  act on certain stockholder proposals, each if properly presented, and

6.  consider any other business properly brought before the meeting, or any adjournment or postponement thereof, by or at the direction of the Board of Directors.

Citi has utilized the Securities and Exchange Commission (SEC) rule allowing companies to furnish proxy materials to their stockholders over the Internet. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution, and reduce the environmental impact of our 2025 Annual Meeting.

In accordance with this rule, on March 18, 2025, a notice of the 2025 Annual Meeting containing a Notice of Internet Availability of Proxy Materials (Notice) was sent to current stockholders as of March 3, 2025, the record date for Citi’s 2025 Annual Meeting. The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you received a Notice and would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice.

By order of the Board of Directors,

Brent J. McIntosh
Corporate Secretary
March 18, 2025

www.citigroup.com

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9

FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical facts but instead represent Citi’s and its management’s beliefs regarding future events. Such statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results, performance or outcomes may differ materially from those expressed in or implied by any of these forward-looking statements due to a variety of factors, including, among others, various challenges related to Citi’s transformation, including significant execution and regulatory complexities and uncertainties, global socio-demographic and economic trends, energy prices, consumer and client behavior, physical and transition risks associated with climate change, our ability to gather and verify data regarding environmental impacts, our ability to successfully implement various initiatives throughout the Company within expected time frames, and technological innovations and challenges, including the ability of our partners or potential partners as well as their suppliers to successfully implement initiatives and produce or scale new technologies under expected time frames. Other factors that could cause actual results, performance, outcomes or financial condition to differ materially from those described in forward-looking statements can be found in this report and in Citi’s filings with the SEC, including without limitation the “Risk Factors” section of Citi’s 2024 Annual Report on Form 10-K (2024 Annual Report on Form 10-K) filed with the SEC on February 21, 2025. Any forward-looking statements made by or on behalf of Citi speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date that the forward-looking statements were made. Website references are provided for convenience only, and the information contained on such websites is not incorporated into nor does it constitute a part of this Proxy Statement.

www.citigroup.com

10

Proxy Statement Highlights

Voting Items

Proposal 1: Election of Directors (Pages 44-64)

The Board recommends you vote FOR each nominee

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm  (Pages 66-67)

The Board recommends you vote FOR this proposal

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation (Pages 68-111)

The Board recommends you vote FOR this proposal

Proposal 4: Approval of Additional Shares for the Citigroup 2019 Stock Incentive Plan (Pages 112-121)

The Board recommends you vote FOR this proposal

Stockholder Proposals 5-8 (Pages 122-131)

The Board recommends you vote AGAINST each of the stockholder proposals

Meeting and Voting Information (For additional information, please see About the 2025 Annual Meeting starting on page 133.)
Date and Time April 29, 2025, 9:00 a.m. E.T.

Record Date March 3, 2025

Voting

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.

Admission Procedures

Please register to attend Citi’s 2025 Annual Meeting. Please go to the “Register for Meeting” link at www.proxyvote.com to register for the virtual meeting. Go to www.virtualshareholder
meeting.com/CITI2025 to attend the virtual meeting. Please remember to submit your 16-digit control number on your proxy card or voting instruction form as well as your first and last name and your email address.

Board and Corporate Governance Highlights

Citi’s Board of Directors Nominees

The nominees for the Board of Directors each have the qualifications and experience to guide Citi’s strategy and oversee management’s execution of that strategic vision. Citi’s Board of Directors consists of individuals with the skills and backgrounds necessary to oversee Citi’s efforts on delivering sustainable, client-led revenue growth while operating within a complex financial and regulatory environment.

Independence
83% of our Board Nominees are Independent.
Board Refreshment
The average board tenure of our nominees is 8 years, and 4 nominees have served for more than 10 years. There have been 3 new Directors elected within the past 5 years.
Board Nominee Composition
Women	Minority	Based on the voluntary self-identification by our Board members, the graphs disclose the composition of the Board nominees.

Citi 2025 Proxy Statement

Proxy Statement Highlights	11

Citi’s Board of Directors Nominees

Name and Primary Qualifications	Age	Director Since	Principal Occupation and Other Current Public Company Directorships	Citi Committees
				A	CPC	E	NGP	RM	T
Titi Cole	52	2025	Former Head of Legacy Franchises, Citigroup Inc. Board: Datadog, Inc.					●	●
Ellen M. Costello	70	2016	Former President and CEO, BMO Financial Corporation, and Former U.S. Country Head, BMO Financial Group	●				●
Grace E. Dailey	64	2019	Former Senior Deputy Comptroller for Bank Supervision Policy and Chief National Bank Examiner, Office of the Comptroller of the Currency	●				●
John C. Dugan	69	2017	Chair, Citigroup Inc.	●		●	●	●
Jane N. Fraser	57	2020	Chief Executive Officer, Citigroup Inc.
Duncan P. Hennes	68	2013	Co-Founder and Partner, Atrevida Partners, LLC Board: RenaissanceRe Holdings Ltd.	●	●	●		●
Peter B. Henry	55	2015	Class of 1984 Senior Fellow, Hoover Institution, and Senior Fellow, Freeman Spogli Institute for International Studies, Stanford University Boards: Nike, Inc. and Analog Devices, Inc.		●		●
Renée J. James	60	2016	Founder, Chair and CEO, Ampere Computing	●	●	●			●
Gary M. Reiner	70	2013	Former Operating Partner, General Atlantic LLC Board: Hewlett Packard Enterprise Company		●		●		●
Diana L. Taylor	70	2009	Former Superintendent of Banks, State of New York Board: Brookfield Corporation		●	●	●
James S. Turley	69	2013	Former Chairman and CEO, Ernst & Young Boards: Emerson Electric Co., Northrop Grumman Corporation, and Precigen, Inc.	●		●		●
Casper W. von Koskull	64	2023	Former President and Group Chief Executive Officer, Nordea Bank Abp		●		●	●

Qualifications

Compensation	Human Capital Management
Corporate Governance	International Business or Economics
Environmental and Sustainability	Legal, Regulatory and Compliance
Financial Reporting	Risk Management
Financial Services	Technology, Cybersecurity and Data Management
●	committee member
●	committee chair
A	Audit
CPC	Compensation, Performance Management and Culture
E	Executive
NGP	Nomination, Governance and Public Affairs
RM	Risk Management
T	Technology

www.citigroup.com

12	Proxy Statement Highlights

Stakeholder Engagement

2024 Stakeholder Engagement

Citi’s Senior Leadership, Board members, and Corporate Governance and Investor Relations teams engage a broad range of stakeholders throughout the year to help each understand Citi’s overall corporate strategy, financial and operational performance and governance practices, as well as the progress we are making on our transformation. These interactions reflect our commitment to active and transparent communication with all types of stakeholders and serves as an important channel for Citi to receive feedback.

Who we engage with:	How we engage them:	Where are they focused:

●  Institutional stockholders, including portfolio managers and analysts

●  Individual stockholders, including holders of retail-focused preferred shares

●  Sell-side research analysts, both equity and credit

●  Stewardship teams

●  Fixed income investors and analysts

●  Credit rating agencies

●  Environmental and Sustainability rating firms

●  Citi offers to meet with all stockholders who submit proposals for Citi’s annual meetings to discuss their concerns

●  Quarterly earnings calls

●  Inquiries to Investor Relations from both current and prospective investors

●  Fireside chats and presentations at conferences

●  2024 Services Investor Day

●  Small group and 1x1 investor meetings

●  Proxy Roadshow

●  Governance and Sustainability Roadshow

●  Quarterly fixed income presentations on website

●  Sustainability/Climate reports

●  Financial and operational performance

●  Overall progress on transformation, including risk and controls

●  Recent regulatory developments

●  Geopolitical uncertainty

●  Current competitive landscape

●  Human capital management

●  Risk management

●  Culture and organizational simplification

●  Executive Compensation

●  Board Governance

In 2024, our stakeholder engagement initiatives included:

●  Board Equity Investor Engagement: The Governance Team, Board Members and senior leadership conducted engagements with ~37% of our total outstanding shares in Spring 2024

●  Additional Equity Investor Engagement: Senior leadership and Investor Relations conducted 269 engagements throughout the year, including 60% of our top 50 shareholders; these shareholders represent over 42% of our common stock

➢  Senior Leadership: Engaged with equity investors in 77 interactions over the year, including participation in 10 conferences

➢  Investor Relations: Engaged in 192 interactions over the course of the year

●  Other Engagements, including sell-side analysts, fixed income investors and rating agencies: Senior leadership and Investor Relations conducted 389 engagements throughout the year, providing ongoing dialogue and transparency across the entire investment community

➢  Senior Leadership: Engaged in 30 interactions with rating agencies and fixed income investors

➢  Investor Relations: 219 interactions across equity sell-side analysts and 140 across fixed income investors and rating agencies

Citi 2025 Proxy Statement

13

Executive Compensation and Human Capital Resources and Management Highlights

Summary of 2024 Executive Compensation Decisions

This Proxy Statement provides detailed information concerning our executive compensation program, and the alignment between our performance and the compensation we paid to our executive officers named in this Proxy Statement (NEOs), beginning on page 68. The following supplements that discussion by summarizing the principal executive compensation decisions we made for 2024.

As used throughout this Proxy Statement, Tangible Book Value per Share (TBVPS), Return on Tangible Common Equity (RoTCE) and Revenues Excluding Divestitures are each non-GAAP financial measures. See Annex A for a reconciliation of those non-GAAP financial measures to their corresponding GAAP financial measures. As used throughout this Proxy Statement, the terms Operating Leverage, Book Value per Share, Diluted EPS, Return on Assets, Total Payout Ratio, Income from Continuing Operations Before Taxes, Return on Common Equity, Average Tangible Common Equity, RoTCE, Revenues Excluding Divestitures and TBVPS have the meanings assigned to them in Annex A.

CEO Compensation

The Compensation, Performance Management and Culture Committee (Compensation Committee) set Ms. Fraser’s total compensation for 2024 at $34.5 million, consisting of a base salary of $1.5 million and an incentive award of $33 million. In setting the amount of Ms. Fraser’s incentive award, the Compensation Committee considered the strength of Ms. Fraser’s strategic vision, Citi’s 2024 operational efforts and results, Ms. Fraser’s exemplary leadership, absolute and relative total stockholder returns (TSR), and an analysis of competitive market levels of pay for CEOs of peer companies.

As Citi’s CEO since early 2021, Ms. Fraser has taken bold steps to improve Citi — fixing a complicated risk-taking organization with a truly global presence and running the organization differently than it has been run in the past. Her leadership is strong, stable and transparent as the firm addresses many challenges and adjusts to significant changes in an intensely competitive environment. The full Board of Directors recognizes the high degree of difficulty of the task and the specific and tangible positive change in multiple aspects of the organization that have resulted from Ms. Fraser’s efforts, and the Compensation Committee reflected this view in its pay decision.

Financial Performance

Citi delivered strong financial performance in 2024, demonstrating that our strategy is delivering overall improved financial performance. Each of Citi’s five businesses — Services, Markets, Banking, Wealth and U.S. Personal Banking (USPB) — reported year-over-year increases in revenues in 2024. The firm, as well as each of the five businesses, also achieved positive Operating Leverage for the full year. The firm’s 2024 net income was up 37%, revenues were up 3% (5% excluding divestitures), tangible book value per share was up 4% and RoTCE was up 210 basis points, in each case from 2023. Citi’s CET1 Capital Ratio was up to 13.6%. Citi also returned $6.7 billion to common stockholders in 2024 through dividends and stock repurchases.

Risk and Control

Citi made steady and meaningful progress in remediating the issues addressed in the Consent Orders (as defined on page 30) with the Federal Reserve Board (FRB) and the Office of the Comptroller of the Currency (OCC), most notably in risk management, modernization and resiliency. However, as we have stated before, this is a multiyear endeavor. It requires that we address decades of underinvestment in Citi’s infrastructure, which has a direct impact on data quality. Of course, transformation efforts of this scale involve significant complexities and uncertainties and results are not linear.

www.citigroup.com

14	Executive Compensation and Human Capital Resources and Management Highlights

In 2024, the firm did not make as much progress as intended, and the FRB and OCC entered into Civil Money Penalty Consent Orders with Citi and Citibank, N.A. (CBNA) in the amounts of approximately $61 million and $75 million, respectively, related to the Consent Orders (collectively the Civil Money Penalty Consent Orders). In addition, the OCC and CBNA entered into an amendment to the OCC Consent Order (as defined on page 30) that includes a requirement that Citi formalize a process to determine whether sufficient resources are being appropriately allocated toward achieving timely and sustainable compliance with the OCC’s Consent Order. In response, Citi has made changes to the governance and structure of its data program and has increased the level of investment in the program.

On balance, and taking into account the Civil Money Penalty Consent Orders, the Compensation Committee recognized that overall the organization has made substantial progress in our transformation under Ms. Fraser’s leadership. Most notably, Ms. Fraser has established a new leadership structure to increase accountability and enable the completion of regulatory and other aspects of our transformation work. Ms. Fraser has focused appropriately on retaining strategic decision makers and providing them with the resources needed to execute our plans, as well as dedicating appropriate direct personal attention to the effort and involvement in solving our most pressing challenges.

Leadership and Talent

Our ability to recruit industry leaders to the firm and to retain our own talent depends on our ability to convincingly communicate a vision for our organization and the opportunity for success in the near term. Our recent successes in recruitment and retention are attributable in significant part to Ms. Fraser’s having communicated such a vision. We summarize the evolution of our leadership team during Ms. Fraser’s tenure on page 70.

Organizational Simplification – Our Business

Citi has significantly advanced our strategic goal of organizational simplification as presented at our 2022 Investor Day. One part of that initiative involved refocusing our firm around five interconnected businesses — Services, Markets, Banking, Wealth and USPB — each with a clear path to accelerating growth, gaining share and increasing returns. Additionally, since announcing our intention to exit consumer banking across 14 markets in Asia, Europe, the Middle East and Mexico as part of our strategic refresh, we closed sales in nine of those markets, and the wind-downs of Citi’s consumer businesses in China and Korea and overall presence in Russia are nearly complete. Most notably, at the end of 2024 we successfully separated our consumer, small and middle-market banking businesses in Mexico (Banamex) from our institutional business, a significant undertaking and critical accomplishment in our path to executing an initial public offering of Banamex stock. We are currently in the midst of the sales process for our consumer business in Poland.

Organizational Simplification – Our Operating Model

A second part of our organizational simplification initiative involved rethinking our operating model to better align with our target business mix. During 2024 we finalized a new, flatter management model, eliminating layers and regional structures, and enhancing leadership accountability in each of our interconnected businesses to help make Citi a simpler, better-controlled firm that can operate faster, improve client service and unlock value for stockholders.

Conclusion

Under Ms. Fraser’s leadership Citi has formulated a strong strategic direction, demonstrated its significant financial and operational achievements, including progress concerning the Consent Orders despite the Civil Money Penalty Consent Orders, simplified and restructured the overall business platform, and registered important accomplishments in attracting and retaining the talent needed to continue these successes.

As in 2023, Ms. Fraser’s incentive compensation for 2024 was delivered in three parts. First, 35% was delivered in the form of deferred Citi common stock awards. Second, 15% was paid in cash at the beginning of 2025. Third, the remaining 50% of Ms. Fraser’s incentive compensation was delivered in the form of Performance Share Units (PSUs). Overall, 85% of Ms. Fraser’s incentive compensation was equity-based, and 59% of the equity-based compensation was delivered in the form of PSUs to align Ms. Fraser’s compensation with the creation of long-term stockholder value.

Citi 2025 Proxy Statement

Executive Compensation and Human Capital Resources and Management Highlights	15

Other Executive Compensation

Transformation Bonus Program

To incentivize effective execution in connection with the Consent Order programs and to drive change in Citi’s risk and control environment and culture, in August 2021 the Compensation Committee approved a transformation bonus program (Transformation Bonus Program). A description of the Transformation Bonus Program was included in our 2022 Proxy Statement. Additional information related to the Transformation Bonus Program can be found in the supplemental solicitation materials Citi filed with the SEC in 2022 (which can be accessed at www.citigroup.com). Ms. Fraser has not been eligible to participate in the Transformation Bonus Program.

As discussed on page 14, in July 2024 the FRB and OCC took further regulatory actions in connection with the Consent Orders. Citi has acknowledged that, despite making good progress in simplifying our firm and remediating the Consent Orders, there were areas where we have not made progress quickly enough, such as in our data quality management related to governance and regulatory reporting. These areas impacted the award metrics and thus had an impact on the payout of tranche 3 of the Transformation Bonus Program.

Following the completion of the third and final performance measurement period under the Transformation Bonus Program, the Compensation Committee determined that the payout for the period ending on December 31, 2024 would be down, consistent with Citi’s fourth quarter 2024 earnings call and 2024 Annual Report on Form 10-K, and set the Performance Achievement Percentage at 53%.

The terms and conditions of the Transformation Bonus Program were not changed for 2024. In approving the Transformation Bonus Program, the Compensation Committee did not intend that it would be a replacement, substitution or make-up for any other compensation amount, nor does the Compensation Committee expect to make other special awards related to our transformation efforts in the future.

For further information concerning the Transformation Bonus Program see pages 89 to 91.

Performance Share Units

As described on page 88, the Compensation Committee determined that 66.4% of the target number of shares subject to PSUs granted as part of our 2021 incentive compensation awards were earned for the three-year performance period from 2022 through 2024. Cumulative TSR for the performance period was 12.5%. The resulting payout value was equal to 78.9% of initial value, reflecting the impact of both financial performance and TSR, as compared to a 93% payout for the prior three-year performance period, from 2021 through 2023, related to 2020 incentive compensation awards.

Citi delivers a portion of incentive compensation for our Executive Management Team (EMT) in the form of PSUs. For 2024, we expanded the use of PSUs in our compensation program by extending the use of PSUs to Citi Operating Team members. Formed during 2023, that team includes the EMT and, as of December 31, 2024, an additional 11 executives.

Human Capital Resources and Management

Citi strives to deliver to its full potential by focusing on its strategic priority of attracting and retaining highly qualified and motivated employees. Citi’s vision remains — to be the preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in the U.S. Citi is structured around five core interconnected businesses—Services, Markets, Banking, Wealth and USPB, a centralized client organization to strengthen how Citi delivers for clients across the Company and an international unit to oversee the local delivery of the Company’s services and products to clients in each of the markets where Citi has an on-the-ground presence to serve and support large and mid-sized companies. Citi seeks to enhance the competitive strength of its workforce through the following efforts:

www.citigroup.com

16	Executive Compensation and Human Capital Resources and Management Highlights
●	Continuously innovating its efforts to recruit, train, develop, compensate, promote and engage employees
●	Actively seeking and listening to diverse perspectives at all levels of the organization
●	Providing compensation programs that are competitive in the market and aligned to strategic objectives

Workforce Size and Distribution

As of December 31, 2024, Citi employed approximately 229,000 people in more than 90 countries. The Company’s workforce is constantly evolving and developing, benefiting from a strong mix of internal and external hiring into new and existing positions. In 2024, Citi welcomed over 24,000 new employees in addition to 39,700 roles filled by existing employees through internal mobility, including promotions. Citi also maintains connections with former employees through its alumni network, and in 2024, welcomed more than 3,400 individuals back to Citi.

The following table presents the geographic distribution of Citi’s employees by segment, component and gender:

Segment or component(1)(2) (in thousands)	North America	International(3)	Total(4)	Women	Men
Services	4	20	24	51.8%	48.2%
Markets	3	6	9	38.8	61.2
Banking	2	6	8	43.5	56.5
Wealth	5	7	12	50.9	49.1
USPB	19	2	21	64.1	35.9
All Other, including Legacy Franchises, Operations and Technology, and Global Staff Functions	53	102	155	47.6	52.4
Total	86	143	229	49.2%	50.8%
(1)	Employee distribution is based on business and region, which may not reflect where the employee physically resides.
(2)	See Note 3 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K for compensation by reportable segment. Compensation expense related to services provided by employees in the Corporate/Other unit within All Other is allocated to each respective reportable segment, as applicable, through non-compensation expense.
(3)	Mexico is included in International.
(4)	Part-time employees represented less than 1.0% of Citi’s global workforce.

Talent Management

Citi is committed to a workforce consisting of the best talent from the broadest pools available to drive innovation and best serve its clients, customers and communities.

Driving a Culture of Excellence and Accountability

Citi’s talent and culture initiatives focus on fostering a culture of excellence and accountability that is supported by strong risk and controls management.

Citi’s Leadership Principles of “taking ownership, delivering with pride and succeeding together” (Leadership Principles) have been reinforced through a behavioral science-led campaign, Citi’s New Way, which reinforces the key working habits that support Citi’s leadership culture.

Citi’s performance management approach emphasizes the Leadership Principles through a four-pillar system, evaluating what employees deliver against financial, risk and controls, and client and franchise goals, as well as how employees deliver from a leadership perspective. The performance management and incentive compensation processes, policies and frameworks promote accountability and consistency, in particular for risk and controls.

Citi’s culture initiatives are also supported by changes in the way Citi identifies, assesses, develops and promotes talent, particularly at the most senior levels of the organization.

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Workforce Development

Citi’s numerous programmatic offerings aim to reinforce its culture and values, foster understanding of compliance requirements and develop competencies required to deliver excellence to its clients. Citi encourages career growth and development by offering broad and diverse opportunities to employees, including the following:

•	Providing a range of internal development and rotational programs to employees at all levels, including an extensive leadership curriculum, allowing the opportunity to build the skills needed to transition to supervisory and managerial roles. Citi’s tuition assistance program further enables employees in North America to pursue their educational goals.
•	Continuing to focus on internal talent development and aims to provide employees with career growth opportunities. There was a total of 39,700 mobility opportunities filled in 2024. These opportunities are particularly important as Citi focuses on providing career paths for its internal talent base as part of its efforts to increase organic growth within the organization.
•	Continuing to encourage all employees to create developmental plans and consider the competencies and skills they need to develop in order to achieve their career aspirations. In 2023, Citi launched a “Development 365” campaign that drove significant increases in the number of employees across Citi who had developmental plans and conversations with their managers.

Pay Transparency and Pay Equity

Citi has continued its effort to support its global workforce, including taking actions with respect to pay equity.

Citi values pay transparency and has taken significant action to provide managers and other employees with greater clarity about Citi’s compensation philosophy. Citi has introduced market-based salary structures and bonus opportunity guidelines in various countries worldwide, and posts salary ranges on all external U.S. job postings, which align with strategic objectives of pay equity and transparency.

In addition, Citi has focused on measuring and addressing pay equity within the organization.

In 2018, Citi was the first major U.S. financial institution to publicly release the results of a pay equity review comparing its compensation of women to that of men, as well as U.S. minorities to U.S. non-minorities. Since 2018, Citi has continued to be transparent about pay equity, including disclosing its unadjusted or “raw” pay gap for both women and U.S. minorities. The raw pay gap measures the difference in median compensation, which is affected by representation of women and U.S. minorities in senior and higher-paying roles. The adjusted pay gap is a true measure of pay equity, or “like for like,” that compares the compensation of women to men and U.S. minorities to non-minorities when adjusting for factors such as job function, title/level and geography.

Citi’s annual pay equity analysis for 2024 determined that on an adjusted basis global gender and U.S. racial pay gaps are in each case less than 1%. The raw pay gap analysis determined that the median pay for women globally is 79% of the median for men globally and the median pay for U.S. minorities is 100% of the median for U.S. non-minorities.

Benefits and Well-being

Citi is proud to provide a wide range of benefits that support its employees’ mental, social, physical and financial well-being through various life stages and events. Such benefits contribute to Citi’s ability to attract, engage and retain employees.

Among the benefits Citi offers are mental health counseling for employees and their family members, access to onsite medical care clinics, fitness centers, subsidized gym memberships and virtual physical therapy in several locations, and leave programs, including parental and caregiver leaves in certain locations to continue to support employees and their families.

In addition, Citi was the first major U.S. bank to publicly embrace a flexible, hybrid work model, which Citi fully implemented across the organization. Most of Citi’s employees now work in hybrid roles, working remotely up to two days a week.

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Ethics, Conduct and Culture Highlights

At Citi, our mission is to serve as a trusted partner to our clients by responsibly providing financial services that enable growth and economic progress. We foster a culture of ethics through our governance framework, programs and efforts that embed our culture and expectations for behavior throughout the organization, and collaboration with key stakeholders outside Citi to improve Citi’s and the banking industry’s culture.

Code of Conduct Highlights

●	Employees are required to report concerns about conduct or situations that may put our company or our customers at risk.
●	We do not tolerate discrimination, harassment, retaliation, or intimidation of any kind that breaches our policies or is unlawful.
●	Citi prohibits any form of retaliatory action against anyone who raises concerns or questions regarding ethics or discrimination.
●	Citi employees are required to respect the personal beliefs, cultures, identity, and values of every individual, and to be respectful of different backgrounds and points of view.
●	Citi employees are required to provide fair and equitable access to goods, products, services, facilities, privileges, advantages, or accommodations and make decisions regarding their provision based on objective criteria.

Governance over Culture

The cornerstone of our approach to culture is our governance framework, which begins with a strong “tone from the top” starting with the Citigroup Board of Directors. Citi’s Compensation, Performance Management and Culture Committee of the Board oversees senior management’s sustained focus on efforts to foster a culture of ethics, appropriate conduct, and accountability throughout Citi. For more information, please see the Compensation, Performance Management and Culture Committee Charter, which is set forth on Citi’s website at www.citigroup.com. Click on “Investors,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

With oversight from the Compensation, Performance Management and Culture Committee, senior management has undertaken a number of efforts in support of Citi’s culture, including developing Citi’s Mission and Value Proposition and Leadership Principles. On an ongoing basis, the Compensation, Performance Management and Culture Committee remains responsible for overseeing senior management’s efforts to reinforce sound ethics, responsible conduct and principled culture within Citi, which includes:

●	overseeing efforts to enhance and communicate Citi’s principles relating to ethics and responsible conduct, and its expectations of employee behavior, including their expression in Citi’s tone from the top and Citi’s Mission and Value Proposition, evaluating management’s progress, and providing feedback on these efforts;
●	overseeing management’s efforts to support Citi’s desired culture and ethical decision-making in the organization, evaluating management’s progress and providing feedback on these efforts; and
●	reviewing Citi’s Code of Conduct and Code of Ethics for Financial Professionals.

Programs and Efforts that Embed our Culture

To promote a culture of ethics and appropriate conduct, Citi focuses on empowering individuals by establishing global policies, programs, and processes that embed our values throughout the organization and guide and support our employees in making ethical decisions and adhering to Citi’s standards of conduct. Under the oversight of, and with input and feedback from, the Compensation, Performance Management and Culture Committee, senior management has prioritized a number of efforts to further embed our values and conduct expectations into the organization. The following are a few examples of our programs and associated efforts to set, reinforce, and embed our culture at Citi:

●	Communications and awareness efforts concerning our Mission and Value Proposition, including Citi-wide videos from senior management articulating our core principles and providing examples of these principles in action.
●	Embedding the Leadership Principles into key aspects of our employee life cycle, such as hiring and performance reviews.
●	Training of employees on key culture-related themes, including our Code of Conduct, ethical decision-making, and the importance of leadership.

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Sustainability Highlights

Citi recognizes that energy transition, energy security and economic growth are not mutually exclusive and must be addressed simultaneously. Citi works on executing its climate commitments and with clients to prioritize global energy security, while giving consideration to other sustainable development objectives. We support our clients in financing their transition to low-carbon business models, as well as continuing to support clients who supply ample and affordable energy to meet the world’s current and future needs.

$1 Trillion Sustainable Finance Goal
Citi has a goal to finance and facilitate $1 trillion in sustainable finance by 2030. This activity includes environmental solutions such as renewable energy, energy efficiency, sustainable transportation and circular economy and social finance including affordable housing, economic inclusion, food security and healthcare. On an annual basis, Citi reports financial progress toward this goal as well as the associated environmental and social impacts within our global environmental and social reporting.

Climate Initiatives
Citi has committed to achieving net zero emissions associated with our financing by 2050 and net zero emissions from our operations by 2030. We publish updates on our progress in our climate reporting, including baseline emissions, select facilitated emissions from capital markets activity and 2030 interim targets for certain sectoral loan portfolios. During 2024, our work included:

●  Set 2030 interim emissions reduction targets for aluminum, aviation, cement and shipping sectors in addition to updating Citi’s existing interim targets for the auto manufacturing, energy and power sectors to include facilitated emissions. In total, Citi has established emissions targets for ten sectoral portfolios.

●  Through climate risk and net zero analysis, in 2024 Citi continued to review client activities and engage with them as appropriate to understand their climate risk profiles and their transition plans, including where applicable, how they plan to adapt to and/or manage climate-related risks and how we can support them.

●  Executed a learning program focused on climate, sustainability and Citi’s net zero commitment to upskill first line banking teams, Risk and Global Functions, while continuing to engage employees in training through the Sustainability Learning Center.

Sustainable Operations
In addition to our 2030 net zero commitment for our operations, we have continued to work toward our 2025 operational footprint goals, which include reductions in energy usage, water consumption and waste generation as well as the pursuit of sustainable building certifications for our facilities. Our efforts to further integrate sustainable practices across our geographic footprint also include on-site solar generation, renewable electricity sourcing, building electrification, waste diversion and recycling initiatives and seeking opportunities for efficiency in business travel. Progress toward these operational footprint goals is provided within our annual environmental and social reporting.

Citi also purchases voluntary third-party verified carbon credits consisting of a portfolio of nature-based, energy efficiency and methane destruction credits in an amount equivalent to our Scope 1 direct GHG emissions.

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Corporate Governance

Citi continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules, and regulations that govern Citi’s businesses. Citi is active in implementing governance practices that are at the leading edge of best practices. Below is a compilation of Citi’s Corporate Governance initiatives:

Good Governance	●	Citi has an Independent Chair; the By-Laws provide that if Citi does not have an Independent Chair of the Board, the Board is required to elect a lead independent Director;
	●	The Board of Directors has a Transformation Oversight Committee, an ad hoc committee, to provide oversight of Citi’s efforts to improve its Risk and Control environment. (Please see page 31 to review additional disclosure regarding the Transformation Oversight Committee); and
	●	Citi’s Compensation, Performance Management and Culture Committee has oversight of Citi’s efforts to ensure ethical behavior in Citi’s culture, business practices, and employees.
Stockholder Rights	●	Citi’s By-Laws provide that stockholders holding at least 15% of the outstanding common stock have the right to call a special meeting;
	●	No super majority vote provisions in our Restated Certificate of Incorporation;
	●	Annual election of all Directors;
	●	Majority vote standard for uncontested Director elections;
	●	Proxy Access By-Law; and
	●	Stockholders may act by written consent.
Executive and Director Compensation	●	Strong executive compensation governance practices, including clawback policies and a requirement that executive officers must hold a substantial amount of vested Citi common stock for at least one year after they cease being executive officers;
	●	Stock ownership commitment for the Board and executive officers; and
	●	Members of Citi’s Board of Directors and Citi’s executive officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or pledge their Citi securities as collateral for a loan. For more information, please see Citi’s Hedging Policies on pages 39-40.
Political Activity	●	Political Engagement Report (formerly Citi’s Political Activities Statement) includes significant disclosure about our lobbying practices, policies and oversight;
	●	Nomination, Governance and Public Affairs Committee has responsibility for overseeing management with respect to Citi’s trade association payments, for political contributions and lobbying activities; and
	●	Transparency on practices around political contributions and trade and business associations through:
➢ a link on our website to federal, state, and international government websites where our lobbying activities are reported;
➢ requiring trade and business associations that make independent expenditures, to which Citi pays dues, to attest that no portion of such payments from Citi is used for such activities; and
➢ listing on Citi’s website the names of our significant trade and business associations in which membership dues total $50,000 or more, and the associations’ allocated portion of the dues attributable to lobbying during the calendar year.

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Corporate Governance Materials Available on Citi’s Website

In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Citi is available in the Corporate Governance section of our website at www.citigroup.com. Click on “Investors” and then “Corporate Governance.”

Citi stockholders may obtain printed copies of these documents by writing to Citigroup Inc., Corporate Governance, 388 Greenwich Street, 17th Floor, New York, New York 10013.

Annual Report

If you received these proxy materials by mail, you should have also received Citi’s Annual Report to Stockholders for 2024 with them. Citi’s Annual Report to Stockholders for 2024 is also available on Citi’s website at www.citigroup.com. Alternatively, we will promptly send a copy of Citi’s Annual Report to Stockholders for 2024 to you without charge upon request by mail to Citi’s Corporate Secretary, Brent J. McIntosh, at 388 Greenwich Street, New York, New York 10013. We urge you to read these documents carefully. In accordance with the SEC’s rules, the Five-Year Performance Graph appears in the 2024 Annual Report on Form 10-K, which is included in Citi’s Annual Report to Stockholders for 2024.

Corporate Governance Guidelines

Citi’s Corporate Governance Guidelines (the Guidelines) embody many of our long-standing practices, policies, and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the Board, is set forth on Citi’s website at www.citigroup.com. Click on “Investors,” then “Corporate Governance,” and then “Corporate Governance Guidelines.” The Guidelines outline the responsibilities, operations, qualifications, and composition of the Board. The following summarizes certain provisions of the Guidelines.

Director Independence

Our goal is that at least two-thirds of the members of the Board be independent. Descriptions of our independence criteria and the results of the Board’s independence determinations are set forth below.

Board Committees

The Guidelines require that all members of the following committees of the Board be independent: Audit; Compensation, Performance Management and Culture; and Nomination, Governance and Public Affairs. Committee members are appointed by the Board upon the recommendation of the Nomination, Governance and Public Affairs Committee. Committee membership and Chairs are appointed by and may be removed by the Board at the recommendation of the Nomination, Governance and Public Affairs Committee. The Board and each Committee have the power to retain and dismiss independent legal, financial, or other advisors, as they may deem necessary, without consulting or obtaining the approval of management.

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Additional Board Service

In accordance with Citi’s Corporate Governance Guidelines, subject to the discretion of the Nomination, Governance and Public Affairs Committee, a Director may not serve on more than five for-profit public company boards, including Citi’s Board, and a Director who is the Chief Executive Officer of a public company may not serve on more than three for-profit public company boards, including Citi’s Board. Members of the Audit Committee may not serve on more than three public company audit committees, including Citi’s Audit Committee. The number of other for-profit public and non-public company boards and not-for-profit boards on which a Director may serve, including leadership positions on such for-profit and not-for-profit boards, is subject to review and approval by the Nomination, Governance and Public Affairs Committee, in order to ensure that each Director is able to devote sufficient time to performing his or her duties as a Director. This review is performed annually and the full Board, based on a recommendation of the Nomination, Governance and Public Affairs Committee, determines whether each Nominee can, based on his or her outside board commitments, including committee memberships and leadership positions, devote sufficient time to performing his or her duties as a Director of Citi. In addition to the annual review, if a director is considering joining a for-profit board, the Director must advise the Nomination, Governance and Public Affairs Committee, which will consider whether, after joining such board and any of its committees, as well as assuming any leadership positions, the Director can continue to devote sufficient time to performing his or her duties as a Director of Citi. In addition, under the Corporate Governance Guidelines, Board members are required to disclose significant changes in professional responsibilities, including assuming a significant role in a not-for-profit entity, to the Nomination, Governance and Public Affairs Committee for consideration.

No Board nominee serves on more than four for-profit public company boards, and no Audit Committee member serves on more than three public company audit committees. Our CEO does not sit on any for-profit company boards besides Citi. For the 2025 slate of nominees for Citi’s Board, Citi’s Board of Directors, based on a recommendation of the Nomination, Governance and Public Affairs Committee, has determined, that upon consideration of the number of for-profit public and non-public company boards and not-for-profit boards on which each Director serves, including committee memberships and leadership positions on each of such for-profit and not-for-profit boards, that each nominee is able to devote sufficient time to performing his or her duties as a Director of Citi.

Change in Status or Responsibilities

If a Director has a substantial change in professional responsibilities, occupation, or business association, he or she is required to notify the Nomination, Governance and Public Affairs Committee and to offer his or her resignation from the Board. The Nomination, Governance and Public Affairs Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board. If a Director assumes a significant role in a not-for-profit entity, he or she is asked to notify the Nomination, Governance and Public Affairs Committee.

Attendance at Meetings

Directors are expected to attend Board meetings and meetings of the Committees on which they serve, and the Annual Meeting of Stockholders. All of the Directors then in office attended Citi’s 2024 Virtual Annual Meeting.

Evaluation of Board and Board Committee Performance

The Nomination, Governance and Public Affairs Committee conducts an annual self-evaluation of the Board’s performance in accordance with the format approved by the Committee. The self-evaluation includes an assessment of whether the Board’s composition is appropriate for carrying out its duties. Each standing committee (other than the Executive Committee) conducts an annual self-evaluation of its performance as provided in its charter. The results of the Board and committee self-evaluations are reported to the Board. See Board and Board Committee Self-Assessment Process on page 29 for further information.

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Directors Access to Senior Management and Director Orientation

Directors have full and free access to senior management and other employees of Citi. New Directors are provided with an orientation program to familiarize them with Citi’s businesses and functions, as well as its legal, compliance, regulatory, and risk profile. Citi provides educational sessions on a variety of topics throughout the year for all members of the Board. These sessions are designed to allow Directors to develop a deeper understanding of, for example, each of Citi’s five lines of business.

Succession Planning

The Board reviews the Compensation, Performance Management and Culture Committee’s report on the performance of senior executives to evaluate whether they are providing the highest quality leadership for Citi. The Board also works with the Nomination, Governance and Public Affairs Committee to evaluate potential successors to the CEO. With respect to regular succession of the CEO and senior management, Citi’s Board evaluates internal, and, when appropriate, external candidates. To find external candidates, Citi seeks input from the members of the Board, senior management, and recruiting firms. To develop internal candidates, Citi engages in a number of practices, formal and informal, designed to familiarize the Board with Citi’s talent pool. The formal process involves an annual talent review conducted by senior management at which the Board studies the most promising members of senior management. The Board learns about each person’s experience, skills, areas of expertise, accomplishments, and goals. This review is conducted at a regularly scheduled Board meeting on an annual basis. In addition, members of senior management are periodically asked to make presentations to the Board at Board meetings and Board strategy sessions. These presentations are made by senior managers of the various business units as well as those who serve in corporate functions. The purpose of the formal review and other interaction is to familiarize Board members with the talent pool inside and outside Citi from which the Board would be able to choose successors to the CEO and evaluate succession for other senior managers as necessary from time to time.

Charitable Contributions

If a Director, or an immediate family member who shares the Director’s household, serves as a director, trustee, or executive officer of a foundation, university, or other not-for-profit organization, and such entity receives contributions from Citi and/or the Citi Foundation, such contributions must be reported to the Nomination, Governance and Public Affairs Committee at least annually.

Insider Investments and Transactions

Members of Citi’s Board of Directors and Citi’s executive officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan. The Guidelines restrict certain financial transactions between Citi and its subsidiaries on the one hand and Directors, senior management, and their immediate family members on the other. Personal loans from Citi or its subsidiaries to Citi’s Directors and its most senior executives, or immediate family members who share any such person’s household, are prohibited, except for margin loans to employees of a broker-dealer subsidiary of Citi, mortgage loans, home equity loans, consumer loans, credit cards, and overdraft checking privileges, all made on market terms in the ordinary course of business. See Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation on pages 37-39.

The Guidelines prohibit investments or transactions by Citi or its executive officers and those immediate family members who share an executive officer’s household in a partnership or other privately held entity in which an outside Director is a principal, or in a publicly traded company in which an outside Director owns or controls more than a 10% interest. Directors and those immediate family members who share the Director’s household are not permitted to receive initial public offering allocations. Directors and their immediate family members may participate in Citi-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citi-sponsored investment opportunities. Finally, there is a prohibition on certain investments by Directors and executive officers in third-party entities when the opportunity comes solely as a result of their position with Citi.

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Director Independence

The Board has adopted categorical standards to assist the Board in evaluating the independence of each of its Directors. The categorical standards, which are set forth below, describe various types of relationships that could potentially exist between a Director or an immediate family member of a Director and Citi, and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a Director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the Board’s opinion, taking into account all facts and circumstances, would impair a Director’s ability to exercise his or her independent judgment, the Board, based on the recommendation of the Nomination, Governance and Public Affairs Committee, will deem such person to be independent.

The Nomination, Governance and Public Affairs Committee reviewed certain information obtained from Directors’ responses to a questionnaire asking about their relationships with Citi, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by Citi’s businesses related to transactions, relationships, or arrangements between Citi on the one hand and a Director, immediate family member of a Director, or a primary business or charitable affiliation of a Director, on the other. The Nomination, Governance and Public Affairs Committee also reviewed certain relationships or transactions between the Directors or immediate family members of the Directors or their primary business or charitable affiliations and Citi and determined that the relationships or transactions complied with the Corporate Governance Guidelines and the related categorical standards. The Board, based on the recommendation of the Nomination, Governance and Public Affairs Committee, determined that, applying the Guidelines and standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules, and regulations, each of the below Director nominees standing for re-election is independent. The Board also determined that Barbara J. Desoer and S. Leslie Ireland are independent.

● Ellen M. Costello ● Grace E. Dailey ● John C. Dugan ● Duncan P. Hennes	● Peter B. Henry ● Renée J. James ● Gary M. Reiner ● Diana L. Taylor	● James S. Turley ● Casper W. von Koskull

The Board has determined that Jane N. Fraser, our Chief Executive Officer, and Titi Cole, the former Head of Legacy Franchises at Citi, are not independent.

Independence Standards

To be considered independent, a Director must meet the following categorical standards as adopted by our Board and reflected in our Corporate Governance Guidelines. In addition, there are other independence standards under NYSE corporate governance rules that apply to all directors and certain independence standards under SEC, Federal Reserve Board, and Federal Deposit Insurance Corporation (FDIC) rules that apply to specific committees.

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Categorical Standards

Advisory, Consulting and Employment Arrangements

●	During any 12-month period within the last three years, neither a Director nor any Immediate Family Member of a Director shall have received more than $120,000 in direct compensation from Citi, other than amounts paid (a) pursuant to Citi’s Amended and Restated Compensation Plan for Non-Employee Directors, (b) pursuant to a pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) or (c) to an Immediate Family Member of a Director who is a non-executive employee of Citi or one of its subsidiaries.
●	In addition, no member of the Audit Committee may accept a direct or indirect consulting, advisory or other compensatory fee from Citi or one of its subsidiaries, other than (a) fees for service as a member of the Board of Directors of Citi or one of its subsidiaries (including committees thereof) or (b) receipt of fixed amounts of compensation under a Citi retirement plan, including deferred compensation, for prior service with Citi, provided that such compensation is not contingent in any way on continued service.

Business Relationships
●	All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
●	In addition, the aggregate amount of payments for property or services in any of the last three fiscal years by the Company to, and to the Company from, any company of which a Director is an executive officer or employee or where an immediate family member of a Director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.
●	Loans may be made or maintained by the Company to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if the loan (i) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (ii) complies with applicable law, including the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley), Regulation O of the FRB, and the Federal Deposit Insurance Corporation (FDIC) Guidelines; (iii) when made does not involve more than the normal risk of collectability or present other unfavorable features; and (iv) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.

Charitable Contributions
Annual contributions in any of the last three calendar years from the Company and/or the Citi Foundation to a charitable organization of which a Director, or an immediate family member who shares the Director’s household, serves as a Director, trustee, or executive officer (other than the Citi Foundation and other charitable organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the charitable organization’s annual consolidated gross revenue.

Employment/Affiliations
●	A Director shall not:
(i) be or have been an employee of the Company within the last three years;
(ii) be part of, or within the past three years have been part of, an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an executive officer; or
(iii) be or have been affiliated with or employed by (a) Citi’s present or former primary outside auditor or (b) any other outside auditor of Citi and personally worked on Citi’s audit, in each case within the three-year period following the auditing relationship.

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●	A Director may not have an immediate family member who:
	(i)	is an executive officer of the Company or has been within the last three years;
	(ii)	is, or within the past three years has been, part of an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such immediate family member as an executive officer; or
	(iii)	(a) is a current partner of Citi’s primary outside auditor, or a current employee of Citi’s primary outside auditor and personally works on Citi’s audit, or (b) was within the last three years (but is no longer) a partner or employee of Citi’s primary auditor and personally worked on Citi’s audit within that time.

Immaterial Relationships and Transactions
The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship or transaction between Citi and (i) the Director, (ii) an immediate family member of the Director or (iii) the Director’s or immediate family member’s business or charitable affiliations, provided Citi’s Proxy Statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent. Relationships or transactions between Citi and (i) the Director, (ii) an immediate family member of the Director or (iii) the Director’s or immediate family member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including, but not limited to, the Director Independence Standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

Definitions
For purposes of these Corporate Governance Guidelines, (i) the term “immediate family member” means a Director’s or executive officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act)) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, and brothers- and sisters-in-law and any person (other than a tenant or domestic employee) who shares the Director’s household; (ii) the term “Primary Business Affiliation” means an entity of which the Director or executive officer, or an immediate family member of such a person, is an officer, partner or employee or in which the Director, executive officer or immediate family member owns directly or indirectly at least a 5% equity interest; and (iii) the term “Related Party Transaction” means any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) Citi is a participant, and (c) any Related Person (any Director, any executive officer of Citi, any nominee for Director, any shareholder owning in excess of 5% of the total equity of Citi, and any immediate family member of any such person) has or will have a direct or indirect material interest.

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Meetings of the Board of Directors and Committees

The Board of Directors met 26 times in 2024. Citi’s standing Board Committees met as follows: the Audit Committee met 18 times, the Compensation, Performance Management and Culture Committee met 15 times, the Nomination, Governance and Public Affairs Committee met 7 times, the Risk Management Committee met 16 times, and the Technology Committee met 11 times. The Executive Committee did not meet in 2024.

During 2024, independent members of the Board served on and/or chaired one or more ad hoc committees, including the Transformation Oversight Committee, or served on an international subsidiary board. In addition, Mses. Costello, Dailey, Fraser, Ireland, and Taylor and Messrs. Hennes and Turley served on the Board of Directors of Citibank, N.A., which is a wholly owned subsidiary of Citi.

Each incumbent Director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2024.

Meetings of Non-Management Directors

Citi’s non-management Directors meet in executive session without any management Directors in attendance whenever the full Board convenes for a regularly scheduled meeting. During 2024, Mr. Dugan presided at each executive session of the non-management Directors.

Board Leadership Structure

Citi currently has an independent Chair separate from the CEO, a structure that has been in place since 2009. The Board believes it is important to maintain flexibility in its Board leadership structure and has had in place different leadership structures in the past, depending on the Company’s needs at the time, but firmly supports having an independent Director in a Board leadership position at all times. Accordingly, Citi’s Board, on December 15, 2009, adopted a By-Law amendment that provides that if Citi does not have an Independent Chair, the Board will elect a lead independent Director having similar duties to an independent Chair, including leading the executive sessions of the non-management Directors at Board meetings. Citi’s Chair provides independent leadership of the Board. Having an independent Chair or Lead Director enables non-management Directors to raise issues and concerns for Board consideration without immediately involving management. The Chair or Lead Director also serves as a liaison between the Board and senior management and regularly meets with Citi’s stockholders, stakeholders, and regulators on behalf of the Company. Citi’s Board has determined that the current structure, an independent Chair separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent Director in a Board leadership position. The Board believes its approach to risk oversight, which includes: (i) a report at every regular Board meeting from the Chief Risk Officer on significant risk matters for discussion with the Board, (ii) a standing Risk Management Committee of the Board, and (iii) a direct reporting line of the Chief Risk Officer to the Risk Management Committee, that enables the Board to choose many leadership structures without experiencing a material impact on its oversight of risk.

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28	Corporate Governance

Board Composition

Included in the qualifications for Directors listed in the Company’s Corporate Governance Guidelines is “whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which Citi operates.” Citi’s Board is committed to building a Board that is composed of individuals whose backgrounds represent our employees, customers, and stakeholders. In addition, Citi’s Board provides a variety of perspectives, personal and professional experiences, and backgrounds, as well as other characteristics, such as global and international business experience.

Director Education Program

Citi has a robust Director Education Program that begins with an orientation for newly appointed Directors, providing two days of in-depth training covering all aspects of our business, including, among other things, coverage of Citi’s organizational model, including the following five business lines: (1) Services, (2) Markets, (3) Banking, (4) Wealth, and (5) USPB. In addition, the new Directors’ orientation includes training sessions that provide an overview of, among others, the Company’s risk management, audit, compliance, technology, governance, regulatory, finance, human capital management, government affairs, and legal functions; and an overview of Citi’s primary banking subsidiary, Citibank, N.A. (Citibank). There is also a continuing education program, which includes presentations focusing on industry, regulatory and governance topics and presentations from the various lines of our business on emerging issues or strategic initiatives to provide our Directors with the opportunity to expand their insight into Citi’s business operations and activities. Directors also have access to external programming and seminars to supplement their Citi-provided education. In 2024, the Directors received training on various topics, including Environmental and Sustainability matters, U.S. Consumer Credit, Political Contributions, Net Zero, Generative Artificial Intelliegence, Cybersecurity, Electronic Communications, Regulation O, Community Reinvestment Act, Fair Lending and Treating Customers Fairly, Bank Secrecy Act/Anti-Money Laundering, Cluster Updates from the U.K., Europe, and Latin America, and business updates from Services, Markets, Banking, Wealth, and USPB among other topics. The Transformation Oversight Committee has a separate training program whereby the members of the Committee receive training on topics related to Citi’s transformation.

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Corporate Governance	29

Board and Board Committee Self-Assessment Process

Annual Board Self-Evaluations*

The Board conducts annual evaluations through the use of both individual interviews by the Chair with each Board member and a written questionnaire completed by all Board members that covers a broad range of matters relating to governance, meetings, materials, and other agenda topics, including Strategic Planning, Corporate Oversight, Succession Planning, Conduct and Culture, Corporate Governance, Risk Management Oversight, Regulatory Requirements, and Management Compensation.

Written Evaluations

Citi’s Corporate Governance Office coordinated a review of the form of Board self-assessment questionnaires proposed for 2024, and recommended changes that were implemented for the Board’s 2024 self-assessment. After Board approval, the Corporate Governance Office circulated the self-assessment forms and then aggregated Directors’ responses to the questionnaires, highlighting themes as well as scores on particular topics. The aggregated and anonymized results, including all written comments, are shared with the Board.

Chair Conversations The Chair held individual interviews with each Board member and consolidated the feedback for discussion with the full Board.

Board Review

Using the aggregated results of the written evaluations and the themes of the Chair’s individual discussions with the Board members as a guide, the Chair held a discussion with the full Board during an executive session. All Board members are encouraged to provide feedback on the results.

Actions As an outcome of these discussions, the Board takes specific actions, which may include providing guidance to management on the implementation of Board-related initiatives.
*	Each standing committee and each ad hoc committee conducts an annual written self-assessment and reports on the results to the Board. Topics covered on each committee self-assessment include the mandates and authority of the committee, qualification of members, functioning of the committee, and duties and responsibilities of the committee, pursuant to its charter.

Board’s Role in Risk Oversight

For Citi, effective risk management is of primary importance to its overall operations. Accordingly, Citi has established an Enterprise Risk Management (ERM) Framework to manage Citi’s risks appropriately and consistently across Citi and at an aggregate, enterprise-wide level. The ERM Framework details the principles used to support effective enterprise-wide risk management across the end-to-end risk management lifecycle. The ERM Framework also provides clarity on risk management roles and responsibilities of the Citigroup Board of Directors, Citi’s EMT and employees across the lines of defense. Citi’s culture and values drive a strong risk and control environment, and are at the heart of the ERM Framework, underpinning the way Citi conducts business. The activities that Citi engages in, and the risks those activities generate, must be consistent with Citi’s Mission and Value Proposition and the key principles that guide it, as well as Citi’s risk appetite.

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30	Corporate Governance

The Citi Board of Directors is responsible for oversight of risk management and holds the EMT accountable for implementing the ERM Framework and managing risk within the defined risk appetite as it meets its strategic objectives. The Board’s Transformation Oversight Committee oversees management’s progress as it relates to the broader transformation of Citi and management’s remediation of issues identified under the Consent Order, dated October 7, 2020, entered into by Citi with the FRB (FRB Consent Order), including issues related to our risk and control environment. A similar Committee was formed by the CBNA Board to provide oversight of management’s remediation of issues identified under the Consent Order, dated October 7, 2020, entered into by CBNA with the OCC (OCC Consent Order and together with the FRB Consent Order, the Consent Orders). (Please see page 31 to review additional disclosure on the Transformation Oversight Committee.) In addition, the Board of Directors has delegated oversight of specific risks, as set forth below, to certain other Board committees, based on their mandates.

Citi uses a lines of defense model as a key component of its ERM Framework to manage its risks. The lines of defense model brings together risk-taking, risk oversight and risk assurance under one umbrella and provides an avenue for risk accountability of the first line of defense, a construct for effective challenge by the second line of defense (Independent Risk Management and Independent Compliance Risk Management), and empowers independent risk assurance by the third line of defense (Internal Audit). Citi has enterprise support functions that support safety and soundness across Citi. Each of the lines of defense and enterprise support functions, along with the Board, are empowered to perform relevant risk management processes and responsibilities in order to manage Citi’s risks within the defined risk appetite in a consistent and effective manner.

For more information about Citi’s risk management, see the “Managing Global Risk” section of the Company’s 2024 Annual Report on Form 10-K.

Board of Directors

●   receives regular risk updates from the Chief Risk Officer at each regularly scheduled Board meeting

●   provides oversight through its committees of Citi’s risk profile, including credit risk, market risk, liquidity risk, strategic risk, operational risk, compliance risk, and reputation risk matters

●   periodically receives reports from outside advisors with respect to potential risks that could impact the Company

Board Committees:

Audit Committee

●   provides oversight of Citi’s financial and sustainability reporting and internal control risks, including significant operational or compliance control breaks

Compensation, Performance Management and Culture Committee

●   provides oversight of incentive compensation plans and risk related to compensation

Nomination, Governance and Public Affairs Committee

●   provides oversight of reputational risk issues, sustainability, and legal and regulatory compliance risks as they relate to corporate governance matters

Risk Management Committee

●   reviews and considers for approval Citi’s Enterprise Risk Management Framework

●   reviews and approves key risk policies on the establishment of risk limits and reviews risk management programs for Citi and its subsidiaries

●   provides oversight of Citi’s risk profile

●   provides oversight of, among others, matters related to Citi’s Comprehensive Capital Analysis and Review (CCAR) practices, Resolution and Recovery

Technology Committee

●   provides oversight of technology-based risk management, including significant technology risk exposures, such as risks related to information security and Generative AI, fraud, data protection, business continuity, and cybersecurity

Transformation Oversight Committee*

●   provides oversight of the actions of Citi’s management to develop and execute a transformation of Citi’s risk and control environment required pursuant to the FRB Consent Order

Chief Risk Officer

●   delivers risk report at regularly scheduled Board meetings

●   responsible for oversight, review and challenge of risk management activities globally

●   responsible for independently identifying, measuring, monitoring, controlling, reporting and escalating risks

●   reports to the Chief Executive Officer and Risk Management Committee

●   reports to the Compensation, Performance Management and Culture Committee semi-annually regarding the risk attributes of Citi’s Incentive Compensation Programs

*	The Transformation Oversight Committee is an ad hoc committee.

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Corporate Governance	31

At each regularly scheduled Board meeting, the Board receives a risk report from the Chief Risk Officer with respect to the Company’s approach to management of major risks, including management’s risk mitigation efforts, where appropriate. Independent Risk Management, led by the Chief Risk Officer, sets risk and control standards for the first line of defense and actively manages and oversees aggregate credit, market (trading and non-trading), liquidity, strategic, operational and reputation risks across Citi, including risks that span categories, such as concentration risk, country risk, compliance risk and climate risk. The Board’s role is to oversee this effort.

The Risk Management Committee enhances the Board’s oversight of risk management. The Committee’s role is one of oversight, recognizing that management is responsible for executing Citi’s risk management policies.

Transformation Enhancements at Citi

Citi is fully committed to a broad-based transformation, including with respect to risk management and controls. Citi believes its transformation is essential, not only to address regulatory matters in an effective, timely, and sustainable manner, but also as a broader strategic imperative for the firm. Citi’s priorities revolve around three interconnected elements: its transformation, strategy, and culture and talent. Driving toward excellence in risk and controls in the transformation is mutually reinforcing with Citi’s business strategy, and success for both can only be achieved with significant shifts in culture and talent.

The Board established the Transformation Oversight Committee in October 2020, to serve as the primary forum for Board oversight of Citi’s transformation. Given this overall responsibility of the Transformation Oversight Committee and the need for holistic oversight, all non-management directors on the Board serve on the Committee. The full Board focuses on non-transformation matters in other forums.

A series of Program Groups focus on specific requirements of the Consent Orders. Certain members of the Transformation Oversight Committee (Lead Directors) who have been assigned to the various Program Groups, work closely with the EMT members responsible for the relevant Program Groups to provide oversight and challenge to the Program Groups as they prepare for meetings with the entire Transformation Oversight Committee, in much the same way as Board Committee Chairs interact with individual senior management team members in preparation for committee meetings.

Board’s Role in Technology Oversight

The Board directly or through one or more Committees provides oversight of Management’s efforts to mitigate cybersecurity risk and respond to cyber incidents. The Board is briefed in full at least annually, and one or more Committees receive regular reports on cybersecurity and engage in discussions throughout the year with Management and subject-matter experts on the effectiveness of Citi’s overall cybersecurity program, cybersecurity risks, Citi’s strategies for addressing these risks and Citi’s implementation thereof. The Board participates in periodic cybersecurity tabletop exercises. Additionally, Board and/or Committee members receive reporting on significant cyber events including response efforts, legal obligations and outreach and notification to regulators and/or customers when needed, as well as provide guidance to management as appropriate. The Risk Management Committee has approved a standalone Cybersecurity Risk Appetite Statement against which Citi’s performance is measured quarterly.

The Technology Committee also oversees technology matters as discussed on page 36 of this Proxy Statement. The Committee also has primary oversight for emerging technologies such as Generative Artificial Intelligence and Machine Learning, including the risks or benefits related to emerging technologies. Members of the Technology Committee bring meaningful insight and expertise into how artificial intelligence technologies intersect with the financial services industry, further strengthening the Board’s oversight of this important area.

Board’s Role in Environmental and Social Matters

Citi’s Board of Directors has ultimate oversight of Citi’s work to identify, assess and integrate environmental and social-related risks and opportunities throughout Citi. In addition to oversight by the full Board, the Nomination, Governance and Public Affairs Committee of the Board oversees and reviews Citi’s policies and programs for sustainability, climate change, and human rights. The Risk Management Committee of the Board reviews key risk policies, including those related to environmental, social and climate risk. The Audit Committee has oversight over the controls and procedures related to Citi’s group-level environmental, social- and climate-related reporting, including both voluntary disclosures and regulatory filings. The Nomination, Governance and Public Affairs Committee has held a number of meetings to review stockholder proposals and received an environmental and social priorities update in 2024.

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32	Corporate Governance

Committees of the Board of Directors

Below are the standing committees of the Board of Directors. In addition, the Board of Directors has an ad hoc committee, the Transformation Oversight Committee, which oversees management’s efforts to enhance its risk and control environment and achieve operational excellence. (Please see page 31 to review additional disclosure related to the Transformation Oversight Committee).

Audit Committee	Committee Roles and Responsibilities:

Members:

Ellen M. Costello
Grace E. Dailey
John C. Dugan
Duncan P. Hennes
Renée J. James
James S. Turley (Chair)

Committee Meetings
in 2024:

18

Charter:

The Audit Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “Investors,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to:

●  the integrity of Citi’s consolidated financial statements, financial reporting process, and systems of internal accounting and financial controls;

●  the performance of the internal audit function (Internal Audit);

●  the annual independent integrated audit of Citi’s consolidated financial statements and effectiveness of Citi’s internal control over financial reporting, the engagement of the independent registered public accountants (Independent Auditors), and the evaluation of the Independent Auditors’ qualifications, independence and performance;

●  holding management accountable for the effectiveness of Citi’s control environment and status of corrective actions, including the timely remediation of control breaks (including, without limitation, significant compliance or operational control breaks);

●  policy standards and guidelines for risk assessment and risk management;

●  the appointment and approval of the base and incentive compensation for the Chief Auditor;

●  Citi’s compliance with legal and regulatory requirements, including Citi’s disclosure controls and procedures;

●  management’s evaluation of disclosure controls and procedures for Citi’s ESG-related metrics and disclosures and management’s plans and progress in enhancing the design and operating effectiveness of such internal controls and procedures, where applicable; and

●  the fulfillment of the other responsibilities set out in the Audit Committee’s charter.

The report of the Committee required by the rules of the SEC is included in this Proxy Statement.

The Board has determined that each of Mses. Costello and Dailey and Messrs. Dugan, Hennes, and Turley qualifies as an “audit committee financial expert” as defined by the SEC and each such Director as well as Ms. James is considered “financially literate” under NYSE rules, and, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE, and the FDIC guidelines.

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Corporate Governance	33

Compensation, Performance Management and Culture Committee

Committee Roles and Responsibilities:

The Compensation, Performance Management and Culture Committee has been delegated broad authority to oversee compensation of employees of the Company and its subsidiaries and affiliates, as well as the authority to oversee management’s sustained focus on fostering a principled culture of sound ethics, responsible conduct and accountability within the organization. The Committee regularly reviews Citi’s management resources and performance of senior management. The Committee is responsible for determining the compensation for the CEO and approving the compensation of other executive officers of the Company and the EMT (as well as the compensation of their respective immediate family members involved in a related party transaction). See Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation on pages 37-39 for a description of the Procedure on Related Party Transactions. The Committee is also responsible for approving the incentive compensation structure for other members of senior management and certain highly compensated employees (including discretionary incentive awards to covered employees as defined in applicable bank regulatory guidance), in accordance with guidelines established by the Committee from time to time. The Committee also has broad oversight of compliance with bank regulatory guidance governing Citi’s incentive compensation.

The Committee receives reports from management on efforts to foster and support Citi’s desired culture and promote ethical decision-making in the organization via training or other initiatives, including management’s efforts to achieve its target culture state and to encourage employees to escalate issues and share feedback without fear of retaliation. The Committee also reviews at least annually whether Citi’s Code of Conduct instills appropriate ethical behavior in Citi’s culture, business practices and employees and recommends any proposed changes or waivers to the Board for approval. The Committee reviews certain concerns reported to the Citi Ethics Office as appropriate.

The Committee annually reviews and discusses the Compensation Discussion and Analysis required to be included in the Company’s Proxy Statement with management, and, if appropriate, recommends to the Board that the Compensation Discussion and Analysis be included. Additionally, the Committee reviews and approves the overall goals of Citi’s material incentive compensation programs, including as expressed through Citi’s Compensation Philosophy, and provides oversight for Citi’s incentive compensation programs so that they both: (i) appropriately balance risk and financial results in a manner that does not encourage employees to expose Citi to imprudent risks, and (ii) are consistent with bank safety and soundness. Toward that end, the Committee meets periodically with Citi’s Chief Risk Officer to discuss the risk attributes of Citi’s incentive compensation programs.

The Committee has the power to hire and fire independent compensation consultants, legal counsel, or financial or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of senior management of the Company. The Committee has retained Frederic W. Cook & Co. (FW Cook) to provide the Committee with advice on Citi’s compensation programs for senior management. The Committee may form and delegate authority to subcommittees, comprised of one or more members of the Committee, as necessary or appropriate.

The Board has determined that in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Compensation, Performance Management and Culture Committee is independent according to the corporate governance rules of the NYSE. Each of such Directors is a “non-employee Director,” as defined in Section 16 of the Securities Exchange Act of 1934.

Members:

Duncan P. Hennes (Chair)
Peter B. Henry
Renée J. James
Gary M. Reiner
Diana L. Taylor
Casper W. von Koskull

Committee Meetings
in 2024:

15

Charter:

The Compensation, Performance Management and Culture Committee Charter is available on our website at www.citigroup.com. Click on “Investors,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

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34	Corporate Governance
Executive Committee	Committee Roles and Responsibilities: The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the full Board can be held.

Members: Barbara J. Desoer John C. Dugan (Chair) Duncan P. Hennes Renée J. James Diana L. Taylor James S. Turley Committee Meetings in 2024: None

Nomination, Governance and Public Affairs Committee

Committee Roles and Responsibilities:

The Nomination, Governance and Public Affairs Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the Director nominees for the next Annual Meeting of Stockholders. It leads the Board in its annual review of the Board’s performance and makes recommendations as to the composition of the committees for appointment by the Board. The Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines and monitoring Citi’s compliance with these policies and practices and the Guidelines. The Committee is responsible for reviewing and approving all related party transactions involving a Director or an immediate family member of a Director and any related party transaction involving an executive officer or immediate family member of an executive officer if the transaction is valued at more than $120,000, in each case, other than certain enumerated transactions and transactions reviewed and approved by the Compensation, Performance Management and Culture Committee. See Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation on pages 37-39 for a description of the Procedure on Related Party Transactions.

The Committee, as part of the Board’s executive succession planning process, evaluates and nominates potential successors to the CEO and provides an annual report to the Board on CEO succession. The Committee also reviews Director Compensation and Benefits. The Committee is responsible for reviewing Citi’s policies and programs that relate to public issues of significance to Citi and the public at large and reviewing relationships with external constituencies and issues that impact Citi’s reputation. The Committee also has the responsibility for reviewing public policy and reputational issues facing Citi; reviewing political contributions and lobbying expenditures and payments to trade associations made by Citi, and charitable contributions made by Citi and the Citi Foundation; reviewing Citi’s policies and practices regarding supplier diversity; reviewing the work of Citi’s Reputation Risk Committees; and reviewing Citi’s sustainability policies and programs, including human rights policies. The Committee makes recommendations to Citibank’s Board with respect to certain duties and responsibilities including: size, Chair and membership of Citibank’s Board and Committees; adequacy of Charters adopted by Committees of Citibank’s Board, independence of Citibank’s non-management Board members; and compensation paid to Citibank’s non-management Board members. The Committee’s focus is global, reflecting Citi’s global footprint. The Committee also makes recommendations to the Board regarding amendments to the Company’s Major Expenditure Program — Limits of Authority.

The Board has determined that, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Nomination, Governance and Public Affairs Committee is independent according to the corporate governance rules of the NYSE.

Members:

John C. Dugan
Peter B. Henry
Gary M. Reiner
Diana L. Taylor (Chair)
Casper W. von Koskull

Committee Meetings
in 2024:

7

Charter:

The Nomination, Governance and Public Affairs Committee Charter, as adopted by the Board, is available on our website at
www.citigroup.com.
Click on “Investors,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

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Corporate Governance	35
Risk Management Committee

Committee Roles and Responsibilities:

The Risk Management Committee has been delegated authority to assist the Board in fulfilling its responsibility with respect to (1) oversight of Citi’s risk management framework, including the significant policies and practices used in managing credit, market (trading and non-trading), liquidity, strategic, operational, compliance, reputation, including those pertaining to capital management, and (2) oversight of the performance of the Global Risk Review (GRR) credit and collateral review function. The Committee reports to the Board of Directors regarding Citi’s risk profile, as well as its risk management framework, including the significant policies and practices employed to manage risks in Citi’s businesses, as well as the overall adequacy of the Risk Management function. The Committee also has responsibility for the oversight of the Conduct Risk Management Program. The Committee’s role is one of oversight, recognizing that management is responsible for designing and executing Citi’s risk management and capital-related policies. While the Committee has the responsibilities and powers set forth in the Risk Management Committee Charter, Management is responsible for designing, implementing and maintaining an effective risk program. Line business managers are responsible for managing risks in the areas for which they are responsible. The duties and responsibilities of the Independent Risk Management functions are described in the Enterprise Risk Management Framework.

The Citigroup Chief Risk Officer (CRO) heads the Independent Risk Management function (IRM), which sets risk and control standards for the first line of defense and actively manages and oversees aggregate credit, market (trading and non-trading), liquidity, strategic, operational, compliance and reputation risks across the firm, including risks that span categories, such as concentration risk. To support the independent status of the IRM function, the CRO has regular and unrestricted access to members of the committees of the Citigroup Board, including the Audit Committee and Risk Management Committee.

The Citigroup Chief Compliance Officer (CCO) is responsible for the Independent Compliance Risk Management (ICRM) function. The CCO reports to Citigroup’s Chief Legal Officer with a matrix reporting line into the CRO. To support the independent status of the ICRM function, the CCO has regular and unrestricted access to the members of the committees of the Citigroup Board, including the Audit Committee and Risk Management Committee.

Members:

Titi Cole
Ellen M. Costello
Grace E. Dailey
Barbara J. Desoer
John C. Dugan
Duncan P. Hennes (Chair)
James S. Turley
Casper W. von Koskull

Committee Meetings
in 2024:

16

Charter:

The Risk Management Committee Charter is available on our website at www.citigroup.com. Click on “Investors,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

www.citigroup.com

36	CORPORATE GOVERNANCE
Technology Committee

Committee Roles and Responsibilities:

The purpose of the Technology Committee is to assist the Board in fulfilling its responsibility with respect to oversight of: (1) the planning and execution of Citi’s technology strategy and operating plan, (2) the development of Citi’s target state operating model and architecture, (3) technology-based risk management, including risk management framework, risk appetite and risk exposures of Citi, including Cyber Security, (4) resource and talent planning of the Technology function, and (5) Citi’s third-party management policies, practices and standards that relate to Technology.

The Committee provides oversight of Citi’s technology strategy and operating plan; technology initiatives across the Consent Orders; the Technology transformation initiative; business-led initiatives; elements of the Data plan under the Consent Orders and the development and deployment of Data Quality Metrics; management’s efforts to monitor and control risks related to information security, fraud, data protection, business continuity, third-party and Cyber Security; and technology change management. The Committee reviews trends that may affect the Company’s strategy, including distributed ledgers, cryptocurrency, and Artificial Intelligence and Machine Learning. The Committee also oversees and reviews information from management regarding Citi’s approach to, and policies, practices and standards related to, Generative Artificial Intelligence.

Members:

Titi Cole
Barbara J. Desoer
S. Leslie Ireland
Renée J. James (Chair)
Gary M. Reiner

Committee Meetings
in 2024:

11

Charter:

The Technology Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “Investors,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

	Audit	Compensation, Performance Management and Culture	Executive	Nomination, Governance and Public Affairs	Risk Management	Technology
Titi Cole					●	●
Ellen M. Costello	●				●
Grace E. Dailey	●				●
Barbara J. Desoer			●		●	●
John C. Dugan	●		●	●	●
Jane N. Fraser
Duncan P. Hennes	●	●	●		●
Peter B. Henry		●		●
S. Leslie Ireland						●
Renée J. James	●	●	●			●
Gary M. Reiner		●		●		●
Diana L. Taylor		●	●	●
James S. Turley	●		●		●
Casper W. von Koskull		●		●	●

● committee member ● committee chair

Citi 2025 Proxy Statement

Corporate Governance	37

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any Director, officer, BlackRock, Inc. (BlackRock) or The Vanguard Group (Vanguard) (each of which owns more than 5% of Citi’s common stock), or any affiliate thereof, is a party adverse to Citi or in which any such person has a material interest adverse to Citi.

Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation

Citi has adopted a procedure setting forth procedures for the review, approval, and monitoring of transactions involving Citi and related persons (Directors, Senior Managers, 5% stockholders, Immediate Family Members or Primary Business Affiliations). Under the procedure, the Nomination, Governance and Public Affairs Committee or, in certain circumstances, the chair of the Nomination, Governance and Public Affairs Committee, is responsible for reviewing and taking action (which may include approving, ratifying, rejecting, revising or terminating) pertaining to related party transactions involving Directors, executive officers, 5% stockholders and their respective immediate family members and Primary Business Affiliations other than such transactions related to employment and compensation-related transactions. Directors and executive officers may not participate in any discussion or approval of a related party transaction in which he or she or any member of his or her immediate family or Primary Business Affiliations is a related person, except that the Director or executive officer must provide all material information concerning the related party transaction to the Nomination, Governance and Public Affairs Committee.

Under the procedure, the Compensation, Performance Management and Culture Committee is responsible for the review and determination of all employment- and compensation-related transactions involving related persons and the Company. The Compensation, Performance Management and Culture Committee has the same powers and follows the same procedures and criteria as the Nomination, Governance and Public Affairs Committee employs and follows in its review and determination of related party transactions.

The procedure also contains a list of categories of transactions involving related persons that are exempt under the procedure, and therefore need not be brought to the Nomination, Governance and Public Affairs Committee or the Compensation, Performance Management and Culture Committee, as applicable, for review.

When assessing a related party transaction, the Nomination, Governance and Public Affairs Committee and Compensation, Performance Management and Culture Committee, as applicable, will review all relevant facts and circumstances available to the respective Committee, including without limitation, the following information:

●	the terms of such transaction;
●	the related person’s interest in the transaction;
●	the purpose and timing of the transaction;
●	whether Citi is a party to the transaction, and if not, the nature of Citi’s participation in the transaction;
●	if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis;
●	information concerning potential counterparties in the transaction;
●	the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction;
●	a description of any provisions or limitations imposed as a result of entering into the proposed transaction;
●	whether the proposed transaction includes any potential reputational risk issues that may arise as a result of, or in connection with, the proposed transaction; and
●	any other relevant information regarding the transaction.

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38	Corporate Governance

Based on information contained in a Schedule 13G/A filed with the SEC, BlackRock and Vanguard each reported that they beneficially owned 5% or more of the outstanding shares of Citi’s common stock – see Stock Ownership – Owners of More than 5% of Citi Common Stock on page 43. During 2024, our subsidiaries provided ordinary course lending, trading, and other financial services to BlackRock and Vanguard and their respective affiliates and clients. Citi and its subsidiaries may also, in the ordinary course, invest or offer to Citi’s clients, BlackRock or Vanguard mutual funds or other products. In addition, affiliates of BlackRock offer certain investment options under our 401-(k) plan. These transactions were entered into on an arm’s length basis and contain customary terms and conditions and were on substantially the same terms as comparable transactions with unrelated third parties. In 2018, Acciones y Valores Banamex, S.A. de C.V., Servicios Corporativos de Finanzas, S.A. de C.V., and Grupo Financiero Banamex, S.A. de C.V. (Banamex) entered into an agreement with BlackRock, Inc. and certain of its affiliates pursuant to which BlackRock acquired the asset management business of Citibanamex in Mexico. The transaction included the sale of the Impulsora de Fondos Banamex, S.A. de C.V. (Impulsora) legal vehicle, and its advisory role for 52 mutual funds and certain managed account relationships, and certain intellectual property and vendor contracts required to operate the business. Consideration for the sale consisted of $350 million and certain future payments if defined targets were met. In connection with the closing, Banamex and BlackRock also entered into a long-term distribution agreement (the Services Framework Agreement) to offer BlackRock asset management products to Banamex clients in Mexico. The agreement provides a framework under which Banamex distributes BlackRock products in Mexico and includes terms relating to pricing, preferential access, and product support. Pursuant to this agreement, which was amended in January 2023, fees of approximately $112 million were paid to Blackrock in 2024. The Nomination, Governance and Public Affairs Committee reviewed the terms of the sale and approved the transaction in accordance with the Procedure on Related Party Transactions.

Citigroup Venture Capital International Growth Partnership II, L.P. is a private equity investment fund that was formed in 2007. Citi established this fund in which employees have invested, including certain of our executive officers. Executive officers were not eligible to participate in this fund on a leveraged basis. Other than certain “grandfathered” investments, in accordance with Sarbanes-Oxley and the Citi Corporate Governance Guidelines, executive officers were able to invest in certain Citi-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee. In 2024, there were no distributions from the fund to executive officers that exceeded $120,000. Citigroup Venture Capital International Growth Partnership II, L.P. liquidated participant interests in 2024 and all distributions were made to participants.

In 2024, Citi performed corporate banking and securities brokerage services in the ordinary course of our business for certain organizations in which some of our Directors, executive officers, or their family members, are officers or directors. In addition, in the ordinary course of business, Citi may use the products or services of organizations in which some of our Directors, executive officers, or family members, are officers or directors.

The persons listed on page 99 are the current members of the Compensation, Performance Management and Culture Committee. No current or former member of the Compensation, Performance Management and Culture Committee was a part of a “compensation committee interlock” during fiscal year 2024 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the Compensation, Performance Management and Culture Committee had any material interest in a transaction with Citi or is a current or former officer of Citi, and no member of the Compensation, Performance Management and Culture Committee is a current employee of Citi or any of its subsidiaries. In addition, no member of the Board, or any immediate family member of the Board, engaged FW Cook for any compensation-related services in 2024.

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A sibling of Sara Wechter, Citi's Chief Human Resources Officer, has been employed by Citi since 2008, first as an intern and then, beginning in 2010, as a full-time employee and is employed by Citi's USPB and received 2024 compensation of $2,508,900. A sibling of Shahmir Khaliq, Citi's Head of Services, was a full-time employee in Citi's Finance Division from 2018 to 2024 and received 2024 compensation of $403,029. The employment of Mr. Khaliq's sibling with Citi ended in 2024. The compensation for these employees was established by Citi in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Wechter does not have an interest in the employment relationship of, nor does she share a household with, her sibling who is an employee of Citi. Mr. Khaliq did not have an interest in the employment relationship of, nor did he share a household with, his sibling who was an employee of Citi.

Indebtedness

In accordance with Sarbanes-Oxley and the Citi Corporate Governance Guidelines, no margin loans may be made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citi and such loan is made in the ordinary course of business.

Certain transactions in excess of $120,000 involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2024 between Citibank, N.A. and other Citi banking subsidiaries on the one hand, and certain Directors or executive officers of Citi, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the Directors, the executive officers or their family members, on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. Personal loans made to any Director or an executive officer must comply with Sarbanes-Oxley, Regulation O, and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

Citi’s Hedging Policies

Citi’s Corporate Governance Guidelines prohibit the hedging of Citi common stock held by Directors and executive officers, whether the shares of stock are granted as compensation or are otherwise held by the director or executive officer. For this purpose, an executive officer means any person designated by Citi as an “officer” under Section 16 of the Exchange Act.

Citi’s Code of Conduct, which applies to all Citi employees, executive officers and Directors, states that when considering personal investments in Citi securities, an individual must avoid any personal trade or investment in a security, derivative, futures contract, commodity, or other financial instrument if the trade or investment might affect or appear to affect the individual’s ability to make unbiased business decisions for Citi.

In addition, Citi’s Personal Trading and Investment Policy (the PTIP) prohibits the hedging in any manner (other than currency hedges) by Covered Persons of unvested restricted stock or deferred stock awarded as compensation under Citi’s Capital Accumulation Program. The PTIP also prohibits engaging in speculative transactions in Citi securities, including sales of naked calls and speculative option strategies, as well as any other transaction that would benefit from a decline in the value of a Citi security.

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40	CORPORATE GOVERNANCE

The PTIP generally allows Covered Persons (excluding executive officers) to hedge vested long positions of then deliverable Citi securities. Covered Persons under the PTIP include (but are not limited to) individuals who (1) may have access to material non-public information regarding Citi, (2) are FINRA-registered employees or associates of any of Citi’s U.S. broker-dealer entities, or (3) work in a securities or advisory business in Wealth, as well as certain individuals who are related to Covered Persons. Because executive officers who are Covered Persons under the PTIP are also subject to the hedging policy applicable to directors and executive officers pursuant to the Corporate Governance Guidelines, a proposed transaction by an executive officer may be prohibited by application of one policy even if the transaction would be permissible under the other policy.

Finally, Citi maintains policies specific to U.K. and European regulatory requirements. These policies provide that all employees in the applicable countries who receive a portion of their remuneration in stock or any other deferral mechanism designated by Citi must not take out insurance contracts or engage in personal hedging strategies, or remuneration or liability-related contracts of insurance, that undermine, or may undermine, any risk alignment effects of their remuneration arrangements.

Group Reputation Risk Committee

The Group Reputation Risk Committee (GRRC), a management committee, governs the process by which material reputation risks are managed and oversees that appropriate actions are taken in line with the firm-wide strategic objectives, risk appetite thresholds, and regulatory expectations. The GRRC promotes a culture of risk awareness and high standards of integrity and ethical behavior across the company, consistent with Citi’s Mission and Value Proposition. Business-line Reputation Risk Forums may escalate reputation risks for due consideration to the Group Reputation Risk Committee at the corporate level. The Group Reputation Risk Committee may escalate risks to the Nomination, Governance and Public Affairs Committee of the Board or another Committee of the Board, as appropriate.

Code of Ethics for Financial Professionals

The Citi Code of Ethics for Financial Professionals applies to Citi’s Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer & Controller (Principal Accounting Officer) and all Finance Professionals and Administrative Staff in a finance role, including but not limited to Controllers, Controller Systems and Data Operations, Financial Planning & Analysis, Strategy and M&A, Treasury, Finance Chief Administrative Office, Finance Transformation, Functions, O&T and Citi Expense Management, Tax, Investor Relations, and the Business and Cluster teams. Citi expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules, and regulations, to deter wrongdoing, and to abide by the Citi Code of Conduct and other policies and procedures adopted by Citi that govern the conduct of its employees. The Code of Ethics for Financial Professionals is intended to supplement the Citi Code of Conduct. A copy of the Code of Ethics for Financial Professionals is available on our website at www.citigroup.com. Click on “Investors,” then “Corporate Governance,” and then “Code of Ethics for Financial Professionals.” We will disclose amendments to, or waivers from, the Code of Ethics for Financial Professionals, if any, on our website.

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CORPORATE GOVERNANCE	41

Ethics Hotline

Citi expects members of its workforce to promptly raise concerns if they have any reason to believe that any Citi employee, or anyone working on Citi’s behalf, may have engaged in misconduct, which includes violations or potential violations of law, regulation, rule, or breaches of Citi policy, standard, procedure, or the Citi Code of Conduct. Citi offers several channels by which employees and others may report ethical concerns, including concerns about accounting, internal controls, or auditing matters. We provide a global Ethics Hotline, a toll-free number that is available 24 hours a day, seven days a week, 365 days a year, and is staffed by live operators who can connect to translators to accommodate multiple languages. Calls to the Ethics Hotline are received by a third-party vendor, located in the United States. Individuals raising concerns via the Ethics Hotline may choose to remain anonymous. Citi prohibits retaliatory actions against anyone who raises concerns or questions in good faith, or who participates in a subsequent investigation of such concerns.

Any individual, including members of the public without a work-based relationship to Citi, may also raise a concern by accessing the global Ethics Hotline via Citi’s public-facing corporate website.

Code of Conduct

The Board has adopted a Code of Conduct, which provides an overview of certain laws, regulations, and select Citi policies, standards, and procedures applicable to the activities of Citi. It also sets forth Citi’s Mission and Value Proposition, as well as the standards of ethics and professional behavior expected of employees and representatives of Citi. The Code of Conduct applies to every director, officer, and employee of Citi and its consolidated subsidiaries. All Citi employees, directors, and officers are required to read and comply with the Code of Conduct. We will disclose waivers from the Code of Conduct for our directors, if any, on our website. In addition, other persons performing services for Citi may be subject to the Code of Conduct by contract or other agreement. The Code of Conduct is publicly available in multiple languages at www.citigroup.com. Click on “Investors,” then “Corporate Governance,” and then “Code of Conduct.”

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the Board, including the Chair or the non-management Directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Brent J. McIntosh, Citigroup Inc., 388 Greenwich Street, New York, NY 10013. The Board of Directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

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Stock Ownership

Citi has long encouraged stock ownership by its Directors, officers, and employees to align their interests with the long-term interests of stockholders. The Board and executive officers are subject to a stock ownership commitment, which requires these individuals to maintain a minimum ownership level of Citi stock.

RETENTION REQUIREMENTS
Executive Officers	●	75% of equity awarded while in office
	●	50% of equity awarded for one year after ending executive officer status
Directors	●	75% of equity awarded while serving on the Board

The Board may revise the terms of the stock ownership commitment from time to time to reflect legal and business developments warranting a change. In addition, Directors and executive officers may not enter into hedging transactions in respect to Citi’s common stock or other securities issued by Citi including securities granted by the Company to the Director or executive officer as part of his or her compensation and securities purchased or acquired by the Director or executive officer in a non-compensatory transaction. For more information on hedging, please see Citi’s Hedging Policy on pages 39-40.

The following table shows the beneficial ownership of Citi common stock by our Directors, named executive officers, and Directors and executive officers as a group at March 3, 2025. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person, or group of persons, is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of determination.

Beneficial Ownership Table

Name	Common Stock Beneficially Owned Excluding Options(1)	Options exercisable within 60 days	Owned by or Tenant in Common with Family Member, Trust, Mutual Fund or 401(K)(2)	Total Beneficial Ownership(3)	Receipt Deferred(4)	Total Ownership(5)
Titi Cole	—	—	—	—	69,046	69,046
Ellen M. Costello	70,590	—	600	71,190	2,117	73,307
Grace E. Dailey	14,284	—	—	14,284	2,117	16,401
Barbara J. Desoer	99,497	—	—	99,497	529	100,026
John C. Dugan	44,437	—	—	44,437	2,117	46,554
Jane N. Fraser	270,038	—	—	270,038	356,380	626,418
Duncan P. Hennes	36,390	—	—	36,390	2,117	38,507
Peter B. Henry	30,761	—	—	30,761	2,117	32,878
S. Leslie Ireland	20,868	—	—	20,868	2,117	22,985
Renée J. James	28,191	—	—	28,191	2,117	30,308
Mark A. L. Mason	59,317	—	340	59,657	154,941	214,598
Andrew Morton	55,755			55,755	355,419	411,174
Viswas Raghavan	—	—	—	—	704,886	704,886
Gary M. Reiner	43,583	—	—	43,583	2,117	45,700
Andrew Sieg	49,588			49,588	247,664	297,252
Diana L. Taylor	56,298	—	—	56,298	2,117	58,415
James S. Turley	37,515	—	—	37,515	2,117	39,632
Casper W. von Koskull	8,886	—	—	8,886	2,117	11,003
Total (30 Directors and Executive Officers as a group)	1,429,070	—	90,081	1,519,150	3,395,558	4,914,708

(1)	The stock reported for certain Directors in this column includes deferred common stock, which is fully vested and which the Director or Directors have the right to acquire within 60 days.

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(2)	Stock held as a tenant-in-common with a family member or trust, owned by a family member, held by a trust for which the Director or executive officer is a trustee but not a beneficiary, or held by a mutual fund which invests substantially all of its assets in Citi common stock.
(3)	At March 3, 2025, no Director or executive officer beneficially owned more than 1% of Citi’s outstanding common stock. At March 3, 2025, all of the Directors and executive officers as a group beneficially owned approximately 0.08% of Citi’s common stock.
(4)	Amounts represent Directors’ deferred common stock. Directors receive an award of common stock in January of each year as compensation for their services during such year. In the event a Director retires or resigns from the Board in the year for which an award is granted before attaining age 72, a pro rata portion of the award is forfeited, based on the number of full or partial calendar quarters served. The common stock subject to an award becomes distributable approximately on the first anniversary of the date of grant.
(5)	Total Ownership reflects the amount represented in the Section 16 filings of the relevant Director or Executive Officer.

Owners of more than 5% of Citi’s Common Stock

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
BlackRock, Inc.(a) 50 Hudson Yards, New York, NY 10001	165,855,757	8.8%
The Vanguard Group, Inc.(b) 100 Vanguard Blvd., Malvern, PA 19355	166,504,200	8.8%
(a)	According to a Schedule 13G/A filed with the SEC on January 25, 2024 by BlackRock, Inc. and certain subsidiaries, BlackRock reported that it had sole voting power over 149,966,824 shares and had sole dispositive power over 165,855,757 shares.
(b)	According to a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. and certain subsidiaries, Vanguard reported that it had sole voting power over 0 shares; sole dispositive power over 157,970,724 shares; shared voting power over 2,459,505 shares; and shared dispositive power over 8,533,476 shares.

Insider Trading Policies for Citi and Citi’s Board, Officers and Employees

Citi’s Policy on Transactions in Citigroup Inc. Securities by Non-Management Members of Citigroup Inc.’s Board of Directors has procedures governing the purchase, sale and/or other dispositions of Citi securities by non-management Board members, including family members and other individuals residing in a Board member’s household. Citi also has insider trading policies and procedures governing the purchase, sale and/or other dispositions of Citi securities by its officers and employees, as well as by Citi itself. Citi’s insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to Citi. Copies of Citi’s insider trading policies and procedures are filed with the SEC as exhibits 19.01, 19.02 and 19.03 to our 2024 Annual Report on Form 10-K.

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Proposal 1: Election of Directors

The Board has nominated all of the current Directors for election, or re-election, as applicable at the 2025 Annual Meeting, except for Barbara Desoer who will be retiring from the Board as of the Annual Meeting having reached the retirement age set forth in Citi’s Corporate Governance Guidelines, and S. Leslie Ireland who decided not to stand for re-election. The size of the Board will be reduced to reflect these changes at the commencement of the Annual Meeting. Each of the Directors was last elected at the 2024 Annual Meeting, except for Titi Cole, who the Board elected on January 31, 2025. Ms. Cole was recommended as a candidate for election to Citi’s Board by a number of Citi’s Board members. Directors are not eligible to stand for re-election after reaching the age of 72. If elected, each nominee will hold office until the 2026 Annual Meeting or until his or her successor is qualified and elected.

Director Criteria and Nomination Process

The Nomination, Governance and Public Affairs Committee considers all qualified candidates identified by members of the Nomination, Governance and Public Affairs Committee, by other members of the Board, by senior management, and by security holders. During 2024, the Committee engaged Spencer Stuart to assist in identifying and evaluating potential nominees. Stockholders who would like to propose a Director candidate for consideration by the Nomination, Governance and Public Affairs Committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 388 Greenwich Street, New York, NY 10013. All proposals for nominations by stockholders received by the Corporate Secretary will be presented to the Committee for its consideration.

In considering the composition of the Board of Directors, the Nomination, Governance and Public Affairs Committee inventories the categories of risks faced by Citi, given its size, business mix, and geographical presence, and seeks to identify candidates with the skills and experience necessary to enable the Board of Directors to provide proper oversight of those risks. The Nomination, Governance and Public Affairs Committee also takes Director tenure into consideration when making Director nomination decisions and believes that it is desirable to maintain a mix of longertenured, experienced Directors and newer Directors with fresh perspectives. The Nomination, Governance and Public Affairs Committee and the Board also believe that longer-tenured, experienced Directors are a significant strength of the Board, given the large size of our Company, the breadth of our product offerings, and the international scope of our organization. The Board’s composition, and the individuals nominated for consideration by stockholders, are the result of careful consideration by the Committee of the correspondence between the risk inventory and skills and experience of the Board members and candidates. In addition to the ability to assist the Board in its oversight of a particular risk or risks, as more fully described in each nominee’s biography, the members of the Board are assessed based on a variety of factors, including the following criteria, which have been developed by the Nomination, Governance and Public Affairs Committee and approved by the Board:

●	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;
●	Whether the candidate has had business, governmental, non-profit or professional experience at the chair, chief executive officer, chief operating officer, or equivalent policy-making and operational level of a large organization with significant international activities across many regulatory jurisdictions and regions that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale;
●	Whether the candidate has special skills, expertise and a diverse background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates;
●	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale;
●	Whether the candidate has achieved prominence in his or her business, governmental, or professional activities and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;

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●	Whether the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;
●	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and
●	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a Director.

Application of these factors involves the exercise of judgment by the Nomination, Governance and Public Affairs Committee and the Board. In addition, see Board Composition on page 28 for additional factors considered by the Board when selecting candidates.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nomination, Governance and Public Affairs Committee will make recommendations regarding potential Director candidates to the Board.

The Nomination, Governance and Public Affairs Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board of Directors, and members of senior management. For the 2025 Annual Meeting, Citi did not receive notice from any stockholders regarding a nomination to the Board of Directors.

Director Qualifications

The nominees for the Board of Directors each have the qualifications and experience to approve and guide Citi’s strategy and to oversee management’s execution of that strategic vision. Citi’s Board of Directors consists of individuals with the skills, experience, and diverse backgrounds necessary to oversee Citi’s efforts toward becoming a simpler, smaller, safer, and stronger financial institution, while mitigating risk and operating within a complex financial and regulatory environment.

The nominees listed below are leaders in business, the financial community, and academia because of their intellectual acumen and analytical skills, strategic vision, ability to lead and inspire others to work with them, and records of outstanding accomplishments over a period of decades. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Citi’s unique challenges, and evaluate the strategies proposed by management, as well as their implementation.

Each of the nominees has a long record of professional integrity, a dedication to his or her profession and community, a strong work ethic that includes a commitment to coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill professional obligations and the ability to maintain a collegial environment.

Many of our nominees are either current or former chief executive officers or chairs of other large international corporations or have experience leading and operating large, complex academic or governmental departments. As such, they have a deep understanding of, and extensive experience in, many of the areas that are outlined below as being of critical importance to Citi’s proper operation and success. For the purposes of its analysis, the Board has determined that nominees who have served as a chief executive officer or a chair of a major corporation or large, complex institution have extensive experience with strategic planning, financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, public affairs, and legal matters.

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46	Proposal 1: Election of Directors

In evaluating the composition of the Board, the Nomination, Governance and Public Affairs Committee seeks to find and retain individuals who, in addition to having the qualifications set forth in Citi’s Corporate Governance Guidelines, have the skills, experience and abilities necessary to meet Citi’s unique needs as a highly regulated financial services company with operations within the United States and more than 100 countries around the globe. The Committee has determined it is critically important to Citi’s proper operation and success that its Board has, in addition to the qualities described above, expertise and experience in the following areas:

Citi’s Compensation, Performance Management and Culture Committee is responsible for determining the compensation of the CEO and approving the compensation of other executive officers of the Company and the EMT. In order to properly carry out its responsibilities with respect to compensation, Citi’s Board must include members who have experience evaluating the structure of compensation for senior executives. They must understand the various forms of compensation that can be utilized, the purpose of each type and how various elements of compensation can be used to motivate and reward executives and drive performance, while not encouraging imprudent risk-taking or simply having short-term goals.

Citi aspires to the highest standards of corporate governance and ethical conduct: doing what we say, reporting results with accuracy and transparency, and maintaining compliance with the laws, rules, and regulations that govern the Company’s businesses. The Board is responsible for shaping corporate governance policies and practices, including adopting the corporate governance guidelines applicable to the Company and monitoring the Company’s compliance with governance policies and the guidelines. To carry out these responsibilities, the Board must include experienced leaders in the area of corporate governance who must be familiar with governance issues, the constituencies most interested in those issues, and the impact that governance policies have on the functioning of a company.

Environmental and Sustainability matters are critical business issues, with ties to both risk and opportunity. Citi has been engaged in sustainability for over 20 years and views the environment, sustainability and transparency as important aspects of stockholder and broader stakeholder value. Citi communicates its sustainability and environmental efforts to stockholders, clients and other stakeholders. Citi’s Board must include members with experience in the areas of climate change and finance, community development, corporate social responsibility and other issues to help Citi navigate these complex and quickly evolving issues and to assist management in evaluating Citi’s policies and programs.

Citi’s internal controls over financial reporting are designed to ensure that Citi’s financial reporting and its financial statements are prepared in accordance with generally accepted accounting principles. While the Board and its committees are not responsible for preparing our financial statements, they have oversight responsibility, including the selection of outside independent auditors, subject to stockholder ratification, and lead audit engagement partner. The Board must include members with direct or supervisory experience in the preparation of financial statements, as well as finance, audit, and accounting expertise.

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Citi is a global leader providing financial services through the following business lines: (1) Services, (2) Markets, (3) Banking, (4) Wealth, and (5) USPB. Citi looks to its Board members with extensive financial services experience to assist it in evaluating its business model and strategies for reaching and servicing its clients.

As of December 31, 2024, Citi employs approximately 229,000 people in more than 90 countries. Human capital management is a critical capability for Citi’s Board given the strategic importance of maintaining a skilled, motivated workforce. Citi’s Board must include Directors who understand key issues related to human capital including training, talent and engagement, employee benefits, compensation programs, career trajectories, and U.S. and global labor issues. Having Directors with the appropriate expertise to review our succession strategy and leadership pipeline for key roles while taking into account Citi’s long-term corporate strategy is paramount to managing Citi’s resources—its employees. Citi seeks out Board members who have had experience overseeing and managing executive teams and a sizeable worldwide workforce, with an emphasis on development of human resources.

As a company with a broad international reach, Citi’s Board values the perspectives of Directors with international business or governmental experience or expertise in global economics. Citi’s presence in markets outside the United States is an important competitive advantage for Citi, because it allows us to serve U.S. and foreign businesses and individual clients whose activities span the globe. Directors with international business experience can use the experience that they have developed through their own business dealings to assist Citi’s Board and management in understanding and successfully navigating the business, political, and regulatory environments in countries in which Citi does or seeks to do business. Directors with global economics expertise can help guide Citi management in understanding the challenges faced by other markets and in developing its global strategy.

Citi and its subsidiaries are regulated and supervised by numerous regulatory agencies, both domestically and internationally, including in the U.S. the FRB, the OCC, the FDIC, the Consumer Financial Protection Bureau, and state banking and insurance departments, as well as international financial services authorities. Having Directors with experience interacting with regulators or operating businesses subject to extensive regulation is important to furthering Citi’s continued compliance with its many regulatory requirements and fostering productive relationships with its regulators. Given the critical importance of ethics, conduct and culture, Citi’s Board must include members with experience overseeing ethics and compliance and building an effective, values-based ethics and compliance program. In addition to the regulatory supervision described above, Citi is subject to myriad laws and regulations and is party to legal actions and regulatory proceedings from time to time. Citi’s Board has an important oversight function with respect to compliance with applicable requirements, which includes monitoring the progress of legal proceedings and evaluating major settlements.

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48	Proposal 1: Election of Directors
Risk management is a critical function of a complex global financial services company and its proper supervision requires Board members with sophisticated risk management skills and experience. Directors provide oversight of the Company’s risk management framework, including the significant policies, procedures, and practices used in managing credit, market (trading and non-trading), liquidity, strategic, operational, compliance, reputation and certain other risks, and review recommendations by management regarding risk mitigation. Citi’s Board must include members with risk expertise to assist Citi in its efforts to properly identify, measure, monitor, report, analyze, and control or mitigate risk.

Citi has a long history as a technology innovator—Citibank, N.A. was one of the first banks to offer automatic teller machines for its customers during the 1970s. As Citi deploys new technology and platform innovations to gather, process, analyze, and provide information to execute transactions and meet the needs of its clients and customers, Citi must ensure that its operations are efficient and there is a continuous focus on enhancing productivity to meet its operational and strategic goals, while mitigating technology risks through efforts to improve cybersecurity, data privacy, and data management efforts. The Board must include members who have knowledge and experience in technology, including such technologycentric issues as cybersecurity, Generative AI, data privacy and data management. Members of the Board must be qualified to provide oversight of the development and maintenance of Citi’s technology platforms; Citi’s compliance with regulatory requirements; Citi’s operational efficiency and productivity strategies; the operations and reliability of Citi’s systems; and the protection of client and customer data.

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The Nominees

The following tables give information—provided by the nominees—about their principal occupation, business experience, and other matters.

Each nominee’s biography highlights his or her particular skills, qualifications, and experience that support the conclusion of the Nomination, Governance and Public Affairs Committee that the nominee is extremely qualified to serve on Citi’s Board.

Board Recommendation The Board of Directors recommends that you vote FOR each of the following nominees.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Former Head of Legacy Franchises
Citigroup Inc.

●  Head of Legacy Franchises, Citigroup Inc. – 2022 to 2024

●  Head of Operations for Global Consumer Banking, Citigroup Inc. – 2020 to 2022

●  Head of Consumer and Small Business Banking Operations and Contact Centers, Wells Fargo – 2015 to 2020

●  Head, Retail Products and Underwriting, Bank of America Corporation – 2010 to 2015

Skills and Qualifications

Ms. Cole has been nominated to serve on the Board because of her significant and wide-ranging experience in the financial services industry. She has decades of experience leading global businesses and operations, as well as overseeing strategy, risk management and human capital management in regulated, financial services companies. Ms. Cole’s experience leading consumer business operations, including at Citi, enables her to contribute to the Board’s oversight of Citi’s business operations, transformation execution and data and technology strategy. In addition, Ms. Cole’s leadership in Citi’s strategic re-organization and as a member of the Compensation Committee at Datadog, Inc. enable her to contribute meaningfully to the Board’s ongoing oversight of human capital management at Citi as it executes on its strategy and transformation. Her deep understanding of technology and risk matters in the financial services context position her well to facilitate the Board’s oversight of data, technology and risk matters at the firm.

Primary Qualifications

Titi Cole Age: 52

Director of Citigroup
since 2025

Director of Citibank, N.A.
since 2025

Other Public
Company Directorships:
Datadog, Inc.

Previous Directorships within the last five years:
None

Other Activities:
The Sickle Cell Hope Alive Foundation (Executive Director), CARE USA (Board Trustee), the Queens University of Charlotte (Board Trustee), the Council on Foreign Relations (Member), and the Executive Leadership Council (Member)

Financial Services
Human Capital Management
Risk Management
Technology, Cybersecurity and Data Management

www.citigroup.com

50	Proposal 1: Election of Directors
Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Former President and Chief Executive Officer, BMO Financial Corporation, and Former U.S. Country Head, BMO Financial Group

●  President and CEO, BMO Financial Corporation and U.S. Country Head, BMO Financial Group – 2011 to 2013

●  Group Head, Personal and Commercial Banking, U.S. and President and Chief Executive Officer, BMO Harris Bank N.A., BMO Financial Group – 2006 to 2011

●  Vice Chairman and Head, Securitization and Credit Investment Management, Merchant Banking and Head of N.Y. Office, Capital Markets Group, BMO Financial Group – 2000 to 2006

●  Executive Vice President, Strategic Initiatives, Capital Markets Group, BMO Financial Group – 2000

●  Executive Vice President and Head, Global Treasury Group, BMO Financial Group – 1997 to 1999

●  Senior Vice President and Deputy Treasurer, Global Treasury Group, BMO Financial Group – 1995 to 1997

●  Managing Director and Regional Treasurer, Asia Pacific, Global Treasury Group, BMO Financial Group – 1993 to 1994

●  Managing Director and Head, North American Financial Product Sales, Global Treasury Group, BMO Financial Group – 1991 to 1993

Skills and Qualifications

Ms. Costello is an accomplished financial services executive and through her prominent roles in the areas of Financial Services, Risk Management, Financial Reporting, Operations and Technology, and Regulatory and Compliance has been nominated to serve on the Board. Because Citi is an international financial services company, having former banking executives with extensive banking experience, like Ms. Costello, as Board members enables the Board to provide knowledgeable oversight to its business and regulatory activities. In her 30 years at BMO Financial Group, a global financial institution, Ms. Costello acquired extensive experience in personal and commercial banking, wealth management, and capital markets businesses in Canada, Asia, and the U.S. In her roles in Global Treasury and Global Capital Markets, she gained experience in corporate, institutional, and investment banking, securities, trading, and asset management. As CEO of BMO Harris Bank N.A., Ms. Costello gained experience in personal and commercial banking, strategic planning, marketing, regulatory compliance, financial reporting, and personnel matters. Additionally, as CEO of BMO Financial Corporation and U.S. Country Head of BMO Financial Group, she gained further experience in regulatory compliance, including capital and resolution planning, risk management, and governance. Her prior board service at DH Corporation and Diebold Nixdorf provide her with experience in global operations and financial technologies businesses. Ms. Costello’s extensive financial services background also adds significant value to Citi’s and Citibank’s relationships with various regulators and stakeholders.

Ellen M. Costello Age: 70

Director of Citigroup
since 2016

Director of Citibank, N.A.
since 2024

Other Public
Company Directorships:
None

Previous Directorships within the last five years:
Diebold Nixdorf, Inc.

Other Activities:
The Economic Club of Chicago (Member)

Primary Qualifications
Financial Reporting
Financial Services
Legal, Regulatory and Compliance
Risk Management

Citi 2025 Proxy Statement

Proposal 1: Election of Directors	51

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Former Senior Deputy Comptroller for Bank Supervision Policy and Chief National
Bank Examiner, Office of the Comptroller of the Currency

●  Senior Deputy Comptroller for Bank Supervision Policy and Chief National Bank Examiner, Office of the Comptroller of the Currency – 2016 to 2019

●  Assistant Deputy Comptroller, Office of the Comptroller of the Currency – 2015 to 2016

●  Examiner-in-Charge – U.S. Bank, Office of the Comptroller of the Currency – 2010 to 2015

●  Deputy Comptroller – Large Bank Supervision, Office of the Comptroller of the Currency – 2001 to 2010

●  Examiner-in-Charge – Citibank, N.A., Office of the Comptroller of the Currency – 1997 to 2001

●  Various Roles, Office of the Comptroller of the Currency – 1983 to 1997

Skills and Qualifications

Ms. Dailey is an experienced former banking regulator who has been nominated to serve on the Board because of her extensive skills and knowledge in the areas of Financial Services, Financial Reporting, Regulatory and Compliance, and Risk Management. Ms. Dailey’s service as the former Senior Deputy Comptroller for Bank Supervision Policy and as the former Chief National Bank Examiner enables her to bring deep experience in risk management, banking, and financial regulation. In addition, her extensive financial services background adds significant value to Citi’s Board. Her 36 years of experience as a banking regulator gives her a unique understanding of our industry and insight into key issues facing financial institutions. Ms. Dailey’s extensive risk management, regulatory, compliance, and government affairs experience well qualify her to serve on Citi’s Board.

Primary Qualifications

Grace E. Dailey Age: 64
Director of Citigroup since 2019 Director of Citibank, N.A. since 2020 Other Public Company Directorships: None Previous Directorships within the last five years: None Other Activities: None
Financial Reporting
Financial Services
Legal, Regulatory and Compliance
Risk Management

www.citigroup.com

52	Proposal 1: Election of Directors

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Chair
Citigroup Inc.

●  Chair, Citigroup Inc. – January 2019 to Present

●  Director, Citigroup Inc. – 2017 to Present

●  Partner and Chair, Financial Institutions Group, Covington & Burling LLP – 2011 to 2017

●  Comptroller of the Currency – 2005 to 2010

●  Partner (1995 to 2005) and Of Counsel (1993 to 1995), Covington & Burling LLP

●  Assistant Secretary for Domestic Finance and Deputy Assistant Secretary for Financial Institutions Policy, U.S. Department of the Treasury – 1989 to 1993

●  Minority General Counsel and Counsel for the U.S. Senate Committee on Banking, Housing, and Urban Affairs – 1985 to 1989

Skills and Qualifications

Mr. Dugan is an experienced former banking regulator and former law firm partner who has been nominated to serve on the Board because of his extensive skills and knowledge in the areas of Risk Management, Compensation, Financial Services, Corporate Governance, and Legal, Regulatory and Compliance. Because Citi operates in a highly regulated industry, having Board members like Mr. Dugan, with valuable expertise and perspective in regulatory, legal, and compliance matters, is vital to enhancing the Board’s oversight of the Company. During his tenure as Comptroller of the Currency, Mr. Dugan led the agency through the financial crisis and the ensuing recession that resulted in numerous regulatory, supervisory, and legislative actions for national banks. As a former partner at Covington & Burling LLP, Mr. Dugan advised financial institution clients, including boards of directors, on a range of issues arising from increased regulatory requirements resulting from the financial crisis, including the implementation of the Dodd-Frank Act. In the international arena, Mr. Dugan developed important expertise and insights from serving on the Basel Committee on Banking Supervision as it formulated the “Basel III” regulatory standards; chairing the Joint Forum of banking, securities, and insurance supervisors; performing an active role at the Financial Stability Board; and serving as a member of the Global Advisory Board of Mitsubishi UFJ Financial Group, Inc. Mr. Dugan also developed valuable perspective on accounting issues from his five years of service as Trustee of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board and the Government Accounting Standards Board.

Primary Qualifications

John C. Dugan Age: 69

Director of Citigroup
since 2017

Other Public
Company Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
University of Michigan, “Michigan in Washington” program (Advisory Board)

Corporate Governance
Financial Services
Legal, Regulatory and Compliance
Risk Management

Citi 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	53

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Chief Executive Officer
Citigroup Inc.

●  Chief Executive Officer, Citigroup Inc. – February 26, 2021 to Present

●  President of Citi – October 2019 to February 2021

●  Chief Executive Officer, Global Consumer Banking – 2019 to 2020

●  Chief Executive Officer, Citi Latin America – 2015 to 2019

●  CEO, U.S. Consumer and Commercial Banking and CitiMortgage – 2013 to 2015

●  Global Head of Citi Private Bank – 2009 to 2013

●  Global Head of Strategy and Mergers & Acquisitions – 2007 to 2009

Skills and Qualifications

Ms. Fraser is an experienced financial services executive and finance professional who has been nominated to serve on the Board because of her extensive experience and expertise in the areas of Financial Services, Human Capital Management, Regulatory and Compliance, and International Business. Ms. Fraser has gained leadership experience as the President of Citi, extensive consumer business experience as the CEO of Citi’s Global Consumer Banking business, and as the CEO of Citi’s U.S. Consumer and Commercial Banking and Mortgage businesses. She also has experience in global and institutional business operations as the CEO of Citi Latin America, and strategic planning experience as the Global Head of Strategy and Mergers & Acquisitions. With extensive knowledge and experience of Citi’s business segments as well as experience leading from the top of the house, Ms. Fraser is uniquely qualified to serve on the Board. In her previous role as President and in her current role as CEO of Citigroup Inc. she has gained extensive experience with Citi’s governance, regulatory interaction, human capital management, sustainability initiatives, and values and culture. She also brings significant risk management, regulatory, and international experience to our Board. The Board believes that Ms. Fraser, with her financial background, leadership and operational skills, and expertise in regulatory matters and banking, is a valuable resource for the Board.

Primary Qualifications

Jane N. Fraser Age: 57

Director of Citigroup
since 2020

Director of Citibank, N.A.
since 2020

Other Public
Company Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
Financial Services Forum (Chair), Council on Foreign Relations (Board Member), Harvard Business School (Board of Dean’s Advisors), Stanford Advisory Board (Member), Business Roundtable (Member), and the Partnership for New York City (Member)

Financial Services
Human Capital Management
International Business or Economics
Legal, Regulatory and Compliance

www.citigroup.com

54	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Co-Founder and Partner
Atrevida Partners, LLC

●  Co-Founder and Partner, Atrevida Partners, LLC – 2007 to Present

●  Co-Founder and Partner, Promontory Financial Group – 2000 to 2006

●  Chief Executive Officer, Soros Fund Management – 1999 to 2000

●  Executive Vice President/Treasurer, Bankers Trust Corporation – 1987 to 1999

●  Audit Manager, Arthur Andersen & Co. – 1979 to 1987

Skills and Qualifications

Mr. Hennes is an experienced financial services professional who has been nominated to serve on the Board because of his considerable expertise in the areas of Compensation, Financial Services, Risk Management, Financial Reporting, and Regulatory and Compliance. Because Citi is an international financial services company with a need to ensure proper risk management, having an executive, like Mr. Hennes, with extensive institutional and risk management experience, enables the Board to provide knowledgeable oversight of its business and its risk management function. In his role as the Co-Founder of Atrevida Partners, LLC, a private asset management firm, and his prior experience at Promontory Financial Group and Bankers Trust Corporation, Mr. Hennes has developed wide-ranging skills and experience in financial services, risk management, regulatory compliance, corporate and investment banking, and securities and trading. While at Bankers Trust Corporation, Mr. Hennes served as Treasurer and was Chairman of Oversight Partners I, the consortium of 14 firms that participated in the equity recapitalization of Long-Term Capital Management. As the Chairman of Oversight Partners I, Mr. Hennes gained experience in credit and risk management, and personnel matters. In his capacity as CEO of Soros Fund Management, Mr. Hennes gained experience in investing, operational infrastructure, and trading, including arbitrage activities. Mr. Hennes’s experience as a Certified Public Accountant has also given him audit, financial reporting, and risk management expertise.

Primary Qualifications

Duncan P. Hennes Age: 68

Director of Citigroup
since 2013

Director of Citibank, N.A.
since 2013

Other Public
Company Directorships:
RenaissanceRe
Holdings Ltd.

Previous Directorships within the last five years:
None

Other Activities:
None

Compensation
Financial Services
Legal, Regulatory and Compliance
Risk Management

Citi 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	55
Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Class of 1984 Senior Fellow, Hoover Institution, and Senior Fellow, Freeman Spogli Institute for International Studies, Stanford University

●  Class of 1984 Senior Fellow, Hoover Institution, and Senior Fellow, Freeman Spogli Institute for International Studies, Stanford University – September 2022 to Present

●  Dean Emeritus, New York University, Leonard N. Stern School of Business – December 2017 to Present

●  W. R. Berkley Professor of Economics and Finance, New York University, Leonard N. Stern School of Business – 2017 to 2022

●  Dean, New York University, Leonard N. Stern School of Business – 2010 to  2017

●  Faculty Member, Stanford University – 1997 to 2009

●  Fellow, National Science Foundation – 1993 to 1996

Skills and Qualifications

Mr. Henry, a leading academic and seasoned international economist, has been nominated to serve on the Board because of his extensive expertise in the areas of International Business and Economics, Financial Services, Risk Management, Financial Reporting, Human Capital Management, Environmental and Sustainability and Corporate Governance. As a renowned international economist, he shares important perspectives with the Board on emerging markets, which is a focus of Citi’s strategy. The experience he gained in his role as Dean of the Leonard N. Stern School of Business enables him to provide an important perspective to the Board’s discussions on public affairs, financial, and operational matters. As a member of the Board of Nike, Inc. and its Audit, Corporate Responsibility and Sustainability, and Governance Committees, Mr. Henry has gained knowledge about the consumer business environment, sustainability issues, and governance. Mr. Henry’s governmental advisory roles, including leadership of President Obama’s Transition Team’s review of international lending agencies and his service as an economic advisor to governments in developing and emerging markets, have given him valuable insights and perspectives on international business and financial services. Mr. Henry brings to the Board experience in executive leadership at a large private university, including a robust understanding of the issues facing companies and governments in both mature and emerging markets around the world.

Primary Qualifications

Peter B. Henry Age: 55

Director of Citigroup
since 2015

Other Public
Company Directorships:
Nike, Inc. and Analog Devices, Inc.

Previous Directorships within the last five years:
None

Other Activities:
National Bureau of Economic Research (Board), The Economic Club of New York (Board), Protiviti (Advisory Board), Biospring Partners (Advisory Board), Makena Capital (Advisory Board), and Two Bridges Football Club (Board)

Corporate Governance
Environmental and Sustainability
Human Capital Management
International Business or Economics

www.citigroup.com

56	PROPOSAL 1: ELECTION OF DIRECTORS
Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Founder, Chair and CEO, Ampere Computing

●  Founder, Chair and CEO, Ampere Computing – 2017 to Present

●  Operating Executive, The Carlyle Group – 2016 to Present

●  President, Intel Corporation – 2013 to 2016

●  Executive Vice President of Intel Corporation – 2004 to 2013

●  Group Vice President and General Manager, Software Development – 2001 to 2004

●  Chief Operating Officer, Intel Online Solutions – 1999 to 2001

●  Chief of Staff to Intel Founder, Chairman and CEO Andrew Grove – 1995 to 1999

Skills and Qualifications

Ms. James is a seasoned technology leader with broad international operations experience managing large-scale, complex global operations. An accomplished operational executive, Ms. James has been nominated to serve on the Board because of her expertise in the areas of Technology, Cybersecurity and Data Management, Risk Management, Human Capital Management, Compensation, and International Business. Through her 28-year career as a technology executive at Intel and in her current role as Founder, Chair and CEO of Ampere Computing, a private technology company, and her role as Operating Executive with the Media and Technology Practice at The Carlyle Group, a global investment firm, as well as in her role on the National Security Telecommunications Advisory Committee to the President of the United States, Ms. James has developed extensive expertise in cybersecurity and emerging technologies. These skills are particularly important to Citi as a member of an industry facing cyber threats and as a company embracing innovation and new technologies including Generative Artificial Intelligence. Through her career at Intel and her previous service on the boards of other prominent international companies (Oracle Corporation, Sabre Corporation, and Vodafone Group Plc), Ms. James has had executive experience with consumer risk management and corporate governance issues.

Primary Qualifications

Renée J. James Age: 60

Director of Citigroup
since 2016

Other Public
Company Directorships:
None

Previous Directorships within the last five years:
Oracle Corporation, Sabre Corporation and Vodafone Group Plc

Other Activities:
President’s
National Security Telecommunications Advisory Committee (Member and Prior
Chair) and University of
Oregon (Trustee)

Compensation
Human Capital Management
Risk Management
Technology, Cybersecurity and Data Management

Citi 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	57
Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Former Operating Partner
General Atlantic LLC

●  Operating Partner, General Atlantic LLC – September 2010 to December 2024

●  Senior Vice President and Chief Information Officer, General Electric Company – 1996 to 2010

●  Partner, Boston Consulting Group – 1986 to 1990

Skills and Qualifications

Mr. Reiner is an experienced executive who has been nominated to serve on the Board because of his experience in the areas of Technology, Cybersecurity and Data Management, Financial Reporting, Compensation, Corporate Governance, and International Business. In his former role as Operating Partner of General Atlantic LLC, a private equity firm, he has continued to broaden his considerable expertise in technology and management. Through his tenure as Chief Information Officer at General Electric, Mr. Reiner gained extensive experience in the management of a large, complex, multinational operation, developing technology innovations, strategic planning, and marketing to an international consumer and institutional customer base. He also has significant knowledge and insight in information technology through his many years of service as a partner of Boston Consulting Group, where he focused on strategic issues for technology businesses and in advising on cybersecurity issues. Mr. Reiner’s expertise as an innovative technology leader assists Citi in meeting the operational, technology, and cybersecurity challenges inherent in operating a financial services company in the 21st century. Through his service on the Hewlett Packard Board of Directors, Mr. Reiner has developed additional leadership, sustainability and corporate governance expertise as the Chair of its Nominating, Governance and Social Responsibility Committee.

Primary Qualifications

Gary M. Reiner Age: 70
Director of Citigroup since 2013 Other Public Company Directorships: Hewlett Packard Enterprise Company Previous Directorships within the last five years: Box Inc. Other Activities: None
Compensation
Corporate Governance
International Business or Economics
Technology, Cybersecurity and Data Management

www.citigroup.com

58	PROPOSAL 1: ELECTION OF DIRECTORS
Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Former Superintendent of Banks, State of New York

●  Vice Chair, Solera Capital LLC – 2014 to 2018

●  Managing Director, Wolfensohn Fund Management, L.P. – 2007 to 2014

●  Superintendent of Banks, State of New York – 2003 to 2007

●  Deputy Secretary, Governor Pataki, State of New York – 2002 to 2003

●  Chief Financial Officer, Long Island Power Authority – 2001 to 2002

●  Vice President, KeySpan Energy – 1999 to 2001

●  Assistant Secretary, Governor Pataki, State of New York – 1996 to 1999

●  Executive Vice President, Muriel Siebert & Company – 1993 to 1994

●  President, M.R. Beal & Company – 1988 to 1993 and 1995 to 1996

Skills and Qualifications

Ms. Taylor is an experienced financial services executive and former regulator who has been nominated to serve on the Board because of her wide-ranging experience in the areas of Financial Services, Regulatory and Compliance, Risk Management, Compensation, Corporate Governance, and Sustainability. Citi’s Board provides oversight of Citi’s banking businesses and regulatory relationships, areas where Ms. Taylor is highly skilled; it also provides oversight of Citi’s compensation programs and governance, including public affairs matters, where Ms. Taylor is able to use her valuable perspective to enhance the Board’s oversight. Ms. Taylor has broad bank regulatory and risk management experience, having served as the Superintendent of Banks for the New York State Banking Department. Her financial services experience includes in-depth private equity, fund management, and investment banking experience as a Vice Chair at Solera Capital LLC and as a Managing Director of Wolfensohn Fund Management, L.P., a fund manager; and Founding Partner and President of M.R. Beal & Company, a full-service investment banking firm. Ms. Taylor also served as Chief Financial Officer of the Long Island Power Authority. In addition, through her work on the Sotheby’s Compensation Committee, the Brookfield Properties Governance Committee, as Chair of Accion and former Chair of the New York Women’s Foundation and the YMCA of Greater New York, Ms. Taylor has gained additional knowledge in corporate affairs, corporate governance, financial reporting, compensation, and legal matters.

Primary Qualifications

Diana L. Taylor Age: 70

Director of Citigroup
since 2009

Director of Citibank, N.A.

since 2020

Other Public
Company Directorships:
Brookfield Corporation

Previous Directorships within the last five years:
Sotheby’s

Other Activities:
Accion (Chair), Columbia Business School (Board of Overseers),Friends of Hudson River Park (Chair), Mailman School of Public Health (Board of Overseers), The Economic Club of New York (Member), Council on Foreign Relations (Member), Hot Bread Kitchen (Board Chair), Cold Spring Harbor Lab (Member), and New York City Ballet (Board Chair)

Compensation
Corporate Governance
Environmental and Sustainability
Legal, Regulatory and Compliance

Citi 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	59
Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Former Chairman and CEO
Ernst & Young

●  Chairman and CEO, Ernst & Young – 2001 to 2013

●  Regional Managing Partner, Ernst & Young – 1994 to 2001

Skills and Qualifications

Mr. Turley, the retired Global Chair and CEO of Ernst & Young, brings to Citi his insights and expertise from his exceptional career in the accounting profession, both in the U.S. and internationally, as well as his executive experience from leading a major public accounting firm. Mr. Turley has been nominated to serve on the Board because of his extensive knowledge and expertise in the areas of Financial Reporting, Corporate Affairs, International Business, Human Capital Management, Legal, Regulatory and Compliance, and Risk Management. As Chair of the Audit Committee and a member of the Risk Management Committee, Mr. Turley adds significant value to the Board’s oversight of financial reporting, regulatory matters, compliance, internal audit, legal issues, and risk management. Having served as Chair and CEO of Ernst & Young, he has developed significant expertise in the areas of compensation, litigation, and corporate governance. Mr. Turley, the former Chairman of the Board of Catalyst, is recognized as a champion of diversity, having received the prestigious Crystal Leadership Award for his support of equal marketplace access for women and the groundbreaking programs he oversaw at Ernst & Young that enable the strategic development of women-owned businesses, and provides guidance to Citi on diversity matters as well.

Primary Qualifications

James S. Turley Age: 69

Director of Citigroup
since 2013

Director of Citibank, N.A.
since 2013

Other Public
Company Directorships:
Emerson Electric Co., Northrop Grumman Corporation and
Precigen, Inc.

Previous Directorships within the last five years:
None

Other Activities:
Boy Scouts of America (past Chair), Municipal Theatre Association of St. Louis (past Chair), Forest Park Forever (Board Member), and Concordance (Board Member)

Financial Reporting
Human Capital Management
Legal, Regulatory and Compliance
Risk Management

www.citigroup.com

60	PROPOSAL 1: ELECTION OF DIRECTORS
Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Former President and Group Chief Executive Officer, Nordea Bank Abp

●  Former President and Group Chief Executive Officer, Nordea Bank Abp – 2015 to 2019

●  Executive Vice President and Head, Wholesale Banking, Nordea Bank Abp – 2011 to 2015

●  Executive Vice President and Head, Corporate Merchant Banking & Capital Markets, Nordea Bank Abp – 2010 to 2011

●  Managing Director and Partner; Head, Nordic Investment Banking, Goldman Sachs International – 2006 to 2010

●  Head, European Technology Banking, Goldman Sachs International – 2002 to 2006

●  Managing Director, Nordic M&A, Goldman Sachs International – 1998 to 2002

●  Managing Director, Nordic Investment Banking, UBS AG – 1994 to 1998

●  Head, Derivatives Marketing & Structuring, German Corporate Clients, Citibank – 1992 to 1994

Skills and Qualifications

Mr. von Koskull is an experienced international financial services executive and serves on the Board because of his extensive experience in the areas of International Business, Regulatory and Compliance, Financial Services, Risk Management, and Environmental and Sustainability matters. Mr. von Koskull brings more than 35 years of experience in institutional and international finance having held several leadership positions at Nordea Bank Abp, including President and Group Chief Executive Officer. He returns to Citi after overseeing derivatives marketing and structuring, leveraged finance, Nordic corporate coverage operations, and investment banking at the firm and at Goldman Sachs. Mr. von Koskull’s background as a financial services executive in Europe enhances the Board’s oversight of Citi’s international operations. His service on the boards of private entities engaged in addressing sustainability issues in Europe will be beneficial to Citi as the knowledge and experience he has gained will strengthen the Board’s oversight of Citi’s sustainability and net zero initiatives, among others. His experience as a leader of a foreign bank in a heavily regulated industry enables him to assist the Board in its oversight of Citi’s relationships and engagement with its regulators, including those in the U.K. and Europe.

Primary Qualifications

Casper W. von Koskull Age: 64

Director of Citigroup
since 2023

Other Public
Company Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
European Business
Leaders’ Convention
(Chair) and Advancement of Finnish Securities Markets (Board Member)

Environmental and Sustainability
Financial Services
International Business or Economics
Legal, Regulatory and Compliance

Citi 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	61

Directors’ Compensation

The key objectives of our Director Compensation Program are to attract qualified talent, provide pay that is commensurate with the substantial time commitment associated with service, and foster commonality of interest between Board members and our stockholders.

Directors’ compensation is determined by the Board, and the Nomination, Governance and Public Affairs Committee makes recommendations to the Board based on periodic benchmarking assessments and advice received from FW Cook, its independent advisor. In making recommendations to the Board, the Committee considers the competitive positioning of the aggregate and individual components of compensation, as well as the mix of pay and structure versus both direct competitors and other comparable organizations. The Committee also considers the unique skill set required to serve on our Board and the intense time commitment associated with preparation for and attendance at meetings of the Board and its committees as well as external commitments, such as engagement with our stockholders and regulators. Since our initial public offering in 1986, Citi has paid outside Directors all or a portion of their compensation in common stock to ensure that the Directors have an ownership interest in common with other stockholders.

Annual Cash Retainer and Deferred Stock Award

Non-employee Directors receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000. The deferred stock award is generally granted in early January. In the event a Director retires or resigns from the Board in the year for which an award is granted before attaining age 72, a pro rata portion of the award is forfeited, based on the number of full or partial calendar quarters served. The deferred stock award generally becomes distributable on the first anniversary of the date of the grant, and Directors may elect to defer receipt of the award beyond that date.

Fees for Service on Citi’s Board Committees, Citibank’s Board, and other Board Service

	Committee Fees(1)		Citi’s Board	Citibank’s Board(2)	TOC Program Lead
Chair Fee:	$50,000	$35,000	$500,000	$50,000	—
Member Fee:	$30,000	$15,000	(3)	$25,000	$20,000

	Audit	NGPA
	CPC
	Risk
	Technology
	TOC

(1) Directors are permitted to receive all or a part of their Committee Fee(s) and Committee Chair Fee(s) in common stock.
(2) Mses. Cole, Costello, Dailey, Desoer, Fraser, Ireland, and Taylor and Messrs. Hennes and Turley serve on Citibank’s Board of Directors.
(3) Please see the Director Compensation Chart on page 63 for the amount of fees paid to each Board member.

●   Citi reimburses its Board members for expenses incurred in attending Board and Committee meetings or performing other services for Citi in their capacities as Directors. Such expenses include food, lodging, and transportation.

●   All Annual Retainers, Committee Fees, and Committee Chair Fees for Citi and Citibank are paid in four equal quarterly installments per annum. These fees are reported in the Non-Employee Director Compensation table on pages 63-64.

●   Mr. von Koskull serves on the Board of Citigroup Global Markets Limited (CGML), an international subsidiary Board of Citi.

www.citigroup.com

62	PROPOSAL 1: ELECTION OF DIRECTORS
Chair Compensation

Since Mr. Dugan’s initial appointment as Citi’s Chair in 2019, his annual total compensation from Citi has been $725,000. The Board believes this amount is appropriate in light of the virtually full-time nature of the Chair’s responsibilities, Mr. Dugan’s extensive experience and knowledge of the regulatory environment, and the compensation paid for similar roles among direct competitors, including U.S. and non-U.S. banks as well as other high-profile global organizations. Since October of 2020, Mr. Dugan has also played an active and important role in connection with Citi’s transformation, including chairing the Transformation Oversight Committee, as Citi seeks to drive excellence in its risk and control environment, operations, and service to clients.

The components of Mr. Dugan’s compensation include a Chair Fee of $500,000 plus fees that all directors receive, which include the Retainer and Deferred Stock Award that total $225,000, as described above. These amounts remain unchanged from the amounts approved prior to Mr. Dugan’s appointment as Chair. While Mr. Dugan actively serves as the Chair and participates in three other Board Committees of which he is a member–Audit; Nomination, Governance and Public Affairs; and Risk Management–participates in ad hoc committees of which he is a member, and attends meetings of Board Committees of which he is not a member, Mr. Dugan waives all Committee Fees to which he is entitled.

What We Do	What We Don’t Do

✓   Citi’s Director Compensation Program is primarily equity based.

✓   Directors have a robust Stock Ownership Commitment.

✓   The maximum number of shares subject to awards to an individual Director in a calendar year, taken together with any cash fees paid during the calendar year to the Director for services as a member of the Board, may not exceed $1 million in value. While the Board may approve a higher limit for the non-Executive Chair, as noted above, amounts actually paid to the Chair are substantially below the $1 million cap.

✗   Directors who are employees of Citi or its subsidiaries do not receive any compensation for their services as Directors.

✗   Directors are not paid Meeting Fees.

✗   Citi does not offer a Retirement Program for its Directors.

✗   Directors are not permitted to hedge or pledge their Citi common stock or engage in speculative trading in Citi’s common stock. For more information on hedging, please see Citi’s Hedging Policies on pages 39-40.

Citi 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	63

The following table provides information on 2024 compensation for non-employee Directors:

2024 DIRECTOR COMPENSATION

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Ellen M. Costello	$243,750	$150,000	$393,750
Grace E. Dailey	$228,333	$150,000	$378,333
Barbara J. Desoer	$297,500	$150,000	$447,500
John C. Dugan	$575,000	$150,000	$725,000
Duncan P. Hennes	$360,000	$150,000	$510,000
Peter B. Henry	$170,000	$150,000	$320,000
S. Leslie Ireland	$167,500	$150,000	$317,500
Renée J. James	$265,000	$150,000	$415,000
Gary M. Reiner	$180,000	$150,000	$330,000
Diana L. Taylor	$230,000	$150,000	$380,000
James S. Turley	$278,333	$150,000	$428,333
Casper W. von Koskull	$280,000	$150,000	$430,000
(1)	Directors may elect to receive all or a portion of the cash retainer in the form of Citi common stock and may elect to defer receipt of Citi common stock. Certain Directors elected to defer receipt of the shares. Ms. Costello elected to receive all of her Citigroup 2024 cash retainer and Committee Fees in deferred stock as represented in the chart below. Mr. Dugan elected to split his Chair Fee with 50% in deferred stock and 50% in cash as represented in the chart below. Mr. Reiner elected to receive his cash retainers in stock (100%) but did not elect to defer receipt of the retainer; therefore, his 2,819 shares were distributed to him in 2024. The price used to determine the number of shares awarded was the average consolidated NYSE closing price of Citigroup common stock for the last five days of the last month of the quarter.
Director	Fees Paid Currently in Cash ($)	Deferred Fees To be Paid in Stock
		Number of Units	Value of Units
Ellen M. Costello	$18,750	3,535	$225,000
Grace E. Dailey	$228,333	—	—
Barbara J. Desoer	$297,500	—	—
John C. Dugan	$325,000	3,917	$250,000
Duncan P. Hennes	$360,000	—	—
Peter B. Henry	$170,000	—	—
S. Leslie Ireland	$167,500	—	—
Renée J. James	$265,000	—	—
Gary M. Reiner	—	—	—
Diana L. Taylor	$230,000	—	—
James S. Turley	$278,333	—	—
Casper W. von Koskull	$280,000	—	—

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64	Proposal 1: Election of Directors
(2)	The values in this column represent the aggregate grant date fair values of the 2024 Deferred Stock Awards as computed in accordance with ASC 718. The number of deferred shares paid to each Director is the grant date fair value based on a grant date of January 2, 2024 and dividing the grant date fair value of the award by a grant price determined by the average NYSE closing prices of Citi’s common stock on the immediately preceding five trading days. The amounts in the charts below represent Deferred Stock Awards only and not shares awarded in lieu of the cash retainer and/or Chair or Committee Chair Fees. The grant date fair value of the Deferred Stock Awards is set forth below:
Director	Deferred Stock Granted in 2024 (#)	Grant Date Fair Value ($)
Ellen M. Costello	2,922	$150,000
Grace E. Dailey	2,922	$150,000
Barbara J. Desoer	2,922	$150,000
John C. Dugan	2,922	$150,000
Duncan P. Hennes	2,922	$150,000
Peter B. Henry	2,922	$150,000
S. Leslie Ireland	2,922	$150,000
Renée J. James	2,922	$150,000
Gary M. Reiner	2,922	$150,000
Diana L. Taylor	2,922	$150,000
James S. Turley	2,922	$150,000
Casper W. von Koskull	2,922	$150,000

The aggregate number of shares of deferred stock outstanding at the end of 2024 was:

Director	2024
Ellen M. Costello	66,669
Grace E. Dailey	3,023
Barbara J. Desoer	2,922
John C. Dugan	32,012
Duncan P. Hennes	35,977
Peter B. Henry	30,660
S. Leslie Ireland	20,313
Renée J. James	28,190
Gary M. Reiner	2,922
Diana L. Taylor	56,298
James S. Turley	35,977
Casper W. von Koskull	3,023

Citi 2025 Proxy Statement

65

Audit Committee Report

The Audit Committee (Committee) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities.

The Board of Directors has determined that all six members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Citigroup’s independent registered public accounting firm (independent auditors) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors of the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2024 with management, the internal auditors, and Citigroup’s independent auditors.

The Committee has received the written disclosures required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit-related and tax compliance, and other services. The Committee concluded that the provision of services by the independent auditors did not impair their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

The Audit Committee:

James S. Turley (Chair)
Ellen M. Costello
Grace E. Dailey
John C. Dugan
Duncan P. Hennes
Renée J. James

Dated: March 14, 2025

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66

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP (KPMG) as the independent registered public accounting firm of Citi for 2025. KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969.

Arrangements have been made for representatives of KPMG to attend the 2025 Annual Meeting. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following is a description of the fees earned by KPMG for services rendered to Citi for the years ended December 31, 2023 and 2024:

	2024		2023
	(in millions of dollars)
Audit Fees	$90.9		$82.4
Audit-Related Fees	$30.6		$21.7
Tax Fees	$4.7		$5.9
Total Fees	$126.2	(1)	$110.0
(1)	The increases in Audit and Audit-Related Fees were primarily driven by services rendered in connection with the Mexico restructuring and planned initial public offering, as well as an increase in cost of services.

Audit Fees

This includes fees earned by KPMG in connection with the annual integrated audits of Citi’s consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, comfort letters and consents related to SEC registration statements, and other capital-raising activities and certain reports relating to Citi’s regulatory filings, reports on internal control reviews required by regulators, evaluation of accounting for completed transactions, and reviews of Citi’s interim financial statements.

Audit-Related Fees

This includes fees for services performed by KPMG that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include accounting consultations, internal control reviews not required by regulators, securitization-related services, employee benefit plan audits, certain attestation services as well as certain agreed upon procedures, and due diligence services related to contemplated mergers and acquisitions.

Tax Fees

This includes preparation and review of corporate tax returns, expense allocation reports for tax purposes, and other tax compliance services.

All Other Fees

There were no services provided under this fee category in 2023 and 2024.

Citi 2025 Proxy Statement

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	67

Approval of Independent Registered Public Accounting Firm Services and Fees

Citi’s Audit Committee has reviewed and approved all fees earned in 2023 and 2024 by Citi’s independent registered public accounting firm and actively monitored the relationship between audit and non-audit services provided. The Audit Committee has concluded that the fees earned by KPMG were consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions.

The Audit Committee must pre-approve all services provided and fees earned by Citi’s independent registered public accounting firm. The Audit Committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit-related fees, and tax-compliance fees with specific dollar-value limits for each category of service. The Audit Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved (e.g., internal control and certain tax compliance engagements) or that exceed pre-approved fee amounts. On an interim basis, any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chair of the Audit Committee for approval and to the full Audit Committee at its next regular meeting.

The Accounting Firm Engagement Procedure is the primary basis upon which management ensures the independence of its independent registered public accounting firm. Administration of the Procedure is centralized in, and monitored by, Citi’s Controllership function, which reports the engagements performed by KPMG throughout the year to the Audit Committee. The Procedure also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citi satisfies applicable auditor independence rules.

KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969. As in prior years, Citi and its Audit Committee have engaged in a review of KPMG in connection with the Audit Committee’s consideration of whether to recommend that stockholders ratify the selection of KPMG as Citi’s independent auditor for the following year. In that review, the Audit Committee considers both the continued independence of KPMG and whether retaining KPMG is in the best interests of Citi and its stockholders. Citi’s management prepares an annual assessment of KPMG for the Audit Committee that includes (i) the results of a management survey of KPMG’s overall performance; (ii) review of external data on audit quality and performance, including recent PCAOB reports on KPMG and its peer firms; (iii) an analysis of KPMG’s known legal risks and significant proceedings that may impair KPMG’s ability to perform Citi’s annual audit; and (iv) KPMG’s fees and services provided to Citi both on an absolute basis, noting, of course, that KPMG does not provide any non-audit services, other than those described in the Proxy Statement, to Citi, and compared to services provided by other auditing firms to peer institutions. In addition, KPMG reviews with the Audit Committee its analysis of its independence in accordance with the Accounting Firm Engagement Procedure and PCAOB Rule 3526. In performing its analysis, the Audit Committee considered the length of time KPMG has been Citi’s independent auditor, the breadth and complexity of Citi’s business and its global footprint and the resulting demands placed on its auditing firm in terms of expertise in Citi’s businesses, the quantity and quality of staff, and global reach. The Audit Committee also considered the potential benefits and challenges associated with audit firm rotation and decided that rotation is not in the best interests of Citi’s stockholders at this time. The Audit Committee recognized the ability of KPMG to provide both the necessary expertise to audit Citi’s business and the matching global footprint to audit Citi worldwide and other factors, including the policies that KPMG follows with respect to rotation of the key audit personnel, so that there is a new partner-in-charge at least every five years. Citi’s Audit Committee oversees the process for, and ultimately approves, the selection of the independent auditor’s lead engagement partner at the five-year mandatory rotation period. At the Audit Committee’s instruction, KPMG selects candidates to be considered for the lead engagement partner role, who are then interviewed by members of Citi’s senior management. After considering the candidates recommended by KPMG, senior management makes a recommendation to the Audit Committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner and senior leadership of KPMG, the members of the Audit Committee, individually and/or as a group, interview the leading candidate. The Audit Committee then considers the appointment and votes as an Audit Committee on the selection. Based on the results of its review this year, the Audit Committee concluded that KPMG is independent and that it is in the best interests of Citi and its investors to appoint KPMG to serve as Citi’s independent registered public accounting firm for 2025.

Board Recommendation The Board recommends a vote FOR ratification of KPMG as Citi’s independent registered public accounting firm for 2025.

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68

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

We are seeking a nonbinding, advisory vote approving the compensation of our named executive officers (NEOs) disclosed in this Proxy Statement, as required by Section 14A of the Exchange Act and Rule 14a-21(a) thereunder. We ask for this advisory vote annually. You are asked to vote on the following nonbinding advisory resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

Board Recommendation The Board recommends a vote FOR Proposal 3, which is advisory approval of our executive compensation as disclosed in this Proxy Statement.

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis is organized into the following sections:

●	2024 Named Executive Officer Annual Compensation (page 69)
●	Leadership Evolution During Ms. Fraser’s Tenure (page 70)
●	2024 NEO Compensation Rationale (page 71)
●	Our Compensation Philosophy (page 73)
●	2024 Citi Performance (page 74)
➢	Financial Pillar (page 74)
➢	Risk and Control Management Pillar (page 75)
➢	Leadership Pillar (page 77)
➢	Client and Franchise Pillar (page 78)
●	2024 NEO Performance (page 80)
●	Components of Our Incentive Compensation Program (page 85)
➢	Elements of Annual Compensation (page 85)
➢	Performance Share Units (page 86)
➢	Deferred Stock Awards (page 88)
●	Transformation Bonus Program (page 89)
➢	Background (page 89)
➢	Tranche 3 Payout Determination (page 90)
➢	Program Outcomes (page 91)
●	Compensation Process and Governance (page 92)
➢	Our Annual Compensation Process (page 92)
➢	Our Compensation Peer Group (page 94)
➢	Clawback Provisions (page 95)
➢	Compensation Governance Practices (page 96)

The 2024 Summary Compensation Table, and accompanying tables and narrative disclosure, follow this Compensation Discussion and Analysis, beginning on page 100.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	69

2024 Named Executive Officer Annual Compensation

This Compensation Discussion and Analysis describes our executive compensation philosophy and the process by which the Compensation Committee makes executive compensation decisions. The Compensation Committee approved the annual compensation described below for our NEOs for 2024 performance (dollar amounts in the table below are shown in millions).

		Annual Variable Compensation ($)				Equity Based Awards
Name	Salary	Cash Bonus	Performance Share Units	Deferred Stock	Total Compensation(1)	% of Annual Variable Compensation
Jane Fraser	1.5	5.0	16.5	11.6	34.5	85%
Mark Mason	1.0	5.6	4.2	4.2	15.1	60%
Viswas Raghavan	0.6	8.8	6.6	6.6	22.6	60%
Andrew Morton	1.0	8.2	6.2	6.2	21.5	60%
Andy Sieg	1.0	4.8	3.6	3.6	13.0	60%
(1)	Totals may not equal due to rounding.

Amounts paid in respect of Performance Share Units upon vesting may differ from the amounts set forth in the table above based on Citi’s results during the applicable performance period and the applicable metrics, as described on pages 86 through 88.

Note this table is not the SEC-required 2024 Summary Compensation Table, which is on page 100.

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70	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

Leadership Evolution During Ms. Fraser’s Tenure

During Ms. Fraser’s tenure as CEO, she has led several critical strategic priorities, including:

•	Improving our risk and control infrastructure
•	Divesting our non-U.S. consumer businesses
•	Changing our organizational model to align our structure with our strategy and to make the heads of our five business units more directly responsible
•	Effecting a cultural transformation
•	Assembling an extraordinary team of top talent across the organization, consisting of long-tenured colleagues and strategic new hires

The ability to attract and retain top leadership talent is critical for Citi’s success

•   Eight of the 16 executive officers are new since Ms. Fraser became CEO

•   Three business unit leaders were promoted internally, while two came from key competitors

•   Leadership changes strengthen Citi’s EMT and bring additional skills and experience

Changes during 2023 and 2024 in our organizational model were reflected in changes to our leadership team. But changes in the individuals leading our organization do not only reflect a changed leadership structure, but also an intentional effort to strengthen our firm by promoting our most promising talent from within and combining them with experienced and successful hires from outside the organization. Although change is constant, the leadership team changes coalesced during 2024 with two new important additions.

An outcome of that intentional effort is half of Citi’s EMT (excluding Ms. Fraser herself), representing eight of the current 16 Citi executive officers, were not EMT members when Ms. Fraser became CEO in 2021. Those eight new EMT members include the leaders of each of Citi’s five business units. Of those five business unit leaders, three were promoted internally and two were recruited from the leadership of other financial services organizations. Of the eleven other members of the EMT, eight were EMT members at the commencement of Ms. Fraser’s tenure. The other three were recruited to Citi from senior positions in government, the accounting profession and the financial services industry. The changes to the EMT group echo within the next group of Citi’s leadership by seniority.

Our ability to promote and attract new leadership talent to Citi, and to retain the experienced senior leaders we have, is attributable in significant part to Ms. Fraser’s ability to convincingly communicate a vision for our organization and its opportunity for success in both the near- and long-term.

While there will be a natural evolution to leadership roles as time goes on, the Board believes that the actions that Ms. Fraser has taken in 2024 to complete the buildout of her leadership team has put Citi on the right path to operate faster, deliver improved financial results, accelerate our transformation progress and compete effectively.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	71

2024 NEO Compensation Rationale

OUR STRATEGIC PRIORITIES

The Compensation Committee’s compensation determination reflects its belief that Ms. Fraser’s strategic and other priorities are sound and that she is executing on them promptly and thoughtfully, with an eye towards enhanced safety and soundness, improved returns and laying the foundation for long-term sustainable growth. These priorities include improved financial performance; executing on Citi’s transformation; aligning Citi’s organizational structure to its business strategy and increasing accountability, transparency and focus of execution for Citi’s businesses, including exiting or winding down Citi’s remaining international consumer markets to simplify the business; and strengthening our leadership and talent.

It was critical for us to demonstrate in 2024 that we are delivering on our priorities laid out at our 2022 Investor Day. The Compensation Committee assessed that tangible progress can now be seen in our business performance, our meaningful simplification of the firm, the strengthening of our culture and talent and the progress we are making on our transformation.

FINANCIAL PERFORMANCE

Citi demonstrated improved overall financial performance in 2024. Each of Citi’s five interconnected businesses — Services, Markets, Banking, Wealth and USPB — reported year-over-year increases in revenues. In addition, the firm, as well as each of the five businesses, achieved positive Operating Leverage for the full year, despite higher volumeand transformation-related expenses and other investments in risk and control initiatives.

The firm’s 2024 net income was up 37%, revenues were up 3% (5% excluding divestiture impacts), tangible book value per share was up 4% and RoTCE was up approximately 210 basis points, in each case from 2023. Citi’s CET1 Capital Ratio was up to 13.6%. Citi also returned $6.7 billion during 2024 to common stockholders through dividends and stock repurchases.

TRANSFORMATION

In 2024, Citi made steady and meaningful progress in advancing its transformation, including the issues identified in the Consent Orders, most notably in risk management, modernization of technology and infrastructure and improving resiliency across the organization, but not as much progress as intended. As we have stated before, the transformation is a multiyear endeavor and the results cannot be expected to be linear. Citi is not only addressing regulatory requirements, it is also modernizing and simplifying itself in order to lead in a dynamic, competitive and digital business world. It requires that we address decades of underinvestment in Citi’s infrastructure, going beyond remedying numerous regulatory concerns to intentionally transforming how the organization operates, and making investments that not only support current needs but also benefit Citi over the long term. Of course, transformation efforts of this scale involve significant complexities and uncertainties. While we still have a lot of work to do, as evidenced by the Civil Money Penalty Consent Orders described on page 14 above, we have made important progress since our transformation work began. As a result of these recent regulatory actions, Citi has made changes to its governance and structure of its data program and has increased the level of investment in the program.

LEADERSHIP AND TALENT

As discussed on page 70, Ms. Fraser’s ability to convincingly communicate an overall vision for the organization and the near-term opportunities that vision presents has enabled the recruitment and retention of key leadership talent, transforming the leadership of the organization.

SIMPLIFICATION

Citi has also made substantial progress towards achieving the strategic goal of organizational simplification as presented at our 2022 Investor Day. One part of that initiative involved refocusing our firm around five interconnected businesses — Services, Markets, Banking, Wealth and USPB — each with a clear path to accelerating growth, gaining share and increasing returns. In addition, since announcing our intention to exit consumer banking across 14 markets in Asia, Europe,

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72	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
the Middle East and Mexico as part of our strategic refresh, we closed sales in nine of those markets, and the wind-downs of Citi’s consumer businesses in China and Korea and overall presence in Russia are nearly complete. Most notably, at the end of 2024, we successfully separated our consumer, small and middle market banking businesses in Mexico (Banamex) from our institutional business, a significant undertaking and critical accomplishment in our path to executing an initial public offering of Banamex stock. We are currently in the midst of the sales process for our consumer business in Poland.

A second part of that initiative involved rethinking our operating model. During 2024 we finalized the implementation of a new, flatter management model, eliminating layers and regional structures, and enhancing leadership accountability in each interconnected business to make Citi a simpler, better-controlled firm that can operate faster, improve client service and unlock value for stockholders.

CEO COMPENSATION

The Compensation Committee increased Ms. Fraser’s total compensation from $26 million in 2023 to $34.5 million in 2024 in recognition of the progress and achievements described above, because it concluded that Ms. Fraser’s strategy was solid, and her leadership in regard to the execution of the strategic objectives exemplary, and in light of competitive pay considerations.

In making its decision, the Compensation Committee also considered Citi’s absolute and relative TSR during 2024, including the various elements of Citi’s executive compensation program that tie compensation to TSR.

To align Ms. Fraser’s compensation with stockholder interests, the Compensation Committee determined that the components of her 2024 incentive compensation would, as in prior years, be weighted toward stock-based compensation. Ms. Fraser’s compensation is aligned with stockholder interests through various features of our compensation program that tie the amount of compensation to our TSR and financial metrics. For further information regarding that alignment, see the disclosure on pages 107 to 110 concerning pay versus performance.

TRANSFORMATION BONUS PROGRAM

To incentivize effective execution in connection with the Consent Order programs and to drive change in Citi’s risk and control environment and culture, in August 2021 the Compensation Committee approved the Transformation Bonus Program. A description of the Transformation Bonus Program was included in our 2022 Proxy Statement. Additional information related to the Transformation Bonus Program can be found in the supplemental solicitation materials Citi filed with the SEC in 2022, which can be accessed at www.citigroup.com. Ms. Fraser has not been eligible to participate in the Transformation Bonus Program.

Following the completion of the third and final performance measurement period under the Program, the Compensation Committee determined that the Performance Achievement Percentage for the period ending on December 31, 2024 would be 53%. The Performance Achievement Percentage determination reflected the Compensation Committee’s assessment of performance relative to preset objective targets.

The terms and conditions of the Transformation Bonus Program were not changed for 2024. In approving the Transformation Bonus Program, the Compensation Committee did not intend that it would be a replacement, substitution or make-up for any other compensation amount, nor does the Compensation Committee expect to make other special awards related to our transformation efforts in the future.

For further information concerning the Transformation Bonus Program see pages 89 to 91.

OTHER CONSIDERATIONS

As described on page 88, the Compensation Committee determined that 66.4% of the target number of shares subject to PSUs granted as part of our 2021 incentive compensation awards were earned for the three-year performance period from 2022 through 2024. The resulting payout value was equal to 78.9% of initial value, including the impact of both financial performance and TSR during the three-year performance period from 2022 through 2024, as compared to a 93% payout for the prior performance period.

Citi delivers a portion of incentive compensation for our EMT in the form of PSUs. For 2024, we expanded the use of PSUs to cover all 11 members of the Citi Operating Team to further align the incentive program for those leaders.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	73

Our Compensation Philosophy

Our Compensation Philosophy is designed to encourage prudent risk-taking and management of controls while attracting the world-class talent necessary for our success.

The full statement of our Compensation Philosophy is available on our public website at www.citigroup.com.

Consistent with our Compensation Philosophy, we design our executive pay program to motivate balanced behaviors. The compensation of our executive officers is determined based on a disciplined policy of goal setting and measurement and assessment of performance against pre-established goals. Transparency, discipline and performance feedback are key factors in our approach to executive officer compensation. Implementation of the process spans the full year.

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74	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

2024 Citi Performance

Pages 92 to 93 below describe our annual compensation process. As set forth below, the Compensation Committee approves scorecard goals for each named executive officer early in the annual compensation cycle. The goals fall into four performance pillars: Risk and Control, Financial, Client and Franchise, and Leadership. The type and number of goals for each pillar vary by named executive officer, based on the nature of his or her position.

Before we address individual performance in respect of each of those pillars, the discussion on the pages that follow summarizes highlights of overall Company performance in 2024 in respect of our four performance pillars.

Financial Pillar

The Compensation Committee has seen specific and tangible results in financial performance resulting from efforts to transform the organization over the last few years. The following highlights were considered by the Compensation Committee when awarding executive incentive compensation for 2024.

2024 FINANCIAL PERFORMANCE HIGHLIGHTS
RETURN ON ASSETS	REVENUE GROWTH	DILUTED EPS	TOTAL PAYOUT RATIO	BOOK VALUE PER SHARE	TANGIBLE BOOK VALUE PER SHARE

Services	•	Revenues up 9%, another record year
Markets	•	Revenues increased 6%, fueled by strong growth in Equities
Banking	•	Revenues increased by 32%
Wealth	•	Revenues increased 7% from the prior year and net new investment assets grew 40%
USPB	•	Revenues rose 6%
3% Revenue Increase 5% increase excluding divestiture impacts 7% RoTCE	13.6% CET1 Capital Ratio $6.7 billion Returned to Common Stockholders in dividends/share repurchases

In addition, for the one-, three- and five-year periods ending with 2024 our TSR has been 42.0%, (31.5%) and 6.8%, respectively.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	75
Risk and Control Pillar

As a systematically important financial institution, we have an obligation to implement sound risk and control practices. The following risk and control management performance highlights were considered by the Compensation Committee when awarding executive incentive pay for 2024.

ANNUAL INDIVIDUAL PERFORMANCE ASSESSMENTS

Our compensation programs are designed in accordance with our responsibility to assume only risks that are prudent and to effectively manage those risks to protect the franchise. Our programs reinforce and are aligned with our risk governance framework. When making discretionary annual incentive compensation awards, we adjust the amounts upward to recognize exemplary behaviors and downward to disincentivize employees from taking inappropriate risks.

Our incentive compensation awards have the following important elements:

Risk & Control Management

Our executive compensation framework takes risk and control management into account in several ways, including:

•   using financial metrics that reflect risk as an element of each executive’s financial goals

•   evaluating risk management performance, including effectiveness of the control environment, as part of the performance assessment

•   utilizing reviews by our independent functions in our assessments for select risk-taking employee groups

•   providing for forfeiture and clawback of the deferred portion of incentive awards based on adverse risk outcomes

Identifying Covered Employees	We identify employees, including non-executive employees, whose activities may expose the organization to material amounts of risk. Through our systematic annual process, we identify the material risks to the firm and the employees with influence over those risks. We refer to those employees as “covered employees.”
Governance Process	Our executive compensation governance process ensures that risk and control performance is taken into account in evaluating performance for covered employees. Regulatory matters are reflected in performance assessments for covered employees and regulatory-related goals are cascaded to other employee performance evaluations as appropriate to the applicable roles throughout Citi.
Incentive Compensation Design	Our compensation structure includes deferral, forfeiture and clawback provisions intended to cover a range of behaviors. The portion of incentive awards that are subject to deferral increases with the size of incentive awards, which correlates with covered employee status, and our clawback rights are more robust overall for covered employees. Under our process, covered employees can receive adjustments to their incentive awards in amounts ranging from negative 100% to positive 25% of total compensation to reflect their performance rating for the Risk and Control Pillar.
Risk Reviews	Our Chief Risk Officer and Chief Compliance Officer report at least twice annually to the Compensation Committee on the design and operation of our incentive compensation program and our identification of covered employees.

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76	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
OUR TRANSFORMATION

Citi is undertaking a firm-wide transformation in order to strengthen its risk management, modernize its infrastructure and improve its resiliency. This includes the remediation of issues identified in the Consent Orders by the FR B and the OCC. The transformation addresses decades of underinvestment in Citi’s infrastructure, going beyond remedying numerous regulatory concerns to intentionally transforming how the organization operates and making investments that not only support current needs but also benefit Citi and its clients over the long term.

In 2024, Citi made progress in advancing its transformation, including consolidating its balance sheet reporting to one unified ledger, implementing a cloud-based solution for risk analytics to better value trading assets and closing out a separate long-standing consent order. However, that progress fell short in certain areas. In particular, data quality management and regulatory reporting did not make as much progress as necessary. Management was transparent about the situation and changed the governance of the data program while increasing investment in it.

As a consequence, both the FR B and the OCC took additional enforcement actions against Citi in July 2024. In addition, the Board held management accountable by reducing the amount of payout for the last tranche of the Transformation Bonus Program award, as described on page 90. The Board and management team remain committed to the success of the transformation and addressing the issues identified in the Consent Orders.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	77
Leadership Pillar

Leadership skills across the workforce are a key to the success of our transformation. The following highlights were considered by the Compensation Committee when awarding executive incentive compensation for 2024.

OUR LEADERSHIP TEAM

As described on page 70 above, we have worked to assemble an extraordinary team of top talent across the organization, consisting of long-tenured colleagues and strategic new hires. Although change is constant, the leadership team changes coalesced during 2024 with two new important additions. The success of these efforts reflects strong leadership, including in particular the ability to effectively communicate and evidence a commitment to common, attainable, objectives and a vision for the organization. This evolution represents a success for the entire leadership team.

OUR SIMPLIFICATION

In 2024, Citi completed its organizational simplification announced in September 2023. The result is a simpler management structure that aligns to and facilitates Citi’s strategy, while improving accountability and decision-making. Citi’s operating model changes included elimination of the Institutional Clients Group, Personal Banking and Wealth Management and Legacy Franchises operating segments and resulted in the five interconnected businesses discussed below. Activities not assigned to those businesses are reflected in All Other, including Legacy Franchises and Corporate/Other. Citi’s organizational simplification efforts also assist it in advancing the execution of the transformation.

Citi’s five interconnected businesses:

Services	Markets	Banking	Wealth	USPB

Citi’s overall simplification efforts have also included the following:

•	During 2023–2024 we instituted a new, flatter management model, eliminating layers and regional structures, and enhancing leadership accountability in each of our five interconnected businesses to make Citi a simpler, better-controlled firm that can operate faster, improve client service and unlock value for stockholders.
•	Since announcing our intention to exit consumer banking across 14 markets in Asia, Europe, the Middle East and Mexico as part of our strategic refresh, we closed sales in nine of those markets, and the wind-downs of Citi’s consumer businesses in China and Korea and overall presence in Russia are nearly complete.
•	At the end of 2024, we successfully separated our consumer, small and middle market businesses in Mexico (Banamex) from our institutional business, a significant undertaking and critical accomplishment in our path to executing an initial public offering of Banamex stock.
•	We are currently in the midst of the sales process for our consumer business in Poland.
•	In 2024, Citi exited certain institutional business lines.

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78	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
Client and Franchise Pillar

The success of our client and franchise efforts depends on a long-term, firmwide approach. The following highlights were considered by the Compensation Committee when awarding executive incentive compensation for 2024.

NOTABLE TRANSACTIONS

Citi participated in numerous notable transactions for clients in 2024. The following three illustrate the types of innovative and noteworthy transactions that the Compensation Committee took into account when awarding executive incentive compensation for 2024, spanning our markets, banking and consumer businesses.

Co-Branded Consumer Credit Cards	During 2024 Citi and American Airlines announced the extension of their more than 37-year co-branded partnership for the next decade, taking the relationship to new heights with Citi becoming the exclusive issuer of the AAdvantage® co-branded card portfolio in the U.S. in 2026. American Airlines launched the first airline loyalty program, and with Citi, the travel industry’s first co-branded credit card. With the extension, Citi reached an agreement to acquire a portion of the American Airlines co-branded card portfolio previously owned by a competitor and will begin transitioning cardmembers to the Citi portfolio in 2026. The attractive cardmember base, size and strength of the combined portfolio are poised to help accelerate growth for Citi’s Branded Cards business and overarching USPB business. The agreement also creates an innovative alignment between the Citi ThankYou and AAdvantage® card programs. As exclusive issuer, Citi will take on all American Airlines acquisition channels, including inflight and at airports.
Private Credit Partnership	In 2024 Citi and Apollo Global Management Inc. entered into an exclusive agreement to form a landmark $25 billion private credit, direct lending program. The program will include participation from Mubadala Investment Company as Apollo’s strategic partner as well as Apollo’s subsidiary, Athene. The strategic program is designed to significantly enhance access for Citi’s corporate and financial sponsor clients to the private lending capital pool, at a scale and size which can provide funding certainty in strategic transactions.
Mergers and Acquisitions	Citi advised Mars Incorporated in connection with its 2024 agreement to acquire Kellanova in one of the largest merger and acquisition transactions of the year. We brought the entire firm together to help advise Mars throughout the transaction. Over our decades-long relationship with the client, we gained that trusted advisor status, making Citi a natural choice for this acquisition. We served as the exclusive financial advisor to Mars and provided committed financing for the deal.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	79

THE WORLD’S MOST GLOBAL BANK

At our 2022 Investor Day, we announced our intention to be the preeminent banking partner for institutions with cross-border needs. Our 2024 Services Investor Day highlighted our Services business, which is at the heart of our global network.

100+ years in business 19,000 clients served #1 in institutional liquidity, payments, trade, and custody/clearing	$5T moved daily 85% of Fortune 500 served +9% growth in 2024

Services is the reason we call ourselves the world’s most global bank. The business has developed over a period of more than a century. Our innovative product suite of capabilities, superior technology and outstanding talent help our clients expand and transact around the world. Services has received several awards for its products and innovations, including Global Finance Award for Best Global corporate cross-border payments solution, Global Trade Review award for best Trade Finance Bank 2024, Overall Commodity Finance Deal of the Year (2024), Adam Smith Awards 2024 – Best Sustainable Treasury Solution and Adam Smith Awards 2024 – Scorpio Celent Model Bank award for Digital Asset Innovation.

Within our Services business, between our Treasury and Trade Solutions (TTS) franchise and our Securities Services franchise, we serve some 19,000 clients around the world. That includes 85% of the Fortune 500. Our network allows us to do business today in 180 different markets. We move nearly $5 trillion for our clients each day.

In TTS, we are the number one bank amongst institutional clients for liquidity, for payments and for trade. In Securities Services, we are the number one bank in direct custody and clearing. We are one of the very few banks that brings together pre-, during- and post-trade services.

To be sure, our focus is not simply the scale of our business; rather we are equally focused on innovation and the client experience. Our global team strives to bring unique insights to the table. We strive to help clients navigate the toughest of global environments.

In addition, our Services businesses add value for the organization as a whole. Indeed, TTS is frequently the front door to the rest of the firm for our middle market clients.

Finally, 2024 was another record year for Services, with revenue up 9%, despite the lower rate environment, as a result of new mandates and our emphasis on fee growth. We grew share in both TTS and Securities Services.

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80	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

2024 NEO Performance

The foregoing sections of our Compensation Discussion and Analysis set forth the 2024 annual compensation of our NEOs and summarize our firmwide performance highlights in the four performance pillars of our compensation accountability rationale tool (CART)—Financial, Risk and Control, Client and Franchise, and Leadership—during 2024.

The following provides further details concerning the decisions made by the Compensation Committee in respect of 2024 compensation for our NEOs individually, other than Mr. Raghavan. Mr. Raghavan commenced employment with Citi in 2024, and his 2024 compensation was negotiated in connection with his agreement to join Citi.

Jane Fraser CEO

2024 Annual Incentive Compensation:

Key Compensation Committee Considerations

●    Ms. Fraser provided disciplined leadership of Citi’s various transformation efforts.

●    Ms. Fraser further built out her leadership team.

●    Ms. Fraser improved accountability of business leaders and their financial results.

●    The benchmark compensation amount used as a starting point for Ms. Fraser’s compensation decision was the market benchmark.

●    Ms. Fraser’s final total (base salary plus incentive) compensation amount for 2024 reflected:

➢    Upward adjustments to reflect performance in the Financial, Leadership, and Client and Franchise Pillars.

➢    Downward adjustments to reflect performance in the Risk and Control Pillar.

●  Total compensation: $34.5 million.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	81

Ms. Fraser’s Dashboard for 2024:

Financial:

2024 Result
Citigroup Income from Continuing Operations Before Taxes	$17.0 billion
Citigroup Operating Leverage	764 bps
Citigroup Return on Common Equity	6.1%
Citigroup Return on Tangible Common Equity	7.0%

●	The macroeconomic and geopolitical fronts were uncertain in 2024, with continued wars, several major country elections, including the U.S., and continued inflation pressures, but Citi’s capital, liquidity and reserves remained robust.
●	Ms. Fraser’s focus on managing the firm’s strategic execution resulted in positive results in core financial metrics across our five interconnected businesses for 2024.
●	Ms. Fraser has been strategic about resource allocation and continues to focus on our investment in our transformation efforts.

Risk and Control:

●	In July 2024 the FRB and OCC took further regulatory actions in connection with the Consent Orders. Citi has acknowledged that, despite making good progress in simplifying our firm and addressing the Consent Orders, there are areas where we have not made progress quickly enough, such as in our data quality management.
●	Our risk and control issues are acknowledged by Ms. Fraser, and she has taken bold and decisive steps to address them through her personal focus, organizational changes and setting clear expectations for the organization.
●	Ms. Fraser ensures there is a focus on maintaining adequate staffing of risk and control resources, as well as ensuring key employees on the transformation programs are retained so that we can focus on continued execution.

Client and Franchise:

●	After announcing an organizational simplification in the third quarter of 2023, Ms. Fraser successfully completed the implementation of the firm’s new structure in April 2024.
●	Ms. Fraser played a critical role in strengthening relationships with clients around the world, ensuring their needs are met effectively, furthering the vision of the firm and dedication to clients, and building on our global franchise value.
●	Ms. Fraser achieved the successful separation of our consumer, small and middle-market businesses in Mexico (Banamex) from our institutional business.

Leadership:

●	Ms. Fraser continued to embody the Leadership Principles as she has led the firm with excellence, clarity and transparency of purpose, as well as empathy and respect during a time of significant change.
●	Ms. Fraser set an appropriate tone from the top, building credibility with key stakeholders, including investors, regulators, clients and employees, and reinforcing the importance of Citi as a leader in the global financial industry.
●	Ms. Fraser continued to spearhead strong external talent acquisitions, strengthening her leadership team to drive the execution of the firm’s strategy.

www.citigroup.com

82	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
Mark Mason CFO

2024 Annual Incentive Compensation:

Key Compensation Committee Considerations

●    Mr. Mason showed notable commitment to the firm in the face of challenges.

●    Mr. Mason led and made clear progress in key areas, setting an effective tone from the top about financial discipline driving stockholder value, and improving returns.

●    The benchmark compensation amount used as a starting point for Mr. Mason’s compensation decision was the market benchmark adjusted to reflect experience and time in this role.

●    Mr. Mason’s final total (base salary plus incentive) compensation amount for 2024 reflected:

➢    Upward adjustments to reflect performance in the Financial, Leadership, and Client and Franchise Pillars.

➢    Downward adjustments to reflect performance in the Risk and Control Pillar.

●    Total compensation: $15.08 million.

Mr. Mason’s Dashboard for 2024:

Financial:

2024 Result
Citigroup Income from Continuing Operations Before Taxes	$17.0 billion
Citigroup Operating Leverage	764 bps
Citigroup Return on Common Equity	6.1%
Citigroup Return on Tangible Common Equity	7.0%

●	Mr. Mason continued to lead the firm and his Finance team amidst considerable challenges, including a significant increase in spend for our transformation efforts and a major restructuring of our businesses.
●	Mr. Mason managed Citi’s balance sheet, including capital allocation, and the firm continued to deliver on its external commitments, which is reflected in the full-year earnings results.
●	Mr. Mason led the firm in making critical strategic choices during 2024, using organizational simplification to drive positive change for the long term.

Risk and Control:

●	Mr. Mason focused on building his engagement with key stakeholders to remediate the shortcomings identified in certain transformation programs.
●	There is more work to be done within the Finance organization to ensure the firm is on the path to closure for various streams of deliverables.

Client and Franchise:

●	Mr. Mason developed key strategic relationships with clients and investors regarding Citi’s value proposition and strategy.
●	Mr. Mason is a strong connector across our five businesses and with external stakeholders, including investors.

Leadership:

●	Mr. Mason is a trustworthy and dynamic leader within his organization, the firm, and the external environment.
●	Mr. Mason has been committed to creating and developing a dedicated team to execute his organization’s tasks and the firm’s strategy effectively.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	83
Andrew Morton Head of Markets

2024 Annual Incentive Compensation:

Key Compensation Committee Considerations

●    Mr. Morton successfully drove change throughout the Markets organization, focusing on delivering broad, strategic solutions.

●    Mr. Morton garnered positive feedback from many stakeholders.

●    The benchmark compensation amount used as a starting point for Mr. Morton’s compensation decision was the market benchmark.

●    Mr. Morton’s final total (base salary plus incentive) compensation amount for 2024 reflected:

➢    Upward adjustments to reflect performance in the Financial and Client and Franchise Pillars.

➢    Downward adjustments to reflect performance in the Risk and Control Pillar.

●    Total compensation: $21.525 million.

Mr. Morton’s Dashboard for 2024:

Financial:

2024 Result
Citigroup Income from Continuing Operations Before Taxes	$17.0 billion
Markets Income from Continuing Operations Before Taxes	$6.2 billion
Citigroup Operating Leverage	764 bps
Markets Operating Leverage	679 bps
Citigroup Return on Common Equity	6.1%
Citigroup Return on Tangible Common Equity	7.0%
Markets Return on Tangible Common Equity	9.1%

●	As Head of Markets, Mr. Morton is responsible for overseeing revenue, expense and capital performance across Rates, Foreign Exchange, Spread Products, Commodities, Markets Treasury, Equities and Other Citi Markets. Markets had a positive year, driven by strong performance in Equities and Spread Products, and lower year-over-year expenses.
●	For 2024, Mr. Morton oversaw an improvement in RoTCE of 180 basis points versus the previous year.

Risk and Control:

●	Mr. Morton was a valued contributor on regulatory programs that were on track in 2024 and he continues to make progress strengthening Risk and Controls.

Client and Franchise:

●	Mr. Morton focused on franchise-wide opportunities during 2024, with tangible results in several strategic transactions.
●	Mr. Morton significantly increased his engagement with key clients and made continued progress on culture and talent priorities for the business, thereby enhancing the franchise.

Leadership:

●	Mr. Morton is a respected and decisive leader. He has been successful in driving change by making bold strategic decisions, balancing the needs of the firm and the business.
●	Mr. Morton’s leadership and collaboration with key stakeholders continue to showcase the importance of Citi’s global Markets business.

www.citigroup.com

84	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
Andy Sieg Head of Wealth

2024 Annual Incentive Compensation:

Key Compensation Committee Considerations

●    Mr. Sieg joined Citi as Head of Wealth in September 2023. He has set a new path for the business, has made many of the necessary, material changes to improve performance and brought in significant new talent.

●    2024 has been a challenging year for the Wealth business, but Mr. Sieg has built significant momentum.

●    The benchmark compensation amount used as a starting point for Mr. Sieg’s compensation decision was his prior-year total compensation.

●    Mr. Sieg’s final total (base salary plus incentive) compensation amount for 2024 reflected:

➢    Upward adjustment to reflect performance in the Financial and Client and Franchise Pillars.

➢    Downward adjustments to reflect performance in the Risk and Control Pillar.

●    Total compensation: $13.02 million.

Mr. Sieg’s Dashboard for 2024:

Financial:

2024 Result
Citigroup Income from Continuing Operations Before Taxes	$17.0 billion
Wealth Income from Continuing Operations Before Taxes	$1.3 billion
Citigroup Operating Leverage	764 bps
Wealth Operating Leverage	900 bps
Citigroup Return on Common Equity	6.1%
Citigroup Return on Tangible Common Equity	7.0%
Wealth Return on Tangible Common Equity	7.6%

●	Mr. Sieg is responsible for the Citi Private Bank, Citigold Private Client, and Wealth at Work businesses. While the Private Bank underperformed, other parts of the franchise have performed well and made an upward turn under his leadership.
●	Mr. Sieg focused on optimization, lowering costs, and improving revenue generation within Wealth in 2024, including significant growth in Net New Investment Assets (NNIA).

Risk and Control:

●	Mr. Sieg took steps to improve Wealth’s risk and control environment, which was stable during 2024.
●	Mr. Sieg oversaw significant progress in aspects of the control infrastructure for Wealth, and supported transformation work.

Client and Franchise:

●	Mr. Sieg actively led a project to improve the client experience by focusing on the full end-to-end delivery of investment solutions, resulting in improvements to our alternative booking process and training, more seamless transferring of client assets and other enhancements.
●	Mr. Sieg was actively engaged with clients and asset managers, and took opportunities to reach out broadly through speaking and media engagements.

Leadership:

●	Mr. Sieg was decisive in steering his organization’s performance, disciplines, and practices.
●	Mr. Sieg is driving a culture of intense client focus.
●	Mr. Sieg drove strong external talent acquisitions for the Wealth business, adding considerable depth to his leadership team.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	85

Components of Our Incentive Compensation Program

Elements of Annual Compensation

The total incentive awarded to executive officers is delivered in three parts: (a) annual cash bonus, (b) Deferred Stock Awards the value of which depends on our stock price, and (c) PSUs, the value of which, if any, depends on our stock price and achievement of performance goals.

Our incentive awards foster a balance between annual and long-term components, with the majority of incentive compensation delivered in awards that pay out over multiple years. Long-term incentives, including both PSUs and Deferred Stock Awards, are subject to performance-based vesting criteria. In determining the percentages to grant of each award type, the Compensation Committee considered applicable regulatory requirements and guidelines as well as market practices.

ELEMENT	AWARD TYPE	PORTION OF TOTAL INCENTIVE COMPENSATION	PERFORMANCE LINK AND VESTING	COMPENSATION TYPE
Salary	N/A	N/A	● Fixed portion of total pay at a competitive level that enables us to attract and retain talent	Cash
Short-Term Incentive	Annual Bonus	CEO: 15% Other NEOs: 40%	● Performance assessment determines amount	Cash
Long-Term Incentives	Performance Share Units	CEO: 50% Other NEOs: 30%	● Performance assessment and share price determine target number of units	Equity-linked, performance-based and cash-settled
● Earned units based on financial metrics over three-year performance period (a description of the metrics for 2024 awards is included on pages 86 to 87)
● Earned units are paid following a three-year performance period
● Ultimate amount received based on our TSR
● Award capped at 100% of target if our TSR is negative over performance period
● Subject to cancellation and clawbacks
	Deferred Stock Awards	CEO: 35% Other NEOs: 30%	● Performance assessment and share price determine number of shares	Equity
● Ultimate amount received based on our TSR
● Paid ratably over a four-year period
● Subject to cancellation and clawbacks including the performance-based vesting condition described on page 95

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86	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

Performance Share Units

Under the general structure of our annual executive compensation program, 50% of CEO variable pay and 30% of other named executive officer variable pay is awarded as PSUs.

2024 PSU AWARD DESIGN

The following summarizes the terms of PSUs awarded by us in 2025 in respect of performance during 2024 (2024 PSUs). The performance metrics approved for the 2024 PSUs are RoTCE and TBVPS, and cover the period January 1, 2025 through December 31, 2027. The RoTCE metric has been adjusted compared to the prior year PSUs to use change in RoTCE, rather than absolute RoTCE, for relative performance purposes reflecting stockholder feedback. The TBVPS grid metrics have been increased consistent with past practice.

METRIC PERFORMANCE AND RELATED EARNED PSUs

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	87
AWARD FEATURE	PERFORMANCE YEAR 2024 PSU DESCRIPTION
Performance Period	●	January 1, 2025 through December 31, 2027
Target Number of PSUs	●	Target is derived from the portion of total incentive award allocated to the PSU program divided by the average of the closing prices of our common stock for the five trading days immediately preceding the February 13, 2025 grant date ($81.432).
Performance Metrics and Targets		WEIGHTED AVERAGE RoTCE (50%)	●	RoTCE for each year is net income (less preferred dividends) divided by Average Tangible Common Equity for the year.
			●	Average RoTCE is a weighted average of annual RoTCE performance for 2025, 2026 and 2027, in the following proportion: 20%/30%/50%. The weighting gives greater import to RoTCE performance in the medium term than in the short term.
			●	For purposes of relative performance, the peer group consists of Bank of America, Barclays, Deutsche Bank, Goldman Sachs, HSBC, JPMorgan Chase, Morgan Stanley, UBS, and Wells Fargo.
		CUMULATIVE TBVPS (50%)	●	Cumulative tangible book value per share (TBVPS) is determined by adding the TBVPS as of December 31, 2025, 2026 and 2027.
Performance between fixed outcomes as set forth above is determined by straight-line interpolation. Relative Performance for the RoTCE metrics is based on change in RoTCE for the performance period and is determined as follows:

Relative Change in RoTCE	PSUs Earned
<50th percentile	0%-100%
50th-75th percentile	100%-150%
>75th percentile	150%

TSR Factor	●	The number of PSUs that may be earned is capped at target if our TSR is negative over the three-year performance period, regardless of the outcome of the performance metrics.
Award Delivery	●	After the end of the performance period, the number of earned PSUs will be multiplied by the average of our common stock price over the 20 trading days preceding the final vesting date, and the resulting value will be paid in cash, except for employees resident in the U.K. where deferrals for up to seven years are required by law. This practice links the payout to changes in the price of our common stock while limiting stockholder dilution.
Vesting	●	PSUs are subject to three-year cliff vesting with a provision for early retirement.
Dividend Equivalents	●	Dividend equivalents will be accrued and paid on the number of earned PSUs after the end of the performance period; dividend equivalents on PSUs that are not earned will be forfeited.
Cancellation and Clawbacks	●	PSUs are subject to cancellation and clawback provisions.

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88	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
PERFORMANCE SHARE UNIT PAYOUTS

The chart below illustrates the components of the payout amounts for PSUs settled in 2023 through 2025, illustrating the relative impact of stock price change and operational performance metrics.

66.4% of PSUs awarded in 2022 and settled in 2025 were earned based on performance against operational financial metrics during the performance period, including equitable adjustments for 2024 as required under the applicable award agreements for unusual and non-recurring items arising from the impacts of restructuring, separations, currency reserves in certain jurisdictions and a FDIC special assessment (net $884 million increase in earnings before taxes).

PSU PAYOUT – AWARDS SETTLED IN 2023–2025

PSU Grant Value
Amount of increase or decrease based on performance against metrics
Amount of increase or decrease based on the changes in the FMV of the target shares plus dividends
Amount of increase or decrease based on performance against metrics PSU Final Payout Amount

Deferred Stock Awards

Under the general structure of our executive compensation program, 35% of CEO variable pay and 30% of other named executive officer variable pay is awarded as Deferred Stock Awards.

AWARD FEATURE	DEFERRED STOCK AWARD DESCRIPTION
Vesting Period	Vests 25% each year over a four-year period, subject to a provision for early retirement.
Number of Shares	The number is derived from the portion of total incentive award allocated to Deferred Stock Awards divided by the average of the closing prices of our common stock for the five trading days immediately preceding the February 13, 2025 grant date ($81.432).
Dividend Equivalents	Dividend equivalents will be accrued and paid on vested shares after the end of the vesting period; dividend equivalents on Deferred Stock Awards that are not earned will be forfeited.
Clawbacks	Deferred Stock Awards are subject to cancellation and clawback provisions, including the performance-based vesting condition described on page 95.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	89

Transformation Bonus Program

Background

In 2020, Citi embarked on a multiyear transformation, with the target outcomes to change Citi’s business and operating models such that they simultaneously (i) strengthen controls, enhance data quality, reduce risk and improve Citi’s regulatory compliance and its culture, and (ii) enhance Citi’s value to customers, clients and stockholders. Our transformation includes efforts to effectively remediate the Consent Orders. For additional information about our transformation and the Consent Orders, see “Citi’s Multiyear Transformation” in Citi’s Annual Report on Form 10-K and Citi’s Current Report on Form 8-K filed with the SEC on October 7, 2020.

Colleagues at all levels are expected to play an active role in achieving these target outcomes, and senior leaders are accountable for driving progress. To incentivize effective execution in connection with the Consent Order programs and to drive change in Citi’s risk and control environment and culture, in August 2021 the Compensation Committee approved the Transformation Bonus Program. A description of the Transformation Bonus Program was included in our 2022 Proxy Statement. Additional information related to the Transformation Bonus Program can be found in the supplemental solicitation materials filed by us in 2022 with the SEC, which can be accessed on our public website at www.citigroup.com.

Ms. Fraser has not been eligible to participate in the Transformation Bonus Program. All other members of our EMT at the time the Program was adopted, as well as approximately 250 other employees who were deemed to be critical to execution in connection with the Consent Order programs, were eligible to participate in the Transformation Bonus Program.

Performance under our Transformation Bonus Program has been based on the collective achievement of metrics in various categories, rather than on individual performance, in order to foster a unified, collective focus on achieving key transformation goals and ensure consistent leadership throughout the multiyear effort. Central to the design of the Transformation Bonus Program was the recognition that our ability to achieve the objectives of our transformation requires collective effort over a multiyear period. Accordingly, participants in the Transformation Bonus Program have been collectively evaluated against outcomes in order to foster a culture of shared accountability.

Performance has been measured, and the bonus, if any, payable pursuant to the Transformation Bonus Program has been in three tranches, each representing a separate performance period. Specific goals and related metrics were established for each of the three tranches. The maximum portion of the bonus payable for each tranche was: 25% for the first tranche, 25% for the second tranche and 50% for the third tranche.

Shortly before each designated payment date, an assessment was made by the Compensation Committee to determine what portion – if any – of the relevant tranche was collectively earned based on performance relative to specific preset targets for the applicable performance period. The portion to be paid out for each tranche has been applied to all participants in the Transformation Bonus Program on a consistent basis. For example, while a maximum of 25% of the award could be earned for the first tranche, if the Compensation Committee determined, based on the relevant criteria, that collective performance merited only a 15% payout, then each participant would only be paid 15% for that tranche (assuming they satisfied all other conditions for entitlement to be paid).

The first and second tranches were only impacted by performance relative to preset targets. Each constituted a maximum of 25% of the award. The third tranche, which constituted a maximum of 50% of the award, was affected by both performance relative to preset objective targets and stock performance. For this third tranche, once performance was accounted for and the base payout was determined to be either the maximum 50% or some lower percentage as described above, the payout was further adjusted based on stock performance. That is, the payout amount was further adjusted downward or upward as if that payout had been invested in Citi common stock from the date of grant of each award through the payment date for the third tranche, taking into account stock price changes and the sum of dividends paid (without interest or assumed reinvestment), consistent with our customary approach for equity-based compensation.

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Participants must have continued to be actively employed by Citi at the payment date to receive a payment. Payments were further subject to all Transformation Bonus Program conditions, including demonstrable leadership in all job specific aspects of the transformation, a satisfactory Risk and Control Pillar performance rating under our normal annual incentive assessment process, and the rules of our Accountability Framework. Payments were also subject to cancellation and clawback provisions as described on page 95.

There was no opportunity to make up for reductions to earlier tranches through exceptional performance for later tranches. In approving the Transformation Bonus Program, the Compensation Committee did not intend that it would be a replacement, substitution or make-up for any other compensation amount, nor does the Compensation Committee expect to make other special awards related to our transformation in the future.

The Citigroup and Citibank Boards of Directors each formed a Transformation Oversight Committee, an ad hoc committee of each Board, to provide oversight of management’s remediation efforts under the Consent Orders. The primary focus for the first part of our remediation efforts involved the development of comprehensive plans to remediate our regulatory issues and submission of those plans to our regulators. The primary focus for the second part of our remediation efforts involved execution on those plans.

Tranche 3 Payout Determination

The Compensation Committee determined that the performance metric categories for the third and final tranche of the program, covering the calendar year 2024 performance period, were the same as those for Tranche 2:

●	Timely Execution of specific actions management must have taken during Phase 3 of our remediation plan
●	Execution quality, which is the percentage of milestones reviewed by Citi’s Internal Audit function that it deemed to be complete
●	Culture change, a qualitative consideration, which is based on a broad-based employee survey that is designed to measure cultural alignment with our Leadership Principles

The terms and conditions of the Transformation Bonus Program were not changed for 2024.

As discussed on page 14, in July 2024, the FRB and OCC took further regulatory actions in connection with the Consent Orders. Citi has acknowledged that, despite making important progress in advancing the transformation, including remediating the Consent Orders, there were areas where we have not made progress quickly enough, such as in our data quality management related to governance and regulatory reporting. These areas are included in the performance metric categories referenced above and therefore also had an impact on the payout of Tranche 3 of the Transformation Bonus Program.

Following the completion of the third and final performance measurement period under the Transformation Bonus Program, the Compensation Committee determined that the payout for the period ending on December 31, 2024 would be down, consistent with Citi’s fourth quarter 2024 earnings call and 2024 Annual Report on Form 10-K, and set the Performance Achievement Percentage at 53%.

Additionally, pursuant to the original Transformation Bonus Program terms, as described above, the payout of Tranche 3 was required to be indexed (up or down) to reflect TSR over the three-year performance period. TSR was required to be calculated consistent with our customary approach for cash-settled equity-based incentive awards. The starting value for this calculation is $70.37, the average closing price of our stock from October 25 through 29, 2021, the five-day period before awards were granted to participants. The ending value for this calculation is $83.31, the five-day average of closing prices for the stock for the period ending on February 19, 2025, the scheduled payment date for the third tranche. Cumulative TSR for the performance period calculated on that basis was approximately 15%, so the payout value for the third and final performance measurement period, pursuant to the original Transformation Bonus Program terms, was 68% (53% Performance Achievement Percentage plus 15% TSR).

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Program Outcomes

All three performance measurement periods under the Transformation Bonus Program have been completed and the Compensation Committee has determined the following results:

Performance Period	Performance Achievement Percentage
Period ending December 31, 2022	94%
Period ending December 31, 2023	80%
Period ending December 31, 2024	53%

Citi provides the OCC and the FRB on an ongoing basis information regarding its plans and progress and continues to work constructively with both regulators to reflect their feedback on its remediation efforts.

www.citigroup.com

92	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

Compensation Process and Governance

Our Annual Compensation Process

The following summarizes the principal elements of our process for setting incentive compensation for our NEOs.

We adopted our Compensation Accountability and Rationale Tool in 2020 as a means for administering our new compensation principles and practices. CART is an integral part of our compensation framework that resulted in significantly increased transparency and discipline with respect to the impact of risk and control performance on compensation decisions. CART’s most important feature is that it requires managers to provide performance details across each of the four CART pillars – Risk and Control, Financial, Client and Franchise, and Leadership – to support compensation decisions.

CART creates a comprehensive record evidencing how risk was considered in compensation decisions. This practice enables us to systematically hold each manager of an in-scope employee accountable in a disciplined way for management of risk and controls and for determining compensation.

Each named executive officer’s total incentive award is based on a market benchmarking process, Citi’s overall achievements, and individual executive performance against applicable goals. Target compensation is aligned through a market benchmarking process, with market rates of pay adjusted to reflect each named executive officer’s experience and scope of role as the starting point for incentive pay. Each named executive officer’s performance is evaluated against the four pillars and is informed by metrics contained in the executive’s scorecard. The Compensation Committee then considers how performance in each pillar impacts the incentive compensation amount and written narrative assessments for each of the four pillars are completed linking pay to performance. The Compensation Committee completes this assessment for our CEO and contributes to the assessments for our other executive officers.

Under our compensation framework, our Compensation Committee uses a five-step process when making final determinations regarding named executive officer incentive compensation. The steps are illustrated in the following graphic and summarized immediately below the graphic.

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1	Goal Setting for Scorecards Approve employee-by-employee customized scorecard goals aligned to each of the four performance pillars and the employee’s job responsibilities
•	The Compensation Committee approves scorecard goals for each named executive officer early in the annual compensation cycle. The goals fall into four performance pillars: Risk and Control, Financial, Client and Franchise, and Leadership. The type and number of goals for each pillar vary by named executive officer, based on the nature of his or her position:

➢ Risk and Control goals include:

✓ Improvements to risk management

✓ Risk limits and controls performance

✓ Anti-money laundering and other specific regulatory criteria

✓ Progress on regulatory remediation programs

➢ Financial goals include:

✓ Company-wide goals for all NEOs that reflect our annual business plan

✓ Business unit-specific goals for NEOs who are business unit leaders that reflect annual plans for our individual business units

➢ Client and Franchise goals include:

✓ Goals relating to metrics that are important to the strength of the franchise and, for relevant executives, goals relating to growth in our client relationships

✓ Goals relating to feedback received on our annual Voice of the Employee survey

➢ Leadership goals include: ✓ Leadership values, based on our Leadership Principles can be found at www.citigroup.com/global/about us
2	Evaluation of Market Pay Align target compensation to reflect market pay
•	The Compensation Committee reviews market pay to determine a market benchmark for each NEO role. Ranges are developed based on public information and third-party market surveys of compensation for the same or comparable roles at peer firms.
•	Consideration of market pay helps us set NEO pay at levels that reflect market rates based on role, tenure, experience, and the skill set of each executive.
3	Performance Assessment Assess performance for each performance pillar:
•	At the end of each year, a named executive officer’s performance against each scorecard goal is assessed. A performance rating is assigned for each performance pillar.
•	The Compensation Committee retains the authority to further adjust pay to reflect unusual performance outcomes that are not within the scope of the four pillars.
4	Linking Performance to Compensation Assess performance holistically against the scorecard goals established for each employee
•	The Compensation Committee then applies each NEO’s performance rating for each pillar against the prescribed compensation adjustment range to determine an appropriate compensation adjustment for each pillar. The net aggregate compensation adjustments are then applied to the adjusted market benchmark to determine a forecasted compensation amount.
•	The Compensation Committee retains the authority to further adjust pay to reflect unusual performance outcomes that are not within the scope of the four pillars.
•	The Compensation Committee further adjusts pay to reflect any required impacts under our Accountability Framework.
5	Compensation Committee Determination Exercise fiduciary judgment and discretion to determine incentive compensation amount
•	The Compensation Committee approves performance ratings and compensation adjustments.
•	The Compensation Committee, exercising its fiduciary judgment, determines the final award amount for each NEO.

www.citigroup.com

94	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

Our Compensation Peer Group

Our vision for Citi is to be the preeminent bank for institutions with cross-border needs, a global leader in wealth, and a major player in consumer payments and lending in our home market.

Because of our need to compete in the market for talent while at the same time aligning compensation with performance, considering the compensation decisions and performance achievements of peers is a key factor in Citi’s compensation decisions. The Compensation Committee considers named executive officer compensation in the context of pay levels and performance at a 13-member peer group and a smaller core peer group consisting of five U.S.-based global banks with lines of business and scale similar to ours.

The Compensation Committee, with input from its independent compensation consultant, established our compensation peer group. The Compensation Committee evaluates the compensation peer group on an annual basis to ensure that the group continues to be appropriate. The Compensation Committee continues to believe that a U.S.-based peer group reflects the relevant market for executive talent and the relevant regulatory environment for our executive compensation.

We chose the peers because they operate in one or more lines of business that are similar to ours and compete in similar labor markets. In selecting the compensation peer group, the Compensation Committee uses size-based metrics as primary screening criteria among financial services firms. Citigroup’s size relative to its full peer group is generally near or above the 75th percentile but is closer to median when compared to its core peers. Citi’s business is relatively complex compared to peers because of the global scope and depth of its business.

2024 COMPENSATION PEER GROUP
AIG (AIG)	Goldman Sachs (GS)	Prudential (PRU)
American Express (AXP)	JPMorgan Chase (JPM)	U.S. Bancorp (USB)
Bank of America (BAC)	MetLife (MET)	Wells Fargo (WFC)
BNY Mellon (BK)	Morgan Stanley (MS)
Capital One (COF)	PNC (PNC)

In evaluating the market for named executive officer compensation, the Compensation Committee focuses primarily on compensation for comparable roles at the U.S.-based global banks with lines of business and scale similar to ours: Bank of America, Goldman Sachs, JPMorgan Chase, Morgan Stanley, and Wells Fargo. The information is compiled with the assistance of an outside third-party survey firm using a proprietary database.

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Clawback Provisions

Incentives awarded to the NEOs and other employees include multiple provisions permitting Citi to cancel or claw back the awards under a range of adverse outcomes. These provisions did not significantly change in 2024. The following lists the principal triggers.

POTENTIAL TRIGGER	PERFORMANCE SHARE UNITS	DEFERRED STOCK AWARDS
Misconduct or materially imprudent judgment that caused harm to any of our business operations, or that resulted or could result in regulatory sanctions, including either failure to supervise employees who engaged in such behavior or failure to escalate such behavior.
Significant responsibility for a Material Adverse Outcome (MAO).
Award received based on materially inaccurate publicly reported financial statements.
Employee knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements.
Material violation of any risk limits established or revised by senior management and/or risk management.
Gross misconduct.
Intentional misconduct or fraud that requires the restatement of previously filed financial statements.

Material Adverse Outcome includes occurrences that lead to a 5% or more reduction in revenue or net income for the Company for any fiscal quarter. The Material Adverse Outcome performance-based vesting condition is not applicable to PSUs, which include other performance-based vesting conditions.

In addition to the cancellation and clawback provisions described in the table above, to comply with U.K. and E.U. regulatory guidance, additional cancellation and clawback terms are applicable to certain of Mr. Morton’s outstanding incentive awards covering various compliance issues. Also, similarly, Citi has adopted a policy that complies with the SEC Rule 10D-1 regarding compensation clawbacks in the event of certain financial statement restatements.

We will consider making public disclosures whenever a decision has been made to cancel deferred compensation payable to an executive officer because he or she had significant responsibility for a Material Adverse Outcome or otherwise.

www.citigroup.com

96	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

Compensation Governance Practices

We have strong compensation governance practices that are regularly refined as a result of engagement with stockholders and regulators and our attention to evolving best practices.

CITI’S PRACTICES	PRACTICES WE AVOID

   Performance-based compensation. For 2024, variable performance-based incentive compensation was more than 90% of CEO annual compensation. 85% of incentive compensation is delivered in deferred equity or equity-linked units, and the equity-linked units are subject to vesting based on three-year performance-based financial metrics and 60% of incentive compensation for our other NEOs is paid on a deferred basis and delivered in deferred equity or equity-linked units.

   Operational performance metrics. Our PSU program includes two performance metrics – RoTCE and TBVPS – that are operational metrics used by investors to assess our performance. We disclose the target goals for the metrics at the start of the performance period to enable stockholders to assess the rigor of our goals. Targets for 2024 PSU awards are described on pages 86 to 87.

   Equity-based compensation. Approximately 70% of the total CEO incentive opportunity is awarded as equity-based, deferred long-term incentive compensation.

   Rigorous performance-assessment process. CART facilitates a rigorous performance-assessment process under which the Compensation Committee participates in the development of a comprehensive written analysis of executive officer performance in respect of the four pillars.

   Rigorous targets. Our PSU target goals generally require operational improvements for target payout.

   Stockholder transparency. We provide transparency in our annual proxy statement concerning the process and metrics evaluated by the Compensation Committee in determining incentive compensation for our NEOs. For example, we disclose the performance goals for our PSU program at the beginning of each three-year performance cycle. Our extensive disclosure of individual named executive officer performance describes the rigorous process we use for determining compensation.

   No excessive perks. We do not provide excessive perquisites such as free personal use of private aircraft or special executive medical benefits.

   No executive pensions. Executive officers are not eligible for additional pensions under executive retirement programs.

   No hedging or pledging of Citi stock. We have a blanket prohibition against hedging or pledging our common stock by executive officers and also prohibit our executive officers from engaging in speculative trading in Citi common stock.

   No tax gross-ups. We do not allow tax gross-ups except through our tax equalization program for expatriates, which is available to all salaried employees.

   No multi-year compensation guarantees. We avoid features that could incentivize imprudent risk-taking, such as multi-year guarantees.

   No “single trigger” vesting upon a change of control. Our stock incentive plan has a “double trigger” change-of-control feature, meaning that both a change of control of Citigroup and an involuntary termination of employment not for gross misconduct must occur for awards to vest.

   No change-of-control or other “golden parachute” agreements. Executive officers do not have special agreements covering their compensation in the event of a change of control.

   Termination pay limits. Executive officers are not entitled to severance pay upon termination of employment in excess of broad-based benefits. In the U.S. those benefits are capped at $500,000. Since 2002, the Company has been prohibited without the approval of its stockholders from entering into an employment agreement with an executive officer that provides, upon a termination of employment following a change-of-control, cash payments in excess of three times the executive officer’s taxable income.

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   Risk and control management. Effective management of risk and control is a key driver in determining compensation for executive officers.

   Regulatory requirements. Our governance practices are designed to comply with the principles for sound incentive compensation practices promulgated by our regulators, who provide ongoing oversight and engagement in respect of those practices.

   Clawbacks. Our PSUs, Deferred Stock Awards and all time-based vesting equity awards are subject to clawbacks.

   Stock ownership commitment. Under our policies, executive officers are required to hold at least 75% of the net after-tax shares acquired through our incentive compensation programs as long as they are executive officers.

   Post-employment stock holding requirement. Our policies require each executive officer to retain at least 50% of the shares subject to the stock ownership commitment for one year after ceasing to be an executive officer, even if he or she is no longer employed by us.

   Peer group review. The Compensation Committee annually evaluates our industry peer group to ensure that inclusion of each member continues to be appropriate for compensation benchmarking purposes.

   Compensation Committee independent advice and executive sessions. An independent compensation consultant attends Compensation Committee meetings and provides the Compensation Committee with advice. The Compensation Committee regularly meets in executive session without management present, both with and without its independent advisor.

   Annual risk assessment. As part of our governance process, all our incentive compensation plans throughout the world are analyzed through a central risk management model developed and administered by a third-party consultant with input from us.

   Governance. We have strong compensation governance practices, including a disciplined and systematic process for taking risk into account in compensation decisions. The Board of Directors reviews all stockholder proposals, including those related to executive compensation. The Compensation Committee received regular feedback from investors concerning our compensation practices.

   No unearned dividends paid. We pay dividend equivalents on our PSUs and Deferred Stock Awards only if and when the underlying awards are earned and delivered. The dividend rate is the same for the executive officers as for other stockholders.

   No extensive use of employment agreements. Except as required by law, we do not use fixed-term employment agreements for executive officers. Agreements with executive officers may not provide for post-retirement personal benefits of a kind not generally available to other employees or retirees.

   No “springloading” of equity awards. Citi does not time the granting of equity awards to take advantage of information that may enhance their value to recipients. In respect of the disclosure required by new SEC rules concerning the timing of the grant of stock options or similar awards, Citi has not granted any such awards for more than 10 years.

www.citigroup.com

98	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
STOCKHOLDER ENGAGEMENT AND STOCKHOLDER FEEDBACK

Our executive compensation program reflects feedback received from investors through an extensive stockholder engagement process. The Board Chair, the Chair of the Compensation Committee and management conduct regular stockholder engagement to solicit feedback on compensation. In 2024, we held two rounds of stockholder engagement with holders of meaningful percentages of our outstanding shares.

•	Spring 2024: following the awards for 2024 performance but in advance of our 2024 Annual Meeting, the Board Chair and the chair of our Compensation Committee led a stockholder outreach effort seeking feedback on the executive compensation awards. In this round of engagement, we reached out to stockholders representing approximately 45% of our outstanding shares and spoke to stockholders representing approximately 37% of our outstanding shares. The feedback we received on our executive pay program was broadly favorable, reflecting the numerous changes made in previous years in direct response to stockholder comments. Noting no concerns that merited discussion, investors representing approximately 6% of our outstanding shares declined our invitation to participate in the Spring 2024 engagement effort. Approximately 2% of the investors we contacted did not respond to our request for engagement.
•	Fall/Winter 2024: In the Fall of 2024, we conducted a second round of engagement with stockholders representing approximately 23% of our outstanding shares in a series of meetings that included a discussion of executive compensation.
OUR SAY ON PAY RESULTS

While we strive to continuously improve our practices, we were pleased with the positive feedback from our stockholders and their endorsement of our executive compensation program, which resulted in a 93% favorable say on pay vote at our 2024 Annual Meeting.

OUR INDEPENDENT COMPENSATION CONSULTANT

FW Cook has been the Compensation Committee’s independent advisor since 2012. FW Cook provides no services to us other than its services to the Board of Directors, has no other ties to management that could jeopardize its fully independent status, and has strong internal governance policies that help ensure it maintains its independence. Representatives of FW Cook attended all Compensation Committee meetings during 2024, including executive sessions as requested, and engaged with Compensation Committee members between meetings. FW Cook advised the Compensation Committee regarding the compensation awarded to the CEO and other executive officers. FW Cook also provided extensive guidance and analysis regarding the Compensation Committee’s and the Board of Director’s responses to our advisory say on pay votes, offered market insights, and provided advice to the Compensation Committee on our executive compensation plan design and the presentation of our programs to stockholders through the investor outreach process described earlier as well as required SEC disclosures. FW Cook also provides advice to the Board of Directors on non-executive director compensation. Pursuant to SEC and NYSE rules, the Compensation Committee assessed the independence of FW Cook, most recently in March 2025, and determined that FW Cook is independent from our management and that its work for the Compensation Committee has not raised any conflicts of interest.

TAX DEDUCTIBILITY OF INCENTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid to our NEOs for U.S. federal income tax purposes, generally to $1 million per year. Further, once any of our employees is considered a “covered employee” under Section 162(m) of the Internal Revenue Code, that person will remain a “covered employee” so long as the person receives compensation from Citi.

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The Compensation, Performance Management and Culture Committee Report

The Compensation Committee has evaluated the performance of and determined the compensation for the CEO, approved the compensation of executive officers, and approved the compensation structure for other members of senior management and other highly compensated employees. The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with members of senior management and, based on this review, the Compensation Committee recommended to the Board of Directors of Citigroup Inc. that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and Proxy Statement on Schedule 14A filed with the SEC.

The Compensation, Performance Management and Culture Committee:

Duncan P. Hennes (Chair)
Peter B. Henry
Renée J. James
Gary M. Reiner
Diana L. Taylor
Casper W. von Koskull

Dated: March 14, 2025

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100	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

2024 Summary Compensation Table and
Compensation Information

2024 Summary Compensation Table

The following table shows the compensation for 2024 and applicable prior years for Citi’s CEO, CFO, and the three other most highly compensated executive officers as of December 31, 2024. These five individuals are referred to in this Proxy Statement as Citi’s NEOs.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Jane Fraser	2024	$1,500,000	$4,950,000	$24,656,800	$—	$—	$20,700	$31,127,500(7)
CEO	2023	$1,500,000	$3,675,000	$18,701,013	$1,562,500	$—	$19,800	$25,458,313
	2022	$1,500,000	$3,450,000	$15,533,265	$1,562,500	$—	$18,300	$22,064,065
Mark Mason CFO	2024	$1,000,000	$5,632,000	$8,551,578	$—	$2,799	$20,700	$15,207,077
	2023	$1,000,000	$4,930,000	$7,535,196	$1,001,378	$2,122	$19,800	$14,488,496
	2022	$1,000,000	$5,216,000	$7,201,834	$1,608,239	$1,792	$18,300	$15,046,165
Viswas Raghavan(8) Head of Banking	2024	$579,235	$8,800,000	$39,376,634(9)	$—	$—	$384,239	$49,140,108
Andrew Morton(8) Head of Markets	2024	$1,000,000	$8,210,000	$10,933,541	$4,233,537	$—	$45,085	$24,422,163
	2023	$7,708,719(10)	$1,081,628	$11,610,885	$3,895,621	$—	$292,612	$24,589,465
Andy Sieg(8) Head of Wealth	2024	$1,000,000	$7,513,993	$7,632,240	$—	$1,012	$20,700	$16,167,945
	2023	$268,493	$4,400,000	$9,440,673	$—	$769	$—	$14,109,935
(1)	The principal position for each named executive officer is the position he or she held on December 31, 2024.
(2)	Amounts in this column show cash bonuses for service in the listed year. Mr. Sieg’s amount for 2024 also includes deferred cash awards that vested in 2024 related to a replacement of awards from his prior employer.
(3)	In accordance with SEC rules, the amounts in this column for 2024 are the aggregate grant date fair values of Performance Share Units and Deferred Stock Awards awarded during 2024 under the 2019 Stock Incentive Plan, even where performance related to 2023. SEC rules require the presentation of equity awards granted during calendar year 2024, not equity awards made in respect of performance in 2024. The separate grant date value of each award shown in the Stock Award column is disclosed in the 2024 Grants of Plan-Based Awards Table on page 101. The aggregate grant date fair values of the awards shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). The assumptions made, if any, when calculating the amounts in this column are found in Note 7 to the Consolidated Financial Statements of Citigroup Inc. and its subsidiaries, as filed with the SEC on Form 10-K for 2024. The amounts reported in the Summary Compensation Table for the Performance Share Units are the values at the grant date as determined in accordance with ASC 718, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the nominal amounts of the awards made by the Compensation Committee, which are divided by the Citi common stock price as determined on the grant date to yield a target number of Performance Share Units. The values of the Performance Share Units at the 2024 grant date awarded for 2023 performance and shown in the 2024 Summary Compensation Table, assuming that the highest levels of performance conditions are achieved, are: Ms. Fraser, $18,375,000; Mr. Mason, $5,546,250; Mr. Morton, $4,867,322; and Mr. Sieg, $4,950,000. The value included in the 2024 Summary Compensation Table for the Performance Share Units is the 2024 grant-date fair value, which is shown separately from the 2024 Deferred Stock Award grant-date fair value in the 2024 Grants of Plan-Based Awards Table on page 101.
(4)	The amounts shown in this column represent the cash settled amounts of all tranches of the Transformation Bonus Program, Deferred Cash Award and notional interest considered earned by the Named Executive Officer in the applicable year, even though the awards were granted in prior years in respect of prior-year service. Deferred Cash Awards were granted to executives (1) who were not eligible for Performance Share Units, which were awarded only to the CEO and other senior executives or (2) whose compensation is designed to comply with U.K. and E.U. regulatory guidance, such as Mr. Morton. Generally, these

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awards vest in equal portions subject to regulatory requirements. In addition, Ms. Fraser was granted a special deferred incentive award in 2019, which are included in the amount shown for them in this column. For 2024, Mr. Morton had deferred cash awards settled in the amount of $2,535,625 and a Transformation Bonus Program Award of $1,697,912. The amounts for the deferred cash award are converted from British pounds to U.S. dollars at the December 31, 2024 conversion rate used to prepare Citi’s financial statements (1 British pound = 1.2524 U.S. dollars). Our Transformation Bonus Program awards are described in more detail on pages 89 to 91.

(5)	These amounts represent the increases in the present value of pension benefits for Messrs. Mason and Sieg, as more fully described in the 2024 Pension Benefits Table. The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0.
(6)	Set forth below is a breakdown of All Other Compensation for 2024 (including personal benefits):
Name	401(k) Plan Matching Contribution/DC Plan ($)	Tax Reimbursement Costs ($)	Relocation- Related Expenses ($)	Total ($)
Jane Fraser	$20,700	—	—	$20,700
Mark Mason	$20,700	—	—	$20,700
Viswas Raghavan	—	$212,484	$171,755	$384,239
Andrew Morton	$20,700	$13,485	$10,900	$45,085
Andy Sieg	$20,700	—	—	$20,700

Except for Mr. Raghavan, the named executive officers received 401(k) plan matching contributions pursuant to the formula applicable to all eligible U.S. employees. Mr. Morton and Mr. Raghavan relocated from London to New York and were paid under Citi’s generally applicable relocation policy including tax reimbursements as appropriate.

(7)	The amounts shown for 2024 relative to prior years reflect, in part, a change in the form of Ms. Fraser’s incentive compensation beginning in 2022. Specifically, the timing of amounts reported as bonus and as stock awards changed by reason of the change in the form of Ms. Fraser’s 2022 incentive compensation from 30% cash to 15% cash.
(8)	2022 compensation amounts for Messrs. Raghavan, Morton, and Sieg, and 2023 compensation amounts for Mr. Raghavan are not required to be disclosed because they were not named executive officers for those years.
(9)	The full amount of stock awards for Mr. Raghavan is associated with the replacement of forfeited equity from a prior employer. See footnote 8 to the Outstanding Equity Awards at December 31, 2024 Table below for the vesting schedule applicable to these awards.
(10)	For 2023, the Salary column for Mr. Morton shows base salary plus a fixed role-based allowance delivered in cash. Role-based allowances within the U.K. are awarded based on certain guidelines related to the significance of the role. Mr. Morton re-located to the U.S. on November 1, 2023 and his role-based allowance was discontinued at this time.

2024 Grants of Plan-Based Awards

The table below provides information regarding awards granted by the Compensation Committee to the NEOs in 2024.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Jane Fraser	2/15/2024	—	159,422(2)	159,422	—	$8,575,000
	2/15/2024	—	227,745(3)	341,617	—	$16,081,800
Mark Mason	2/15/2024	—	68,742(2)	68,742	—	$3,697,500
	2/15/2024	—	68,742(3)	103,113	—	$4,854,078
Viswas Raghavan	7/9/2024	—	—	—	623,837(4)	$39,376,634
Andrew Morton	2/15/2024	—	112,209(2)	112,209	—	$5,408,140
	2/15/2024	—	20,037(2)	20,037	—	$1,081,628
	2/15/2024	—	68,725(3)	103,087	—	$4,259,881
	2/20/2024	—	3,352(5)	3,352	—	$183,892
Andy Sieg	2/15/2024	—	61,351(2)	61,351	—	$3,300,000
	2/15/2024	—	61,351(3)	92,026	—	$4,332,240
(1)	The assumptions used in determining grant date fair value are the same as those set forth in footnote 3 to the 2024 Summary Compensation Table. These amounts do not necessarily represent the actual value that may be realized by the named executive officer. The amounts reported in the 2024 Grants of Plan-Based Awards table for the Performance Share Units are the values at the

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102	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

grant date under applicable accounting principles, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the nominal amount of the awards made by the Compensation Committee, which is divided by the Citi common stock price as determined on the grant date to yield a target number of Performance Share Units.

(2)	These Deferred Stock Awards were granted under the 2019 Stock Incentive Plan for performance in 2023. More detailed information about the terms of these awards appears on page 88.
(3)	These awards are Performance Share Units for performance in 2023. More detailed information about the terms of these awards appears on pages 86 to 87, except that the performance metrics for the 2023 awards are as follows:
Average RoTCE 2024-2026	Cumulative TBVPS 2024-2026	Percentage of Target PSUs Earned
Less than 5.0%	Less than or equal to $255.00	0%
5% to 9%	$265.00	50%
9% to 11%	$285.00 less than $295.00	100%
11% or more	$305.00 or more	150%
(4)	Deferred Stock Award associated with the replacement of forfeited equity from prior employer. See footnote 8 to the Outstanding Equity Awards at December 31, 2024 Table below for the vesting schedule applicable to these awards.
(5)	Granted in relation to the amount of the second tranche of each Transformation Bonus Program to comply with U.K. and E.U. regulatory guidance.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	103

Outstanding Equity Awards at December 31, 2024

The market values below were computed using the closing price of Citi common stock on December 31, 2024, which was $70.39.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Jane Fraser	2/11/2021	19,797(1)	$1,393,511	—	—
	2/10/2022	—	—	31,814(2)	$2,239,387
	2/10/2022	105,623(3)	$7,434,803	—	—
	2/16/2023	—	—	118,605(4)	$8,348,606
	2/16/2023	—	—	225,915(5)	$15,902,157
	2/15/2024	—	—	159,422(6)	$11,221,715
	2/15/2024	—	—	227,745(7)	$16,030,971
Mark Mason	2/11/2021	12,544(1)	$882,972	—	—
	2/10/2022	—	—	26,175(2)	$1,842,458
	2/10/2022	34,760(3)	$2,446,756	—	—
	2/16/2023	—	—	57,637(4)	$4,057,068
	2/16/2023	—	—	76,850(5)	$5,409,472
	2/15/2024	—	—	68,742(6)	$4,838,749
	2/15/2024	—	—	68,742(7)	$4,838,749
Viswas Raghavan	7/9/2024	—	—	623,837(8)	$43,911,886
Andrew Morton	2/13/2020	11,900(9)	$837,641	—	—
	2/11/2021	—	—	38,065(10)	$2,679,395
	2/10/2022	—	—	35,686(11)	$2,511,938
	2/16/2023	—	—	186,428(12)	$13,122,667
	2/20/2023	—	—	17,785(13)	$1,251,886
	2/15/2024	—	—	112,209(14)	$7,898,392
	2/15/2024	—	—	68,725(15)	$4,837,553
Andy Sieg	10/5/2023	—	—	237,143(16)	$16,692,496
	2/15/2024	—	—	61,351(6)	$4,318,497
	2/15/2024	—	—	61,351(7)	$4,318,497
(1)	This Deferred Stock Award vested in four equal annual installments beginning on January 20, 2022.
(2)	This Deferred Stock Award vests in four equal annual installments beginning on January 20, 2023.
(3)	These are the PSUs awarded in 2022 and discussed on page 88. This PSU award vests in three equal annual installments beginning on January 20, 2023, subject to performance conditions based on RoTCE and TBVPS. The value of earned PSUs is delivered in full after the end of the three-year performance period. Based on attainment of the performance metrics of the award, 66.4% of the target number of units was delivered to each executive. The performance period for the award ended on December 31, 2024. The table presents the award values at December 31, 2024 and realized values of the awards.
(4)	This Deferred Stock Award vests in four equal annual installments beginning on January 20, 2024.
(5)	This PSU award vests in three equal annual installments beginning on January 20, 2024, subject to performance conditions based on RoTCE and TBVPS. The value of earned PSUs is delivered in full after the end of the three-year performance period. The table includes the entire value of PSUs assuming that 100% of target for both performance metrics is achieved and the Citi common stock price at December 31, 2024 remains unchanged through the end of the performance period in 2025.
(6)	This Deferred Stock Award vests in four equal annual installments beginning on January 20, 2025.
(7)	This PSU award cliff vests on January 20, 2027, subject to performance conditions based on RoTCE and TBVPS. The value of earned PSUs is delivered in full after the end of the three-year performance period. The table includes the entire value of PSUs assuming that 100% of target for both performance metrics is achieved and the Citi common stock price at December 31, 2024 remains unchanged through the end of the performance period in 2026.

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104	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
(8)	This Deferred Stock Award associated with the replacement of forfeited equity from prior employer vests in annual installments as follows: 28.61% on January 20, 2026, 23.11% on January 20, 2027, 19.77% on January 20, 2028, 15.19% on January 20, 2029, 9.01% on January 20, 2030 and 4.31% on January 20, 2031.
(9)	This Deferred Stock Award vested in five equal annual installments beginning on February 20, 2021, subject to a six-month holdback period after each vesting date.
(10)	This Deferred Stock Award vests in five equal annual installments beginning on February 20, 2022, subject to a six-month holdback period after each vesting date.
(11)	This Deferred Stock Award vests in four equal annual installments beginning on February 20, 2023, subject to a twelve-month holdback period after each vesting date.
(12)	This Deferred Stock Award vests in five equal annual installments beginning on February 20, 2024, subject to a six-month holdback period after each vesting date.
(13)	Deferred stock granted pursuant to the Transformation Bonus Program for U.K. participants and vests in five equal annual installments beginning on February 20, 2024, subject to a six-month holdback period after each vesting date.
(14)	This Deferred Stock Award vests in five equal annual installments beginning on February 20, 2025, subject to a six-month holdback period after each vesting date.
(15)	This PSU award vests 60% on February 20, 2027 and 20% on February 20, 2028 and February 20, 2029 subject to performance conditions based on RoTCE and TBVPS. The value of earned PSUs is delivered after each vesting date. The table includes the entire value of PSUs assuming that 100% of target for both performance metrics is achieved and the Citi common stock price at December 31, 2024 remains unchanged through the end of the performance period in 2026.
(16)	This Deferred Stock Award associated with the replacement of forfeited equity from prior employer vests in five installments beginning February 20, 2025.

Stock Vested in 2024

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Jane Fraser	165,835	$8,594,272
Mark Mason	104,625	$5,422,248
Viswas Raghavan	—	—
Andrew Morton	134,128	$7,339,495
Andy Sieg	—	—
(1)	The values in the Stock Awards columns reflect, for each named executive officer, the number of shares underlying Deferred Stock Awards and earned Performance Share Units that were settled in 2024, and the value of cash and shares delivered, before tax withholding, in settlement thereof.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	105

2024 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Jane Fraser	N/A	N/A	N/A	N/A
Mark Mason	The Citigroup Pension Plan	6.0	$55,634	—
Viswas Raghavan	N/A	N/A	N/A	N/A
Andrew Morton	N/A	N/A	N/A	N/A
Andy Sieg(2)	The Citigroup Pension Plan	2.0	$20,137	—
(1)	The mortality table, plan discount rate, interest crediting rate, and payment form assumptions used in determining the present value of The Citigroup Pension Plan benefits are the same as the year-end 2024 assumptions used to prepare Note 8 to the Consolidated Financial Statements of Citigroup Inc. and its subsidiaries, as filed with the SEC on Form 10-K for 2024. Benefits in the 2024 Pension Benefits Table have been calculated using a normal retirement age of 65, as defined in the plans.
(2)	Mr. Sieg was previously employed by Citigroup from 2005 through 2009.

Citi’s policy is that executives should accrue retirement benefits on the same basis generally available to Citi employees under Citi’s broad-based, tax-qualified retirement plans. Citi has not granted extra years of credited service under any retirement plan to any of the NEOs. Ms. Fraser and Messrs. Raghavan and Morton have never been eligible to participate in a defined benefit pension plan under the terms of Citi’s broad-based retirement programs in effect in their employment countries; they have participated only in defined contribution retirement plans since the commencement of their employment at Citi.

The following describes the pension plans listed in the 2024 Pension Benefits Table.

The Citigroup Pension Plan. The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all eligible U.S. employees. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members and generally ceased benefit accruals effective December 31, 2007. Mr. Mason and Mr. Sieg are eligible for benefits under this plan. Their entire benefits are cash balance benefits.

The Citigroup Pension Plan cash balance benefit is expressed as a hypothetical account balance. Prior to January 1, 2008, the plan generally provided for the annual accrual of benefit credits for most of the covered population, including the covered NEOs, at a rate between 1.5% and 6% of eligible compensation; the benefit credit rate increased with age and service. Eligible compensation generally included base salary and incentive awards, but excluded compensation payable after termination of employment, certain non-recurring payments, and other benefits. Annual eligible compensation was limited by the Internal Revenue Code to $225,000 for 2007 (the final year of cash balance benefit accrual). Interest credits continue to be applied annually to each participant’s account balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service).

Benefits under The Citigroup Pension Plan are payable in annuity form or in other optional forms, including a lump sum, upon termination of employment. The Citigroup Pension Plan’s normal retirement age is 65. The portion of an eligible participant’s benefit determined under the Citibank Retirement Plan formula may be paid upon early retirement, which is defined for this purpose as the first day of the month after the later of the participant’s 55th birthday or the date on which the participant completes a year of service (as defined in the plan).

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106	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

Payments upon Termination or Change of Control

General Policies. Citi does not provide guaranteed executive severance or change of control agreements.

Potential Payments Table. Set forth below is a table showing the estimated value of outstanding awards that would have been delivered over time to each named executive officer employed by Citi on December 31, 2024, had the applicable employment termination or other event occurred on December 31, 2024 and assuming that all award vesting and performance conditions are satisfied. Unless the awards are forfeited, the awards shown in the Potential Payments Table vest on schedule following termination of employment and do not accelerate by their terms except in the case of death. The closing price of Citi’s common stock on December 31, 2024 ($70.39) was used in developing the estimates shown in the Potential Payments Table.

Name	Change of Control of Citigroup	Termination for Gross Misconduct	Involuntary Termination not for Gross Misconduct	Voluntary Resignation or Retirement	Disability or Death
Jane Fraser
Deferred Stock Awards	—	—	$23,203,219	$23,203,219	$23,203,219
Performance Share Units(1)	—	—	$39,367,931	$39,367,931	$39,367,931
Deferred Cash Awards	—	—	—	—	—
Mark Mason
Deferred Stock Awards	—	—	$11,621,247	$11,621,247	$11,621,247
Performance Share Units(1)	—	—	$12,694,977	$12,694,977	$12,694,977
Deferred Cash Awards	—	—	—	—	—
Viswas Raghavan
Deferred Stock Awards	—	—	$43,911,886	—	$43,911,886
Performance Share Units	—	—	—	—	—
Deferred Cash Awards(2)	—	—	$12,870,175	—	$12,870,175
Andrew Morton
Deferred Stock Awards	—	—	$28,301,919	$28,301,919	$28,301,919
Performance Share Units(1)	—	—	$4,837,553	$4,837,553	$4,837,553
Deferred Cash Awards(3)	—	—	$4,870,981	$4,870,981	$4,870,981
Andy Sieg
Deferred Stock Awards	—	—	$21,010,993	$4,318,497	$21,010,993
Performance Share Units(1)	—	—	$4,318,497	$4,318,497	$4,318,497
Deferred Cash Awards	—	—	—	—	—
(1)	The Potential Payments Table includes (a) the value of the Performance Share Units granted in February 2022 assuming that the Citi common stock price at December 31, 2024 remained unchanged through the final vesting date; and (b) the value of the Performance Share Units granted in February 2023 and February 2024 assuming that Performance Share Units are earned at 100% of target levels and that the Citi common stock price at December 31, 2024 remains unchanged through the final vesting date, as applicable.
(2)	Mr. Raghavan’s deferred cash award is associated with the replacement of a forfeited award from prior employer vesting in April 2025
(3)	Mr. Morton’s Deferred Cash Awards granted prior to 2024 are denominated in British pounds because they were awarded for years in which he was employed in London. The amounts presented above for Mr. Morton are shown as converted from British pounds to U.S. dollars at the December 31, 2024 conversion rate used to prepare Citi’s financial statements (1 British pound = 1.2524 U.S. dollars).

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	107

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” by Citi and certain financial metrics. For further information concerning Compensation Philosophy and the relationship between pay and performance at Citi, please see our Compensation Discussion and Analysis, on pages 68 through 99.

	Summary Compensation Table Total(1)		Compensation Actually Paid(2)		Average		Value of Initial Fixed $100 Investment on 12/31/19 as of last day of each year indicated:
Year	Jane Fraser	Mike Corbat	Jane Fraser	Mike Corbat	Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(4)	Citi Total Stockholder Return	S&P Financial Index Total Stockholder Return	Net Income ($B)	RoTCE
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	31,127,500	N/A	36,936,338	N/A	26,234,323	29,815,600	$106.76	$173.90	12.7	7.0%
2023	25,458,313	N/A	20,716,290	N/A	19,485,360	19,433,470	$75.19	$133.20	9.2	4.9%
2022	22,064,065	N/A	15,950,982	N/A	15,608,729	14,236,325	$63.22	$118.77	14.8	8.9%
2021	20,541,324	14,054,614	22,536,411	19,942,191	13,359,184	13,181,334	$81.16	$132.75	22.0	13.4%
2020	N/A	22,984,090	N/A	(2,054,816)	14,006,358	10,647,262	$80.36	$98.31	11.0	6.6%

(1)	Values shown are for Ms. Fraser as Citi CEO from February 26, 2021 and for Mr. Corbat as Citi CEO through February 26, 2021.

(2)

The values shown for Ms. Fraser and Mr. Corbat were determined by the adjustments in the table below.

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108	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation
	Jane Fraser 2024	Jane Fraser 2023	Jane Fraser 2022	Jane Fraser 2021	Mike Corbat 2021	Mike Corbat 2020
Total Compensation as reported in Summary Compensation Table (SCT)	$31,127,500	$25,458,313	$22,064,065	$20,541,324	$14,054,614	$22,984,090
Pension values reported in SCT	$—	$—	$—	$—	$(6,633)	$(3,914)
Fair value of equity awards granted during fiscal year	$(24,656,800)	$(18,701,013)	$(15,533,265)	$(11,215,773)	$(13,780,581)	$(16,202,576)
Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the current year	$—	$—	$—	$—	$—	$—
Fair value of equity compensation granted in current year—value at end of year-end	$28,774,652	$16,955,587	$11,957,810	$11,522,259	$14,157,154	$9,472,389
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$86,080	$2,731	$(325,570)	$49,438	$(153,242)	$17,397
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$1,604,906	$(2,999,328)	$(2,212,058)	$1,639,163	$5,670,880	$(18,322,202)
Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—	$—	$—
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year		$—	$—	$—	$—	$—
Compensation Actually Paid to CEO	$36,936,338	$20,716,290	$15,950,982	$22,536,411	$19,942,191	$(2,054,816)

(3)	2024 compensation amounts include compensation reported for Messrs. Mason, Raghavan, Morton and Sieg; 2023 compensation amounts include compensation reported for Messrs. Mason, Morton, Selvakesari, Sieg, and Ybarra; 2022 compensation amounts include compensation reported for Messrs. Mason, Ybarra, Selvakesari, and Babej; 2021 compensation amounts include compensation reported for Messrs. Mason, Ybarra, Torres Cantu, and Babej; and 2020 compensation amounts include compensation reported for Ms. Fraser and Messrs. Mason, Ybarra, and Whitaker.

(4)

The values shown for non-CEO NEOs were determined by the adjustments in the table below.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	109
	NEO Averages
	2024	2023	2022	2021	2020
Total Compensation as reported in Summary Compensation Table (SCT)	$26,234,323	$19,485,360	$15,608,729	$13,359,184	$14,006,358
Pension values reported in SCT	$(953)	$(5,853)	$(448)	$(292)	$(16,115)
Fair value of equity awards granted during fiscal year	$(16,623,498)	$(10,153,023)	$(6,477,136)	$(5,531,828)	$(5,514,834)
Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the current year	$—	$—	$—	$—	$—
Fair value of equity compensation granted in current year—value at end of year-end	$17,979,293	$10,482,486	$5,688,773	$5,650,137	$4,098,053
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$971,494	$(8,920)	$(36,771)	$—	$(137,636)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$1,254,941	$(366,580)	$(546,822)	$(295,868)	$(1,788,563)
Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—	$—
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	$—	$—	$—	$—	$—
Compensation Actually Paid to NEO	$29,815,600	$19,433,470	$14,236,325	$13,181,334	$10,647,262

The amounts set forth in the table above illustrate the relationships, for the years indicated, between (1) the compensation actually paid (as defined by SEC rules) to our CEO and other NEOs, and (2) our TSR, Net Income and RoTCE. The relationships evidence the adherence of our compensation decisions to the principles set forth in our Compensation Philosophy, described on page 73.

Specifically:

•	More than half of the compensation of our CEO and other NEOs was granted in an equity-linked award, which aligns our compensation programs, structures and decisions with stockholders’ interests. The value each executive receives is not fixed and delivered until the scheduled payment date.
•	“Compensation actually paid”, as defined by the SEC’s disclosure rules, is linked to changes in our Net Income and RoTCE by virtue of the relationship between those metrics and the value of shares of Citi common stock. However, the “compensation actually paid” in the table above does not reflect the full extent of the alignment between the compensation we actually paid and our TSR, because changes in the value of vested (but unpaid) Deferred Stock Awards are not reflected in “compensation actually paid”. PSUs, for purposes of the table above, do reflect such alignment, as the compensation actually paid for PSUs do fluctuate based on the value of Citi common stock.
•	Changes in the “compensation actually paid” to each executive is most impacted by the historical composition of their compensation packages - specifically, in the percentage of compensation in the form of PSUs granted to each executive. PSUs are granted to our EMT, including for 2023 and 2024 to EMT members residing in the U.K. One of our five 2024 NEOs was not granted PSUs in 2024 as he was hired after the PSUs were granted in 2024.

www.citigroup.com

110	Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation

The following is a tabular list of the financial performance measures that the Company has determined represent the most important financial performance measures used to link compensation actually paid for 2024 to Citi’s performance:

•	RoTCE
•	Tangible Book Value per Share
•	Net Income

RoTCE and Tangible Book Value per Share are the financial metrics that comprise the performance-based vesting conditions for our PSUs, as described on pages 86 to 87. Net Income affects RoTCE and is taken into account as an important factor in our performance assessments, as described above.

Citi 2025 Proxy Statement

Proposal 3: Advisory Vote to Approve Our 2024 Executive Compensation	111

Additional Compensation Disclosures

Our Annual Management Analysis of Potential Adverse Effects of Compensation Plans

Citi has adopted multiple coordinated strategies to manage the risk of material adverse effects to the franchise through the design and administration of its incentive compensation programs, including those applicable to the NEOs. Those strategies, including regular analyses and reviews by Citi’s Chief Risk Officer and Chief Compliance Officer, are detailed on pages 92 to 98. On the basis of the foregoing analysis, management has concluded that Citi’s compensation plans are not reasonably likely to have a material adverse effect on Citi.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

•

For 2024, the annual total compensation for the median employee of our Company (other than the CEO) was $70,138, and the annual total compensation of our CEO was $31,142,602.(1)

•

Based on this information, for 2024, the ratio of the annual total compensation of our CEO to the annual total compensation for our median employee was estimated to be 444.

(1)	This number is the sum of the 2024 total compensation reported in the 2024 Summary Compensation Table and the value of employer contributions to broad-based employee benefit plans not already included in the Summary Compensation Table.

In our 2024 proxy statement, we provided information on how we determined our median employee. As permitted by SEC rules, because there have been no material changes in our organizational structure, employee population or compensation arrangements since calculating our median employee last year, for this year’s CEO pay ratio disclosure we have referenced the 2024 annual total compensation of the same median employee group.

•	The “annual total compensation” of our median employee includes salary as of December 31, 2024, overtime pay, other fixed pay, incentive compensation, if applicable, and company-paid benefits.
•	The SEC rules for identifying the median-paid employee and calculating the CEO pay ratio allow companies to apply various methodologies and assumptions and, as a result, the CEO pay ratio reported by Citi may not be comparable to the CEO pay ratio reported by other companies.

www.citigroup.com

112

Proposal 4: Approval of Additional Shares for
the Citigroup 2019 Stock Incentive Plan

On the recommendation of the Compensation Committee, the Board of Directors has approved an amendment to the Citigroup 2019 Stock Incentive Plan (the 2019 Plan) that would increase the authorized number of shares available for grant by 30 million shares. The discussion and description of the 2019 Plan, as amended, that follows is qualified in its entirety by the text of the amended and restated 2019 Plan that is included as Annex B.

Board Recommendation The Board recommends that you vote FOR approval of the amendment to the Citigroup 2019 Stock Incentive Plan, as described in Proposal 4.

Executive Summary

•	30 million additional shares for issuance under the 2019 Plan are being requested.
•	Approval of this request would allow us to continue aligning employee and shareholder interests and allow for compliance to regulatory obligations related to incentive compensation.
•	Additionally, our equity awards are intended to align incentive compensation programs with Citi’s long-term business objectives, the interests of stockholders, and market practices, to attract and retain employees by providing compensation opportunities that are competitive within the global financial services industry and to provide compensation opportunities that do not create, but rather help to mitigate, incentives to take imprudent risks.
•	For 2024, we granted stock-based awards to approximately 12,000 employees. Of the total number of shares subject to such awards, more than 95% were granted to non-section 16 officers.
•	For the reasons discussed in our Compensation Discussion and Analysis on pages 68 through 99, the amount of compensation paid to our senior executives is performance-based and appropriate. The compensation paid to our senior executives disclosed in this Proxy includes our equity awards.
•	As of March 3, 2025:
➢	22.2 million shares are reserved for issuance and available for grant under the 2019 Plan
➢	No shares are reserved for issuance and available under any other plan
➢	64.7 million shares are subject to outstanding Deferred Stock Awards under the 2019 Plan and its predecessor plans
➢	1,881.6 million total shares of Citi common stock were outstanding.
•	In 2025, we granted Deferred Stock Awards related to 20.2 million shares in respect of 2024 service, compared to Deferred Stock Awards related to 29.3 million shares in respect of 2023 service.
•	We have strong equity award practices, including a minimum one-year vesting requirement applicable to at least 95% of the shares granted under the 2019 Plan, stringent change of control provisions, and an annual limit on the number of shares and SARs that may be granted to employees. The 2019 Plan has a fixed number of shares available for grant and limits on dividends and dividend equivalent payments.

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Our Recent Share Requests

At the 2022 Annual Meeting we requested and received approval for an additional 36 million shares; at the 2023 Annual Meeting we requested and received approval for an additional 28 million shares; and at the 2024 Annual Meeting we requested and received approval for an additional 30 million shares. In each case, the request was intended to support grant activity for one year. Our current share request is consistent with our approach on share authorizations, which is to request increases as often as annually but only as needed to support grant activities for at least one year.

Our Equity Award Practices Are Aligned with Stockholder Interests

•	Equity compensation aligns employee and stockholder interests. Citi’s equity awards are a key component of annual incentive awards for thousands of employees worldwide, thereby aligning the interests of stockholders and a broader group of Citi employees (not just senior executives). In 2025, approximately 12,000 employees in 59 countries received equity awards under the 2019 Plan as part of our annual bonus program.
•	Citi has prudent equity award practices.
➢	All deferred equity awards have cancellation and clawback provisions. Citi’s equity awards are subject to cancellation and clawback provisions covering a range of circumstances, as set forth on page 95, including a clawback policy pursuant to Section 954 of the Dodd-Frank Act and applicable NYSE listing standards for our equity awards to applicable covered executive officers.
➢	Incentive compensation levels at which equity awards are used are consistent with market practices. Equity awards are granted to employees whose annual incentive compensation levels exceed certain thresholds. Those thresholds, and the percentage of annual incentive compensation that is delivered in the form of equity awards, are consistent with market practices used at U.S.-based global banks with lines of business and scale similar to ours.
➢	Stock ownership requirements. Executive officers are generally required to hold at least 75% of the net after-tax shares acquired through Citi’s incentive compensation programs as long as they are executive officers and are required to retain at least 50% of the shares subject to the stock ownership commitment for one year after ceasing to be an executive officer, as a result of leaving Citi employment or otherwise.
➢	Share buybacks offset dilution from equity compensation programs. During 2024, we returned nearly $2.5 billion in capital to our stockholders through share repurchases.
•	Equity compensation helps Citi to comply with its regulatory obligations. Regulatory guidance in the U.S. and in other countries in which Citi does business provides that a substantial portion of variable compensation awarded to senior executives and other employees whose actions have a material impact on the risk exposure of Citi should be awarded in shares.
•	Equity compensation helps Citi to focus employees on achieving our objectives. By aligning employees’ personal financial circumstances with the interests of Citi’s senior management and stockholders, and giving employees a direct economic stake in the performance of Citi’s stock, we incentivize employees to prioritize helping Citi to achieve the financial goals presented at our 2022 Investor Day and to accomplish our strategic priorities described on page 71.

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Overhang Table

“Overhang” refers to the potential stockholder dilution represented by outstanding employee equity awards and shares available for future grants.

	December 31, 2024	Record Date (March 3, 2025)	April 29, 2025 (estimated)
Simple overhang(1)	5.86%	4.62%	6.21%
Fully diluted overhang(2)	5.54%	4.41%	5.85%
(1)	Simple overhang is the sum of outstanding equity awards and shares available for grant stated as a percentage of common shares outstanding.
(2)	Fully diluted overhang is the sum of outstanding equity awards and shares available for grant stated as a percentage of fully diluted common shares (i.e., common shares outstanding plus outstanding equity awards and shares available for grant under the stock incentive plans).

Run Rate Table

Our run rate is the number of shares subject to equity awards granted during a year stated as a percentage of common shares outstanding for such year, based on annual grant data and the basic weighted average number of common shares outstanding as reported in Citigroup’s Annual Report on Form 10-K for such year.

	2022	2023	2024	Three-Year Average
Run rates for 12-month periods ending December 31	1.32%	1.92%	1.69%	1.64%

Mitigating Dilution Through Return of Capital

Our run rate and overhang shown in the preceding Overhang Table and Run Rate Table reflect that our strong history of buying back shares lowers our shares outstanding and consequently increases the burn rate and overhang.

In each of the past three years, the number of shares repurchased has been greater than the number of equity-based awards granted.

The following table illustrates how share repurchases have offset increases in our Common Stock outstanding attributable to the use of equity awards in our compensation programs:

	2022	2023	2024	2022–2024 Three-Year Average(1)
(a) Equity-based awards granted(2)	25,729,643	37,029,558	32,164,458	31,641,220
(b) Shares repurchased(3)	(55,576,037)	(44,170,867)	(39,253,905)	(46,333,603)
(c) Common Stock outstanding	1,936,986,425	1,903,113,839	1,877,071,466	—
(d) Common Stock outstanding (adjusted for cumulative repurchases since 2010)(4)	3,167,879,785	3,178,178,066	3,191,389,466	—
(e) Unadjusted burn rate (a/c)(5)	1.3%	1.9%	1.7%	1.6%(6)
(f) Burn rate adjusted for share repurchases (a/d)(5)	0.8%	1.2%	1.0%	1.0%(6)
(1)	Average of the underlying figures.
(2)	Reflects the gross number of shares underlying equity-based awards granted during the applicable year. For more information on our share repurchase program and our 2024 equity-based awards, see Note 7 to the Consolidated Financial Statements and “Equity Security Repurchases” in Citi’s 2024 Annual Report on Form 10-K.

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(3)	Repurchases are subject to the approval of the Federal Reserve Board in the U.S. and past levels of repurchases do not guarantee any particular rate of repurchase in the future.
(4)	We repurchased approximately 1,314.3 million shares of Common Stock from the beginning of 2010 through December 31, 2024.
(5)	Not adjusted for any future forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account. During 2022-2024, approximately 40% of share-based awards were cancelled or remitted at delivery to satisfy tax withholding requirements.
(6)	Average of underlying burn rates.

2022-2024 AVERAGE BURN RATE*	2024 BURN RATE*

*	Not adjusted for any future forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account. During 2022-2024, approximately 40% of share-based awards were cancelled or remitted at delivery to satisfy tax withholding requirements.

Our Plan Terms Are Aligned with Stockholder Interests

The following features of the 2019 Plan protect the interests of our stockholders:

•	No “evergreen” feature. The 2019 Plan has a fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature.
•	Minimum one-year vesting requirement. Our one-year minimum vesting requirement will generally apply to at least 95% of the shares that may be granted pursuant to any type of award.
•	A limit on total annual compensation for Directors. The maximum number of shares subject to awards to an individual Director in a calendar year, taken together with any cash fees paid during the calendar year to the Director for services as a member of the Board of Directors may not exceed $1 million in value, except where the Board of Directors approves a higher limit for a non-executive Board chair.
•	Annual limits on shares and options or stock appreciation rights (SARs) that can be granted to individual employees. The 2019 Plan limits the number of shares subject to stock options and SARs that may be granted in a calendar year to an individual employee to one million shares. Separately, the 2019 Plan limits the number of shares subject to stock awards that may be granted in a calendar year to an individual employee to one million shares.
•	No discounted options or SARs. Option or SAR exercise prices must be at least 100% of fair market value on the date an option or SAR is granted.
•	No repricings or cash buyouts. The 2019 Plan prohibits any “repricing” of any outstanding option or SAR, except with the approval of the stockholders of the Company. The 2019 Plan defines “repricing” to mean (i) any action that constitutes a “repricing” under GAAP or the rules of the NYSE (including any modification or amendment to an outstanding option or SAR that has the effect of reducing its exercise price); (ii) any cancellation of an outstanding option or SAR when its exercise price exceeds its fair market value in exchange for cash; (iii) any cancellation of an option or SAR in exchange for a new option or SAR with a lower exercise price; or (iv) a substitution of a stock award for an option or SAR when its exercise price exceeds fair market value; in each case other than a permitted equitable adjustment.
•	No reload option grants. Reload options are additional options that are granted automatically upon the exercise of previously granted options; options granted under the 2019 Plan may not include a reload feature.

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•	No liberal share “recycling.” If an award under the 2019 Plan, or, after April 16, 2019 (the effective date of the 2019 Plan), the 2014 Plan and the 2009 Stock Incentive Plan (the 2009 Plan), is forfeited, canceled, or expires or is settled without the issuance of shares, the shares subject to such award will be available for future grants under the 2019 Plan. However, the 2019 Plan prohibits re-granting shares withheld or tendered to pay option exercise prices, repurchased by the Company with option exercise proceeds, or withheld or tendered to satisfy tax withholding obligations on any award. Also, shares of stock subject to options or SARs that are not issued on settlement may not be re-granted.
•	No dividend or dividend equivalent payments on unvested shares subject to a performance vesting condition. The 2019 Plan permits payment of dividends or dividend equivalents on shares of restricted or deferred stock subject to a performance vesting condition only if and when the underlying shares vest. The 2019 Plan also prohibits the payment of dividends and dividend equivalents on shares subject to outstanding options and SARs.
•	A “double trigger” change of control provision. The 2019 Plan requires that participants must experience an involuntary termination of employment for an award to vest as a result of a change of control of Citigroup Inc. (a “double trigger”). The Compensation Committee has also adopted a policy affirming that no deferred incentive awards to executive officers will vest solely by reason of a change of control of Citigroup Inc.
•	No excise tax gross-ups. The 2019 Plan does not provide for excise tax gross-ups in the event of a change of control of Citigroup Inc., nor do any executive agreements.
•	No liberal definition of change of control. Our definition of “change of control” of Citigroup Inc. requires the consummation, and not merely the approval, of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from such transaction. Additionally, the 2019 Plan defines a “change of control” of Citigroup Inc. to mean: (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iii) a sale, transfer, or distribution of all or substantially all of the assets of Citigroup Inc., or a dissolution or liquidation of Citigroup Inc.; or (iv) the consummation of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.
•	Ability to adopt sub-plans that facilitate participation by employees located outside the United States. Any special terms or conditions that the Compensation Committee considers necessary or appropriate to accommodate differences in non-U.S. law, tax policy, or custom may be included in a sub-plan that forms a part of the 2019 Plan. We intend to consider the adoption of a sub-plan that would permit the grant of tax-qualified awards in France.

Equity Compensation Plan Information

All of Citi’s outstanding equity awards have been granted under three stockholder-approved plans—the 2019 Plan and two predecessor plans, the 2014 Plan and the 2009 Plan. There are no equity awards outstanding under plans for which stockholder approval was not required or sought. The information below is as of March 3, 2025.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (in millions)	(b) Weighted-average exercise price of outstanding options, warrants, and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
Equity compensation plans approved by security holders	64.7	N/A	22.2
Equity compensation plans not approved by security holders	0	N/A	0
Total	64.7	N/A	22.2

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2019 Plan Benefits

Awards under the 2019 Plan are granted by the Compensation Committee in its sole discretion. Therefore, the benefits or amounts that will be received by any particular employee or group of employees in the future is not determinable at this time.

Description of the Citigroup 2019 Stock Incentive Plan

This summary description of the 2019 Plan, as amended and restated, is qualified in its entirety by reference to the 2019 Plan document, which is included as Annex B. If Proposal 4 is approved by stockholders at our Annual Meeting, we intend to file a registration statement on Form S-8, pursuant to the Securities Act of 1933, as amended, to register the additional shares authorized for grant under the 2019 Plan.

General. The 2019 Plan became effective on April 16, 2019 and will expire on the date of the 2024 annual meeting of stockholders unless this Proposal 4 is approved by stockholders at the 2024 Annual Meeting. The 2019 Plan provides for various types of awards denominated in shares of Citi common stock to Citi employees, officers, and non-employee Directors. The NYSE closing price of a share of Citi common stock on March 3, 2025 was $77.17.

Administration. The 2019 Plan is administered by the Compensation Committee. All members of such Committee or a sub-committee thereof must satisfy the requirements for independence of SEC Rule 16b-3. With respect to participants who are outside Directors, the 2019 Plan is administered by the Board of Directors. The Compensation Committee may delegate some or all of its authority over administration of the 2019 Plan to one or more officers, directors, employees, or another plan administrator except with respect to persons who are Section 16(a) officers. In addition, any special terms or conditions that the Compensation Committee considers necessary or appropriate to accommodate differences in non-U.S. law, tax policy or custom may be included in a sub-plan that forms a part of the 2019 Plan.

Eligibility. All “employees” of Citi—within the broad definition set forth in the instructions to the SEC Form S-8 registration statement, as in effect on April 16, 2019 with respect to the Citi or any of its subsidiaries, but expressly excluding consultants and advisors who are not members of the Board of Directors—generally are eligible to receive awards under the 2019 Plan. Based on worldwide employment at December 31, 2024, approximately 229,000 persons could be eligible to participate in the 2019 Plan. However, participation is discretionary—awards are subject to approval by the Compensation Committee. In general, employees with discretionary annual incentive awards of at least $75,000 are eligible to receive at least 15% of that annual award in deferred stock. For the twelve months ending March 1, 2025, awards were made under the 2019 Plan to 13 non-employee Directors, 17 executive officers, and approximately 12,000 employees worldwide. Former “employees” are eligible to participate in the 2019 Plan, but only with respect to their last year of service or in connection with a sale, spin-off or other similar transaction.

Shares subject to the 2019 Plan. Shares of Citi common stock issued in connection with awards under the 2019 Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. The initial share authorization under the 2019 Plan was 30 million shares. Pursuant to amendments approved at the 2020 Annual Meeting, the 2021 Annual Meeting, the 2022 Annual Meeting, the 2023 Annual Meeting, and the 2024 Annual Meeting, the number of authorized shares increased by 15 million, 20 million, 36 million, 28 million, and 30 million respectively. Pursuant to the amendment described in Proposal 4, the number of authorized shares would increase by 30 million.

“Recycling” provisions. If an award under the 2019 Plan, or, after April 16, 2019 (the effective date of the 2019 Plan), the 2014 Plan and the 2009 Plan, is forfeited, canceled, or expires or is settled without the issuance of shares, the shares subject to such award will be available for future grants under the 2019 Plan. However, shares tendered by a participant or withheld by Citi to pay an option exercise price, withheld or tendered to satisfy tax withholding obligations relating to any award, repurchased by Citi with option exercise proceeds, covered by an option or

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stock-settled SAR (without regard to the number of shares actually issued upon exercise), or withheld to satisfy any debt or other obligation owed to Citi, and canceled fractional shares will be considered issued and shall not be added to the maximum number of shares that may be issued under the 2019 Plan.

Limits on awards. The maximum number of shares subject to awards to an individual Director in a calendar year (including awards made at the election of a Director in lieu of his or her cash retainer), taken together with any cash fees paid during the calendar year to the Director, in respect of the Director’s service as a member of the Board of Directors during such year (including service as a member or chair of any committees of the Board), may not exceed $1 million in value, as determined as of the date of each award. However, the independent members of the Board of Directors may make exceptions to this limit for a non-executive chair of the Board, provided that the Director receiving any additional compensation may not participate in the decision to award such compensation. For all other eligible “employees,” the number of shares subject to stock options or SARs granted during a calendar year may not exceed one million shares, and the number of shares that may be subject to stock awards granted in a calendar year may not exceed one million shares, unless granted subject to substitute awards that replace awards of a former employer acquired by the Company.

Types of awards. The following types of awards may be made under the 2019 Plan:

•	Stock options. An award of a stock option under the 2019 Plan grants a participant the right to purchase a specified number of shares of Citi common stock during a specified term in the future at an exercise price equal to at least 100% of the “fair market value” (see below) of Citi common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant.
•	Stock appreciation rights (SARs). A SAR, upon exercise, entitles the participant to receive an amount equal to the difference between the fair market value of Citi common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of fair market value of a share of Citi common stock on the grant date) times the number of shares subject to the SAR. Payment to a participant upon the exercise of a SAR may be in cash and/or shares of Citi common stock. The term of a SAR may not exceed 10 years from the date of the grant.
➢	For purposes of setting the exercise price of any option or SAR granted under the 2019 Plan, “fair market value” means the closing price on the NYSE (or on the principal national securities exchange on which the common stock is traded or quoted, if not the NYSE) on the date on which the stock option or SAR is granted. For all other purposes under the 2019 Plan, “fair market value” will be as determined by the Compensation Committee.
•	Stock payment. The Compensation Committee may grant vested shares of Citi common stock as a stock payment.
•	Restricted stock. A restricted stock award is an award of outstanding shares of Citi common stock that does not vest until vesting conditions are satisfied and which will be forfeited if conditions to vesting are not met. Participants may receive dividends on the shares subject to their awards during the vesting period, unless the awards are subject to one or more performance conditions, in which case the dividends, if any, shall be paid only if and when, and only to the extent that, the underlying shares vest.
•	Deferred stock. A deferred stock award is an unfunded, unsecured promise to deliver shares of Citi common stock to the participant in the future, if the participant satisfies the conditions to vesting. Participants do not have voting rights (their rights are no greater than a general unsecured creditor of the Company), but may receive dividend equivalent payments during the vesting period, unless the awards are subject to one or more performance conditions, in which case the dividend equivalents, if any, shall be paid to participants only if and when, and only to the extent that, the underlying shares vest.
•	Other stock-based awards. The Compensation Committee may grant any other award that is denominated in shares of Citi common stock and that may be settled by the delivery of shares and/or cash. For the avoidance of doubt, awards that by their terms shall be settled only in cash shall not be considered to have been granted under the 2019 Plan.
•	Performance-based awards. Subject to the terms of the 2019 Plan, the Compensation Committee may grant awards that are subject to one or more performance conditions related to a performance period of not less than one year.

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Minimum vesting requirement. Awards granted under the 2019 Plan may not vest earlier than the first anniversary of the date on which the award is granted, except that the Compensation Committee may grant awards that vest in less than a year (i) as a “substitute award” to replace awards of a former employer acquired by the Company, (ii) awards to Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, (iii) shares of Citi common stock delivered in lieu of fully vested cash obligations, and (iv) any additional awards the Compensation Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2019 Plan. This restriction does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability, leave of absence, termination of employment, change of control, or upon the sale or other disposition of the subsidiary employing a participant or other similar event.

Performance conditions. In the case of an award subject to a performance condition, the applicable performance condition may include one or more of the following performance conditions and be expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, return on tangible common equity, book value or book value per share, tangible book value per share, economic value-added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total stockholder return, market share, debt reduction, net promoter scores, operating efficiency ratios, expense ratios, liquidity ratios, regulatory achievements, or any objective or subjective performance conditions selected by the Compensation Committee. Pursuant to the amendment described in Proposal 4, the Compensation Committee may make equitable adjustments to any performance condition to the extent needed or appropriate to prevent the enlargement or diminution of the rights of participants; provided that in the event of a change of control, such adjustment(s) must be made at the time of grant, or prior to, or coincident with, the change of control.

Prohibition against repricing. The 2019 Plan prohibits any action under the 2019 Plan that would constitute a “repricing” of any outstanding option or SAR granted under the 2019 Plan, the 2014 Plan, the 2009 Plan or any other plan of the Company or of any acquired company, except with the approval of the stockholders of the Company. The 2019 Plan defines “repricing” to mean: (i) any action that constitutes a “repricing” under GAAP or the rules of the NYSE (including any modification or amendment to an outstanding option or SAR that has the effect of reducing its exercise price); (ii) any cancellation of an outstanding option or SAR when its exercise price exceeds its fair market value in exchange for cash; (iii) any cancellation of an option or SAR in exchange for a new option or SAR with a lower exercise price; or (iv) a substitution of a stock award for an option or SAR when its exercise price exceeds fair market value; in each case other than a permitted equitable adjustment.

Prohibition of reload options. The 2019 Plan does not permit the grant of “reload” options.

Repayment obligation; right of set-off. If the Compensation Committee subsequently determines that all conditions to vesting and payment of an award, or the vesting and exercisability of an option or SAR, were not satisfied in full, the Compensation Committee may cancel such vesting or exercise and refuse to issue shares and immediately terminate the participant’s rights with respect to such award (or improperly vested portion thereof). If the vesting or exercise of any such award (or portion thereof) has already been settled by delivery of shares or cash, the participant shall be obligated, upon demand, to return the shares or cash (or higher value received at vesting or exercise), to Citi, without reduction for any shares or cash withheld to satisfy withholding tax or other obligations. Consistent with the requirements of Section 409A of the Internal Revenue Code, the 2019 Plan also provides for (a) the set-off of vested awards against obligations a participant may owe to Citi, including but not limited to the obligation to repay improperly vested or exercised awards, and (b) the set-off of any amount recovered by a participant, and to be paid by the Company, in the nature of severance pay or compensation for hypothetical or potential future services in connection with any legal claim or action alleging violation of law relating to the participant’s employment or termination thereof (whether by reason of a decision or settlement of such claim) against the pretax amount the Company was required to pay for the participant’s account, including legal fees, in connection with such claim or action. Any failure to timely pay tax-related obligations owed to Citi in connection with an award may result in its cancellation.

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Non-transferability. During the vesting period, awards and sale-restricted shares generally are not transferable other than by will or the laws of descent and distribution.

Adjustments. The 2019 Plan provides that the Compensation Committee shall make appropriate equitable adjustments to the maximum number of shares available for grant under the 2019 Plan and to the annual individual award limits expressed in numbers of shares in the event of any changes to the Company’s capital structure, including a change in the number of shares outstanding on account of any stock dividend, stock split, reverse stock split, spinoff or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or similar transaction or event affecting Citi’s capitalization. In the event of any such transaction or event, or any extraordinary dividend, divestiture, or other distribution (other than ordinary cash dividends) of assets to stockholders, the Compensation Committee shall make appropriate equitable adjustments to the number or kind of shares subject to outstanding awards, or the exercise prices of outstanding options and SARs, to the extent necessary to prevent the enlargement or diminution of participants’ rights.

Change of control. The Compensation Committee may, when an award is made, or at any time prior to, or coincident with, a “change of control” (as defined below), provide for the adjustment of performance conditions to prevent the enlargement or diminution of participants’ rights, provide for the cancellation of outstanding awards if the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) replaces the awards with new rights of substantially equivalent value, provide for the acceleration of any time periods or the waiver of any other conditions to vesting, exercise, payment, or distribution of an award upon an involuntary termination of a participant’s employment as a result of a change of control, or provide for the purchase of any award. Pursuant to the amendments described in Proposal 4, the Compensation Committee would no longer be able to take such action after the time of a change of control, and the Compensation Committee would be limited to only making adjustment(s) of performance conditions to the extent necessary to prevent the enlargement or diminution of participants’ rights. The vesting, payment, purchase, or distribution of an award, however, may not be accelerated by reason of a change of control for any participant unless the participant’s employment is involuntarily terminated as a result of the change of control. For these purposes, a termination of employment as a result of a change of control means involuntary termination of employment other than for “cause” (as defined in the 2019 Plan) upon, or on or prior to the first anniversary of, the change of control.

The 2019 Plan defines a “change of control” to mean (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iii) a sale, transfer, or distribution of all or substantially all of the assets of Citigroup Inc. or a dissolution or liquidation of Citigroup Inc.; or (iv) consummation of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.

Tax withholding. Citi retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state, local, and foreign taxes (including hypothetical taxes owed to Citi by tax-equalized expatriates) required by law or regulation to be withheld with respect to any taxable event as a result of the 2019 Plan.

Voting. The 2019 Plan provides that unless the Compensation Committee determines otherwise, participants who receive issued and outstanding shares of Citi common stock that are subject to continuing restrictions pursuant the terms of a stock award are generally entitled to direct the voting of the shares underlying their awards on matters submitted to a vote of stockholders. All shares underlying such awards as to which no voting instructions are received are voted proportionately, based on the voting instructions received with respect to all other such shares.

Amendment, termination and governing law. The 2019 Plan may be amended, suspended, or terminated by the Compensation Committee at any time, provided that no amendment shall be made without stockholder approval if it would materially increase the number of shares available under the 2019 Plan (other than in connection with an

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equitable adjustment), materially expand the types of awards available under the 2019 Plan or the class of persons eligible to participate in the 2019 Plan, materially extend the term of the 2019 Plan, materially change the method of determining the exercise price of an option or SAR granted under the 2019 Plan, delete or limit the prohibition against “repricing,” or otherwise require approval by stockholders in order to comply with applicable law or the rules of the NYSE (or principal national securities exchange upon which Citi’s common stock is traded or quoted). Effective as of January 1, 2025, the 2019 Plan and all agreements evidencing awards granted under the 2019 Plan are governed by the laws of the State of Delaware.

Award modification. The Compensation Committee retains the right to modify outstanding awards without a participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). Subject to certain exceptions, any other modifications, if adverse to a participant, shall not be effective without the participant’s written consent.

Certain U.S. Federal Income Tax Consequences

The following is a brief summary of the principal U.S. federal income tax consequences relating to stock options granted under the 2019 Plan, based on current U.S. federal income tax laws. This summary does not constitute tax advice and, among other things, does not describe state, local, or foreign tax consequences, which may be substantially different.

Generally, a participant will not recognize taxable income on the grant of a stock option. Upon the exercise of a stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Citi common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Citi will ordinarily be entitled to a deduction on the exercise date in an amount equal to the amount of ordinary income recognized by the participant upon exercise, except as may be specified under Section 162(m) of the Internal Revenue Code. Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss, including any sale of shares freed from sale restrictions to fund the payment of taxes incurred at exercise. The 2019 Plan does not provide for awards of “incentive stock options,” which have different tax consequences under the Internal Revenue Code.

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Stockholder Proposals

Citi makes every effort to be responsive to concerns expressed by our stockholders by engaging in dialogues, participating in issuer/investor working groups, and adopting policies or initiatives we believe to be in the best interests of all stockholders. Over the years, Citi has met with several proponents and other interested parties regarding such issues as proxy access, human rights, climate change, net zero, risk management, auditor rotation, trade association payments, diversity and inclusion risks, and viewpoint diversity, among others, and has, on certain occasions, as appropriate, taken action in response to these engagements and/or stockholder votes. We encourage our stockholders to communicate with management and the Board. Any stockholder wishing to communicate with management, the Board, or an individual Director, or obtain the addresses of any of the stockholder proponents or their Citi stock ownership information, should send a request to the Corporate Secretary, Brent J. McIntosh, at 388 Greenwich Street, New York, New York 10013.

Proposal 5

John Chevedden has submitted the following proposal for consideration at the 2025 Annual Meeting.

Proposal 5 – Shareholder Vote regarding Excessive Golden Parachutes

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. This proposal only applies to the Named Executive Officers. This provision shall at least be included in the Governess Guidelines of the Company or similar document and be readily accessible on the Company website.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Unfortunately some companies only limit cash golden parachutes to the 2.99 figure which means that there is no limit on non cash golden parachutes for which shareholders have no voting power.

This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably rich golden parachutes.

This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent and does not discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that overly rich golden parachutes be subject to a non-binding shareholder vote at a shareholder meeting already scheduled for other matters.

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This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.

This proposal topic also received between 51% and 65% support at:
FedEx (FDX)
Spirit AeroSystems (SPR)
Alaska Air (ALK)
AbbVie (ABBV)
Fiserv (FISV)

Please vote yes:

Shareholder Vote regarding Excessive Golden Parachutes – Proposal 5

Management Comment

Summary

Citi has appropriate policies in place to guard against excessive severance arrangements. As stated on pages 96-97, Citi’s executive officers are not entitled to severance pay upon termination of employment in excess of broad-based benefits. In the U.S., those benefits are capped at $500,000. Moreover, since 2002 Citi has been prohibited without the approval of its stockholders from entering into an employment agreement with an executive officer that provides, upon a termination of employment following a change in control, cash payments in excess of three times the executive officer’s taxable income. Citi’s executive officers do not have special agreements covering their compensation in the event of a change in control.

In addition, Citi’s Compensation Philosophy and Incentive Compensation Policy provide that incentive compensation at Citi is intended to incentivize appropriate risk and control behavior and outcomes, and to be compliant with applicable laws, regulations and regulatory guidance. Applicable regulatory guidance specifically cautions financial institutions that “in all cases, a banking organization should ensure that the structure and terms of any golden parachute arrangement entered into by the organization” are appropriate from a safety and soundness perspective.

Furthermore, as a matter of internal governance, the Compensation, Performance Management and Culture Committee of Citi’s Board is authorized and required to “review and approve the material terms of employment and retention agreements (including offer letters), severance arrangements, change in control agreements, and any special supplemental benefits for executive officers and members of the Executive Management Team,” as stated in the Committee’s Charter. That requirement evidences the priority given by the Committee to not allow excessive severance benefits.

However, Citi’s management must also have the flexibility to tailor compensation, which may include severance provisions, to attract and retain talent in highly competitive markets, including in light of rules in the many jurisdictions around the world in which we operate. Rather than giving Citi’s management appropriate flexibility, the Proposal gives rise to ambiguity and inconsistencies. Were the Proposal to be adopted, the ambiguities and inconsistencies in the Proposal could be highly problematic.

Specifically, the Proposal uses off-the-shelf language not tailored to Citi’s business and circumstances.

For example, the Proposal would require severance payments to be limited to 2.99 times the sum of the executive’s base salary plus target short-term bonus, but Citi does not use short-term target bonuses in its compensation program. In the absence of target bonuses, the Proposal could be interpreted to require that the Board limit severance payments to 2.99 times base salary alone, which is inconsistent with Citi’s business needs.

Finally, the Proposal could restrict payments required by foreign laws (in the case of non-U.S. executives), as well as payments under various benefit plans not generally understood to constitute severance or termination pay.

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Important Points to Consider

➢	The Proposal is not necessary to ensure that Citi does not pay excessive severance benefits, as Citi has adequate policies in place to guard against that risk:
✓	As stated on pages 96-97, Citi’s executive officers are not entitled to severance pay upon termination of employment in excess of broad-based benefits.
✓	Citi’s compensation practices are governed by its Compensation Philosophy and Incentive Compensation Policy, which requires Citi to adopt compensation practices that comply with U.S. and global bank regulatory requirements. Banking regulators have explicitly cautioned that excessive severance is not consistent with bank safety and soundness.
✓	Recognizing stockholders’ desire that departing executives not receive excessive pay packages, and consistent with its historic practice of providing reasonable severance arrangements for its executives, Citi’s Board, in 2002, adopted a resolution prohibiting payments to an executive of three times or more of that executive’s annual income in the event of a change in control of Citi without the approval of stockholders.
➢	Citi’s practices are consistent with market practices for large financial institutions, and Citi would be placed at a competitive disadvantage in attracting and retaining the best employees if the Proposal were adopted:
✓	The severance benefits that could be covered by the Proposal include, for example, amounts payable pursuant to customary provisions in sign-on or replacement awards needed to attract or retain key talent, since sign-on and replacement awards frequently must continue to be paid following involuntary termination of employment without cause.
✓	Imposing stringent guidelines for compensation in order to ensure a favorable vote by stockholders after the terms of a contract have been agreed upon eliminates the flexibility that is needed to respond to the dynamics of negotiating during recruitment and in response to potential departures of valued employees.
✓	The stockholder approval alternative included in the Proposal recognizes that a formulaic approach to compensation is not always prudent; sometimes judgment about what is best for a business is required. Rather than letting Citi’s Board exercise that judgment, as it should, the Proposal suggests that stockholders should be asked to do so. That suggestion is impractical. Accordingly, it does not meaningfully address the shortcomings of the Proposal’s formulaic approach, even as it implicitly recognizes those shortcomings.
➢	The Proposal is ambiguous and uses boilerplate language not tailored to Citi. For example, Citi does not have short-term target bonuses, hobbling Citi’s ability to properly interpret or apply the Proposal.
Because Citi’s current practices regarding payments under severance agreements sufficiently address the concerns raised by the Proposal, and the Proposal, if adopted, would put Citi at a competitive disadvantage, and because the terms of the Proposal are not applicable to Citi’s pay programs making it difficult to interpret and execute, the Board recommends a vote AGAINST this Proposal 5.

Proposal 6

The Sisters of St. Joseph of Peace, Maryknoll Sisters, The Sisters of St. Francis of Philadelphia, and United Church Funds have submitted the following proposal for consideration at the 2025 Annual Meeting.

Resolved: Shareholders request the Board of Directors provide a report to shareholders, at reasonable cost and omitting proprietary and confidential information, outlining the effectiveness of Citigroup’s policies, practices, and performance indicators in respecting internationally-recognized human rights standards for Indigenous Peoples’ rights in its existing and proposed general corporate and project financing.

Whereas: The UN Declaration on the Rights of Indigenous Peoples and International Labour Organization Convention 169 concerning Indigenous and Tribal Peoples in Independent Countries are internationally-recognized standards for Indigenous Peoples’ rights.1 These rights violations present risks for Citigroup that can adversely affect shareholder value, including reputational damage, project disruptions, and civil and criminal liability.2 Citigroup has financed

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projects and companies that violate Indigenous Peoples’ rights, notably as a lead financier of the Dakota Access pipeline.3 Also providing $5 billion to Enbridge through 2021, enabling the widely opposed Enbridge Line 3 and Line 5 pipeline reroutes.4 Citigroup has since financed Enbridge with $3 billion, including $1.39 billion in 20235.

Indigenous leaders from the Great Lakes tribes call Enbridge’s Line 5 reroute “an act of cultural genocide.”6 A 2023 ruling found that Line 5 was operating illegally on Bad River Band territory since 2013 and ordered Enbridge to pay over $5 million and to cease operating Line 5 on the reservation by 2026.7 In 2021, Michigan’s twelve federally recognized Tribal Nations requested President Biden decommission Line 5,8 noting deceptive tactics, poor environmental track record, and risk of “catastrophic damage” to Indigenous Peoples’ rights.9 Companies like Enbridge, financed by Citigroup, fail to uphold Indigenous Peoples’ right to free, prior, and informed consent (FPIC).10

Citigroup faces ongoing protests for its role as a top financier of oil and gas operations in the Amazon rainforest, which poses a serious threat to Indigenous Peoples.11 Citigroup has financially supported Petroperú, linked to widespread Indigenous opposition and recurring oil spills in the Peruvian Amazon.12 In October 2024, a Petroperú pipeline spilled 6,000 liters of oil, contaminating water and food for over 10,000 Indigenous Peoples.13 Petroperú nears insolvency, posing material risks to investors.14 Citigroup finances Frontera Energy, which has faced Indigenous protests and blockades, frequently halting operations in Peru and Colombia over oil spills, health hazards, and Indigenous Peoples’ rights violations.15

Citigroup faces reputational risk if its financing undermines its “climate forward” commitments.16 Citigroup’s 2024 Indigenous People’s Rights Report17 was inadequate and lacked impacted stakeholders’ perspectives.18 Citigroup previously adhered to the Equator Principles to manage environmental and social risk, but withdrew in 2024, raising concerns that it backpedals on climate and stakeholder commitments.19 Effective policies protecting Indigenous Peoples’ rights are critical for managing material risk.

1	https://www.un.org/development/desa/indigenouspeoples/declaration-on-the-rights-of-indigenous-peoples.html ; https://www.ilo.org/dyn/normlex/en/f?p=NORMLEXPUB:12100:0::NO::P12100_INSTRUMENT_ID:312314
2	https://www.colorado.edu/program/fpw/sites/default/files/attached-files/social_cost_and_material_loss_0.pdf; https://amazonwatch.org/news/2022/0622-the-business-case-for-indigenous-rights
3	https://www.business-humanrights.org/en/latest-news/usa-citi-ceo-says-bank-approved-dakota-access-pipeline-loan- without-sufficient-regard-for-indigenous-peoples-concerns/
4	https://www.ran.org/wp-content/uploads/2020/12/RAN-Briefing_Line3_KXL.pdf
5	https://fossilfreeciti.org/wp-content/uploads/2024/09/Citi-Funding-Fossil-Fueled-Environmental-Racism-in-the-Gulf-South.pdf
6	https://www.theguardian.com/us-news/2021/feb/19/line-3-pipeline-ojibwe-tribal-lands
7	https://www.wpr.org/news/federal-court-arguments-bad-river-enbridge-appeal-line-5-shutdown; https://www.badriver-nsn.gov/wp-content/uploads/2024/03/Handout-about-Line-5-3-pages.pdf
8	https://www.baymills.org/_files/ugd/869f65_f8e5288d82084540a9f0e7d5d6c0921f.pdf
9	https://narf.org/nill/documents/20210510BayMills_banish_Enbridge.pdf?_ga=2.239143744.2105983367.1624287541- 1503385769.1619537483
10	https://www.colorado.edu/program/fpw/2022/06/13/united-nations-responds-second-time-violations-anishinaabe-rights- signals-priorities ; https://narf.org/bay-mills-line5-pipeline/
11	https://www.desmog.com/2022/04/26/existential-threat-indigenous-leaders-urge-citigroup-to-stop-backing-amazon-
oil/#:~:text=Between%202016%20and%202020%2C%20Citigroup,land%20rights%2C%20the%20report%20found.
12	https://amazonwatch.org/news/2024/1016-oil-over-life-the-cost-of-petroperus-environmental-catastrophe-in-the-peruvian-amazon; https://amazonwatch.org/assets/files/2022-09-petroperu-risk-assessment.pdf
13	https://amazonwatch.org/news/2024/1016-oil-over-life-the-cost-of-petroperus-environmental-catastrophe-in-the-peruvian-amazon
14	https://www.thebureauinvestigates.com/stories/2024-10-03/petroper%C3%BA-stares-down-the-barrel/
15	https://exitamazonoilandgas.org/; https://www.counterpunch.org/2020/07/13/oil-comes-first-in-peru-not-coronavirus-danger-not-indigenous-rights/; https://news.mongabay.com/2020/10/more-than-470-oil-spills-in-the-peruvian-amazon-since-2000-report/; https://www.bnamericas.com/en/news/colombian-protesters-lift-oil-blockades; https://www.reuters.com/article/peru-frontera-energy-oil-idINL2N261114; https://www.reuters.com/article/peru-frontera-energy/update-1-frontera-
energy-rethinking-peru-due-to-pipeline-problems-idUSL1N2091IS
16	https://www.stand.earth/latest/forest-conservation/amazon-forest-protection/citigroup-%E2%80%9Cclimate- forward%E2%80%9D-reputation-remains

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17	https://www.citigroup.com/rcs/citigpa/storage/public/2023-Respecting-Rights-Indigenous-Peoples-Report.pdf
18	https://www.responsible-investor.com/citi-publishes-indigenous-rights-report-in-bid-to-stave-off-shareholder-resolution/
19	Add in source: https://www.thebanker.com/Major-US-banks-back-out-of-the-Equator-Principles-1710330460

Management Comment

Summary

The Proposal requests that Citi prepare a report to stockholders outlining the effectiveness of Citi’s policies, practices, and performance indicators in respecting internationally recognized human rights standards for Indigenous Peoples. As detailed in our 2023 Proxy Statement1 and as noted in our 2024 Proxy Statement,2 we have been, and continue to be, concerned about misstatements made in this and previous versions of this Proposal regarding our financing activities.

In April 2024, Citi published a comprehensive report titled Respecting the Rights of Indigenous Peoples,3 which outlines our policies and practices related to Indigenous Peoples’ rights. This report summarizes our due diligence procedures, explains how we identify potential risks associated with Indigenous Peoples in financed projects and general client relationships, how we evaluate our clients’ actions to avoid, minimize and mitigate such risks, and discloses the number of transactions flagged by our Environmental and Social Risk Management (ESRM) team in 2023 that required enhanced due diligence. We also describe the difference between various financial products, with project-related loan structures giving lenders more access to information, more ability to engage independent consultants, and the opportunity to negotiate loan covenants requiring specific actions of clients as a condition of financing. This allows for more effective evaluation and management of potential risks to Indigenous Peoples in project-related loans, as opposed to general corporate relationships, where our ability to conduct due diligence and influence client activities is more limited. This report demonstrates our commitment to transparency and accountability, addressing the concerns raised by the Proponent.

Our ESRM Policy lies at the core of our strategy for addressing risks to Indigenous Peoples arising from our clients’ activities. This policy is informed by key international environmental and social standards, such as the United Nations Guiding Principles on Business and Human Rights (UN Guiding Principles), the Equator Principles and the World Bank’s International Finance Corporation Performance Standards. Specific “Areas of High Caution” outlined in Citi’s ESRM Policy — including potential risks to Indigenous Peoples — require enhanced due diligence, thorough risk assessment, and proactive client engagement as appropriate. Citi proceeds with such transactions only after a thorough and judicious assessment of those risks and associated impacts, reflecting how we take seriously the responsibility to respect human rights as outlined in the UN Guiding Principles.

1	See https://www.citigroup.com/rcs/citigpa/storage/public/Citi-2023-proxy-statement.pdf, page 127.
2	See https://www.citigroup.com/rcs/citigpa/storage/public/Citi-2024-proxy-statement.pdf, page 128.
3	See https://www.citigroup.com/rcs/citigpa/storage/public/2023-Respecting-Rights-Indigenous-Peoples-Report.pdf.

Important Points to Consider

➢	Industry Leadership in Human Rights Disclosures: Citi has a strong record of leadership in the financial sector regarding human rights disclosures. In 2007, we were the first major U.S. bank to publish a Human Rights Statement, publicly affirming our commitment to uphold the fundamental human rights outlined in the UN Universal Declaration of Human Rights and the core conventions of the International Labour Organization.
➢	Pioneering UN Guiding Principles Reporting Framework Adoption: In 2016, Citi became the first U.S. bank to use the UN Guiding Principles Reporting Framework to disclose our salient human rights risks, how these impact stakeholders, and how these risks are integrated into our ESRM Policy as “Areas of High Caution” to trigger additional due diligence — including specific considerations for Indigenous Peoples.
➢	Strengthened Due Diligence on Indigenous Peoples’ Rights: In 2018, we reinforced our commitment to Indigenous Peoples’ rights by updating our “Areas of High Caution” on Indigenous Peoples to state that globally, in project-related lending with certain defined impacts on Indigenous Peoples, Citi expects clients to have engaged in meaningful consultations with potentially affected Indigenous Peoples with the goal of achieving Free, Prior and Informed Consent (FPIC).

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➢	Ongoing Commitment to Transparency: Citi has worked to understand and address the most salient human rights risks associated with our business, including those affecting Indigenous Peoples. Our disclosures exemplify our dedication to transparency and proactive risk management to protect our investors and stakeholders.
➢	Direct Client Engagement: Citi engages clients when potential risks to Indigenous Peoples are identified. The ESRM team compiles due diligence questions for engagement and information gathering with the client to understand their approach to community engagement and their respect for Indigenous Peoples’ rights. When relevant, we make recommendations to the client on improvements to policies and practices to strengthen respect for Indigenous Peoples’ rights. Based on the risks identified and the client’s actions to avoid, minimize and mitigate such risks, the Citi ESRM team determines whether the transaction or client relationship aligns with the Citi ESRM Policy, and whether ongoing monitoring is required. Citi may decline transaction opportunities or client onboarding if risks are too great or not adequately mitigated.
➢	Governance and Oversight: When significant risks or unresolved issues concerning Indigenous Peoples are identified, Citi escalates these matters for senior leadership review. This oversight reflects our commitment to responsible corporate governance and effective risk management.
Citi’s longstanding commitment to human rights, due diligence processes, and disclosures on Indigenous Peoples’ rights clearly address the concerns raised in this Proposal. Additional reporting is unnecessary as we have already provided the requested information. We remain dedicated to improvement and transparent communication with stakeholders. The Board of Directors recommends a vote AGAINST this Proposal 6.

Proposal 7

National Center for Public Policy Research has submitted the following proposal for consideration at the 2025 Annual Meeting.

Financial Statement Assumptions and Climate Change

Whereas:

Many policymakers, investors and companies have converged on goals related to the asserted need to limit global temperature increase to 1.5° C and to reach net zero global greenhouse gas (GHG) emissions by 2050.

The International Energy Agency’s (IEA) Net Zero [Emissions] 2050 Roadmap (NZE) offers a normative, not scientific, energy sector path for net zero GHG emissions. The IEA urges no investment in new fossil supply projects to achieve net zero: “As a share of total energy supply, [fossil fuels] fall from 80% in 2020 to just over 20% in 2050.”1

In line with such assumptions, and similar assumptions included in the IPCC’s report series2 and elsewhere, Citigroup Inc. (“the Company”) has adopted net-zero commitments that include “our financed emissions target by 2050 and our operational footprint emissions target by 2030,” including “a goal of $1 trillion in sustainable finance.”3 In fact, the Company apparently intends to push clients to decarbonize, including issuing thinly-veiled threats to debank clients who don’t sufficiently embrace the Company’s climate agenda.4

These investment decisions presume the normative IEA NZE is possible and is based on true assumptions, but it is unclear what, if any, analysis the Company has done to protect company assets and investments should NZE prove unsound.

A 2023 study by the Energy Policy Research Foundation (EPRF) found that net zero advocates have misconstrued the IEA’s position on new oil and gas investment, and that the IEA has made questionable assumptions and milestones for NZE about government policies, energy and carbon prices, behavioral changes, economic growth, and technology maturity.5

The EPRF study found, “Oil and gas play irreplaceable roles in modem civilization that are not reproducible with low-carbon alternatives. The attempt to substitute them with inferior, less efficient, energy sources will have enormous micro- and macroeconomic consequences and profound geopolitical implications.”6

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NZE advocates speak in terms of fossil fuels as “stranded assets,” but no consideration has been given to whether the true stranded assets might be the assets spent on expensive renewable energy options based on faulty assumptions. Should the EPRF’s study prove true, our Company stands to lose on its renewable energy investments, subsequently incurring the costs of reverting back to embracing reliable energy sources such as coal. Additionally, it appears that most countries are not really going to outlaw reliable and affordable energy, further making current net-zero stranded-asset theory non-sensical.7

Resolved: Shareholders request that the Company’s Board seek an audited report assessing how applying the findings of the Energy Policy Research Foundation and similar studies would affect the assumptions, costs, estimates, and valuations underlying its financial statements, including those related to long-term commodity and carbon prices, remaining asset lives, future asset retirement obligations, capital expenditures and impairments. The Board should obtain and ensure publication of the report by February 2026, at reasonable cost and omitting proprietary information.

1	https://firstenergycorp.com/environmental.html
2	See generally, https://www.sciencedirect.com/science/article/pii/S0959378022000760?via%3Dihub . Cf. https://nypost.com/2021/11/12/50-years-of-predictions-that-the-climate-apocalypse-is-nigh/
3	https://www.citigroup.com/rcs/citigpa/storage/public/Citi-2024-proxy-statement.pdf
4	https://www.citigroup.com/global/our-impact/sustainability/net-zero
5	https://assets.realclear.com/files/2023/06/2205_a_critical_assessment_of_the_ieas_net_zero_scenario_esg_and_the_ cessation_of_investment_in_new_oil_and_gas_fields.pdf
6	https://assets.realclear.com/files/2023/06/2205_a_critical_assessment_of_the_ieas_net_zero_scenario_esg_and_the_ cessation_of_investment_in_new_oil_and_gas_fields.pdf
7	https://www.reuters.com/sustainability/resistance-green-policies-around-europe-2023-08-10/ ;
https://edition.cnn.com/2023/07/19/china/china-xi-carbon-climate-kerry-intl-hnk/index.html ;
https://energy.economictimes.indiatimes.com/news/renewable/indias-ambitious-2070-zero-emission-
target-needs-10-triIlion-investment/96512902

Management Comment

Summary

The Proposal requests that Citi prepare an audited report assessing how applying the findings of the Energy Policy Research Foundation and similar studies would affect the assumptions, costs, estimates, and valuations underlying its financial statements, including those related to long-term commodity and carbon prices, remaining asset lives, future asset retirement obligations, capital expenditures, and impairments. Citi believes this Proposal is unnecessary given our existing comprehensive risk framework and public disclosures.

As a Global Systemically Important Bank,1 Citi is subject to extensive regulation to ensure its safety and soundness in the U.S. and global financial and real economy systems. The Proposal references two distinct areas where climate could impact the future stability of Citi:

1)	Impact of incorrect assumptions underlying assets currently on the balance sheet, resulting in misstatement of financial statements.
2)	Impact of incorrect assumptions of future climate-related outturns that could influence strategic decisions.

In relation to the first item, under the Generally Accepted Accounting Principles GAAP, Citi is required to follow Financial Accounting Standard (FAS) 157, which provides guidance on determining fair value measurements for assets currently on the balance sheet, which is audited both by independent statutory auditors and internal auditors to ensure objectivity in application of FAS 157. In relation to the second item, future strategic decisions are made on the basis of a number of factors including best estimates of likely climate-related outcomes, extreme possible outcomes, and market perception and expectation of likely outcomes.

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While there is inherently more subjectivity around the second item than the first item, U.S. regulation provides a high-level framework for the safe and sound management of exposures to climate-related financial risks in its Principles for Climate-Related Financial Risk Management for Large Financial Institutions (OCC 2023-33, SR 23-9), which applies to Citi. It details expectations around governance, policies, procedures and limits, strategic planning, risk management, data, risk measurement, and reporting and scenario analysis.

With regard to strategic planning, it notes, “The board should consider material climate-related financial risk exposures when setting and monitoring the financial institution’s overall business strategy, risk appetite, and when overseeing management’s implementation of capital plans. As part of forward-looking strategic planning, the board should consider and management should address the potential impact of material climate-related financial risk exposures on the financial institution’s financial condition, operations (including geographic locations), and business objectives over various time horizons.”

As such, Citi collects information from a number of sources in order to synthesize a wide range of opinions and expertise, which then informs our opinion on the range of possible outcomes. We are also required to perform scenario analyses, including both regulatory-defined and internally developed scenarios that aim to highlight extreme but plausible outcomes that we must manage risk against to work to ensure our safety and soundness in a range of possible outturns.

Additionally, in order to be responsive to our clients’ needs, we aim to listen to and understand their requirements and balance that, as we do for other risks faced, against being overly concentrated and therefore exposed to outcomes that may be adverse to us and threaten our financial stability.

Our comprehensive approach to managing these risks is detailed in our 2023 Form 10-K.2 Additionally, our net-zero commitment has deepened client engagement and positioned Citi to capitalize on financing opportunities related to the energy transition. This strategy is outlined in our 2023 Form 10-K, Climate Report,3 and Climate Report Supplement.4

1	See https://www.fsb.org/2024/11/2024-list-of-global-systemically-important-banks-g-sibs/.
2	See https://www.citigroup.com/rcs/citigpa/storage/public/10k20231231.pdf
3	See https://www.citigroup.com/rcs/citigpa/storage/public/2023-Citi-Climate-Report.pdf
4	See https://www.citigroup.com/rcs/citigpa/storage/public/2023-Citi-Climate-Report-Supplement.pdf
Considering Citi’s comprehensive climate risk management framework, existing governance practices, and market-driven strategy, we believe the requested report is unnecessary and not aligned with stockholder interests. The Board of Directors recommends a vote AGAINST this Proposal 7.

Proposal 8

Harrington Investments, Inc. has submitted the following proposal for consideration at the 2025 Annual Meeting.

Animal welfare issues present material financial, operational, and reputational risks for companies that receive financing from Citigroup, and to Citigroup as their financier.

The risks of mismanaging animal welfare include business disruption or loss of goodwill associated with inhumane treatment of animals such as animal testing and conditions of habitation, but they also may include environmental impacts of factory farming and related supply chain risks, and potential liabilities associated with issues of food safety, including diseases passed from animals to humans and overuse of antibiotics in livestock.1

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OpenInvest published an analysis of these issues: “A company that does not disclose or prioritize its processes or impact on animal welfare raises questions for investors on how effective that company can be in managing potential risks or opportunities down the road. It is also impossible to assess future risk without the disclosure of the right information.”2

To minimize these risks, some banks are taking animal welfare issues into account as part of their lending due diligence practices.

However, Citi’s oversight on animal welfare is miniscule, at best. Citi’s Environmental and Social Policy Framework discusses due diligence regarding financing that potentially impacts critical habitat and areas of high conservation value3, and “traceability” in beef supply chains. However, this due diligence is limited to “areas of high caution” and “sensitive ecoregions”, failing to address the welfare of animals involved.4

However, consideration for biodiversity and habitat loss in sensitive ecoregions does not equate to consideration for animal welfare.

While Citi states, “Nature and the climate are inextricably linked and it is critical that we understand this dynamic interplay,”5 the scrutiny intensifies as Citi is recently identified as one of the top 3 financiers of factory farming – providing approximately 18% of all loans and underwriting services to companies tied to factory farms!!6

Factory farming is associated with not only animal cruelty, but also pollution, poor working conditions, resource depletion, biodiversity loss, disease, food insecurity and poverty, and climate change.7 8 9 10

Further, “animal welfare” is absent from Citi’s reports, policies, or governance documents.

Increasingly, banks are adopting exclusionary criteria to reduce exposure to animal cruelty and associated risks. Yet Citi earns a score of “0” on Banksforanimals.org for apparent deficiencies in key areas regarding animal welfare.11

Simply because a process is not disclosed, does not necessarily indicate a lack of due diligence. However, neglecting to publicly acknowledge oversight on animal welfare risks the perception of our company’s failure of oversight on critical issues. Publicly asserting how Citigroup addresses the issue of animal welfare when considering financing decisions would not only increase transparency but enhance Citi’s overall reputation.

Resolved: Shareholders request that Citigroup publish a report at reasonable expense and excluding proprietary and privileged information, disclosing whether and how the Board of Directors exercises its oversight regarding material risks associated with animal welfare.

1	https://www.openinvest.com/articles-insights/support-animal-welfare
2	https://www.openinvest.com/articles-insights/support-animal-welfare
3	https://www.citigroup.com/rcs/citigpa/storage/public/Environmental-and-Social-Policy-Framework.pdf
4	https://www.citigroup.com/rcs/citigpa/storage/public/Global-ESG-Report-2022.pdf
5	https://www.citigroup.com/rcs/citigpa/storage/public/2023-Citi-Climate-Report.pdf
6	https://www.americanbanker.com/news/activists-to-jpmorgan-chase-bofa-citi-stop-lending-to-factory-farms
7	https://www.colorado.edu/ecenter/2022/03/15/it-may-be-uncomfortable-we-need-talk-about-it-animal-agriculture-
industry-and-zero- waste#:~:text=Raising%20livestock%20for%20human%20consumption,biodiversity%20loss%20and%20 water%20pollution.
8	https://www.ciwf.org.uk/factory-farming/
9	https://www.aspca.org/protecting-farm-animals/problem-factory-farming
10	https://www.foodandwaterwatch.org/2024/10/09/factory-farms-rural- america/#:~:text=Factory%20farms%20tend%20to%20make,population%20from%201982%20to%202017.
11	https://banksforanimals.org/institutions/citigroup/

Citi 2025 Proxy Statement

STOCKHOLDER PROPOSALS	131

Management Comment

Summary

The Proposal requests that Citi publish a report disclosing whether and how the Board of Directors exercises its oversight regarding material risks associated with animal welfare. The Supporting Statement expresses a concern that “animal welfare issues present material financial, operational, and reputational risks for companies that receive financing from Citigroup, and to Citigroup as their financier.”

Citi’s Board of Directors provides oversight of Citi’s work to identify, assess and integrate sustainability-related risks and opportunities. Moreover, our internal risk management processes are designed to help us understand a broad array of key risks associated with our activities and with our clients. Citi’s Enterprise Risk Management (ERM) Framework details the principles used to support consistent risk management across the organization. Risks related to wildlife, such as threats to biodiversity and flora and fauna, have been incorporated in our Environmental and Social Risk Management (ESRM) Policy when relevant from a risk management perspective. Separately, a number of our clients in certain sectors have voluntarily committed to good practices related to animal welfare, such as the “Five Freedoms” of animal welfare.

Important Points to Consider

➢	ESRM Policy: Under Citi’s ESRM Policy, there are certain “Areas of High Caution,” such as risks to biodiversity, that require special attention, focus and respect. In addition, Citi’s ESRM Policy includes prohibitions on doing business with companies when our due diligence indicates that they are active in production or trade in wildlife or products regulated under the Convention on International Trade in Endangered Species of Wild Fauna and Flora, or drift net fishing in the marine environment using nets in excess of 2.5 km in length.
➢	Strong Governance and Regular Monitoring of Emerging Risks: Citi regularly monitors emerging environmental and other risks and engages with clients and stakeholders on relevant issues related to biodiversity. The Board receives regular updates from Citi’s Chief Sustainability Officer and the Head of Climate Risk to ensure comprehensive oversight of our risk management approach. Should animal welfare-related risks become material to Citi’s operations or clients, our existing stakeholder engagement and risk management processes would enable us to identify, evaluate and address these risks accordingly.
➢	Sustainable Finance: Citi’s sustainable finance activity includes sustainable agriculture and land use, such as work with clients in the agricultural tech space and alternative proteins. We provide detailed annual reporting on our sustainable finance activity, by product, environmental/social criteria, and region. As one example of a sustainable finance transaction related to sustainable agriculture, in 2023, Citi provided a letter of credit to the EVERY Company, the developer of the world’s first animal-free egg protein and pepsin, to support the company’s operations and growth. Using precision fermentation, the company created an alternative to conventional animal products, lessening land and water use alongside greenhouse gas emissions.
Citi believes that the stockholder proposal is not necessary in light of the Board’s existing oversight of Citi’s risk framework and policies, including pursuant to Citi’s Enterprise Risk Management Framework that drives board reporting on risk and related disclosures; therefore, the Board recommends a vote AGAINST this Proposal 8.

www.citigroup.com

132	STOCKHOLDER PROPOSALS

Submission of Future Stockholder Proposals

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at the next Annual Meeting of Stockholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citi at 388 Greenwich Street, New York, New York 10013 and send to the following email address: shareholderrelations@citi.com. Proposals for the 2026 Annual Meeting must be received no later than November 18, 2025. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Citi’s By-Laws permit a stockholder or group of stockholders (up to 20) who have owned at least 3% of Citi common stock for at least three years to submit Director nominees (up to the greater of two nominees or 20% of the Board, as determined in accordance with the By-Laws) for inclusion in Citi’s Proxy Statement if the nominating stockholder(s) satisfies the requirements specified in the By-Laws. With respect to stockholder nominees for Director election submitted for inclusion in Citi’s Proxy Statement for the 2026 Annual Meeting, written notice of nominations must be provided by the stockholder proponent(s) to Citi in accordance with Citi’s By-Laws. The notice must be delivered to, or mailed and received by, Citi’s Corporate Secretary not earlier than October 19, 2025 and not later than November 18, 2025. These deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date that the Proxy Statement for this Annual Meeting was first sent to stockholders (which date, for purposes of Citi’s By-Laws, is March 18, 2025). The ability to include a nominee in Citi’s Proxy Statement is subject to the terms and conditions set forth in Citi’s By-Laws.

With respect to stockholder nominees for Director election at the next Annual Meeting (other than nominees submitted for inclusion in Citi’s proxy materials) and stockholder proposals for consideration at the next Annual Meeting that are not submitted for inclusion in Citi’s proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to Citi in accordance with Citi’s By-Laws (which includes information required under Rule 14a-19). The notice must be delivered to, or mailed and received by, Citi’s Corporate Secretary, not earlier than December 30, 2025 and not later than January 29, 2026 and must comply with all applicable provisions of Citi’s By-Laws. You may obtain a copy of Citi’s By-Laws on Citi’s website or by writing to Brent J. McIntosh, Corporate Secretary, at 388 Greenwich Street, New York, New York 10013 or to the following email address: shareholderrelations@citi.com.

Cost of Annual Meeting and Proxy Solicitation

Citi pays the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citi may solicit proxies by personal interview, telephone, and similar means. No Director, officer, or employee of Citi will be specially compensated for these activities. Citi also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities. Citi has retained Morrow Sodali LLC, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $32,500 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of Annual Reports and Proxy Statements or Notice of Internet Availability of Proxy Materials, as applicable, may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to that address unless any stockholder at that address requested multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate Annual Report or Proxy Statement, he or she may telephone toll-free 1-866-540-7095 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

Citi 2025 Proxy Statement

133

About the 2025 Annual Meeting

Q:	Who is soliciting my vote?
A:	The Board of Directors of Citigroup Inc. is soliciting your vote at the 2025 Annual Meeting of Citi’s stockholders.
Q:	Where and when will the 2025 Annual Meeting take place?
A:	The Annual Meeting is scheduled to begin at 9:00 a.m. E.T. on April 29, 2025 through a virtual meeting platform. You or your proxyholder can participate, vote, ask questions and examine the rules of the meeting at the Annual Meeting by visiting www.virtualshareholdermeeting.com/CITI2025 and using your 16-digit control number. Electronic entry to the meeting will begin at 8:45 a.m. E.T. and the meeting will begin promptly at 9:00 a.m. E.T. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CITI2025.
Q:	Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
A:	Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to mail to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail on request. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may access proxy materials in printed form by mail or electronically on an ongoing basis. This process has allowed us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution, and reduce the environmental impact of our 2025 Annual Meeting.
Q:	Why didn’t I receive a Notice in the mail about the Internet availability of the proxy materials?
A:	We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a Notice. In addition, we are providing a Notice by email to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an email containing a link to the website where those materials are available and a link to the proxy voting website.
Q:	How can I access Citi’s proxy materials and Annual Report electronically?
A:

This Proxy Statement and the 2024 Annual Report are available on Citi’s website at www.citigroup.com. Click on “Investors,” then “Corporate Governance.” Most stockholders can elect not to receive paper copies of future Proxy Statements and Annual Reports and can instead view those documents on the Internet. Information on or connected to our website (or the website of any third party) referenced in this Proxy Statement is in addition to and not a part of or incorporated by reference into this Proxy Statement.

If you are a stockholder of record, you can choose this option and save Citi the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Citi stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future Proxy Statements and Annual Reports.

If you choose not to receive paper copies of future Proxy Statements and Annual Reports, you will receive an email message next year containing the Internet address to use to access Citi’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to www.InvestorDelivery.com.

www.citigroup.com

134	About the 2025 Annual Meeting
Q:	What will I be voting on?
A:

●

Election of Directors (see pages 44-64).

●

Ratification of KPMG as Citi’s independent registered public accounting firm for 2025 (see pages 66-67).

●

An advisory vote to approve our 2024 executive compensation (see pages 68-111).

●

Approval of additional shares for the Citigroup 2019 Stock Incentive Plan (see pages 112-121).

●

Four stockholder proposals (see pages 122-131).

An agenda and rules of procedures for the meeting will be posted on the virtual meeting platform on the day of the meeting.

Q:	How many votes do I have?
A:	You will have one vote for every share of Citi common stock you owned on March 3, 2025 (the record date).
Q:	How many votes can be cast by all stockholders?
A:	1,882,160,041, consisting of one vote for each of Citi’s shares of common stock that were outstanding on the record date. There is no cumulative voting.
Q:	How many votes must be present to hold the meeting?
A:	To constitute a quorum to transact business at the 2025 Annual Meeting, the holders of a majority of the votes that can be cast, or 941,080,022 shares, must be present or represented by proxy at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting. Persons voting by proxy will be deemed present at the meeting even if they abstain from voting on any or all of the proposals presented for stockholder action. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and shares treated as broker non-votes for one or more proposals will nevertheless be deemed present for purposes of constituting a quorum for the Annual Meeting.
Q:	Does any single stockholder control more than 5% of any class of Citi’s voting stock?
A:

Yes, there are two stockholders that each control more than 5%. According to a Schedule 13G/A Information Statement filed by BlackRock, Inc. and certain subsidiaries on January 25, 2024, BlackRock may be deemed to beneficially own 8.8% of Citi’s common stock. According to a Schedule 13G/A Information Statement filed by The Vanguard Group, Inc. on February 13, 2024, Vanguard may be deemed to beneficially own 8.8% of Citi’s common stock.

For further information, see Stock Ownership – Owners of More than 5% of Citi Common Stock on page 43.

Q:	How do I vote?
A:	You can vote by proxy whether or not you attend the Annual Meeting. To vote by proxy, stockholders have a choice of voting over the Internet, by QR code, by phone, or by using a traditional proxy card by mail. You can also vote at the Annual Meeting by accessing the virtual meeting platform at www.virtualshareholdermeeting.com/CITI2025. You will need your 16-digit control number.

Citi 2025 Proxy Statement

About the 2025 Annual Meeting	135

To reduce our administrative and postage costs, we ask that you vote using the Internet, by telephone, by mobile phone, or by QR code, all of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 11:59 p.m. E.T. on April 28, 2025. If you hold your shares in a Citi employee benefit plan, please submit your vote by the date indicated on your proxy card.

If you attend the Virtual Annual Meeting, you may vote your shares at the meeting by accessing www.virtualshareholdermeeting.com/CITI2025. You will need your 16-digit control number to vote. If you hold your Citi common stock through a securities broker (that is, in “street name”), you must obtain a proxy from your broker and access www.virtualshareholdermeeting.com/CITI2025 by using your 16-digit control number.

Q:	How do I get a printed proxy card?
A:

If you received a Notice instead of the printed materials, there are three ways you may request a proxy card and a full set of materials at no charge. For all three methods, you will need the 16-digit control number printed on the Notice.

Requesting a proxy card

By telephone: 1-800-579-1639;
By Internet: www.proxyvote.com; or
By email: sendmaterial@proxyvote.com (send a blank email with the 16-digit control number in the subject line).

Q:	Can I change my vote?
A:	Yes. Just send in a new proxy card or voter instruction form with a later date, cast a new vote by QR code, telephone or Internet, or send a written notice of revocation to Citi’s Corporate Secretary, Brent J. McIntosh, at 388 Greenwich Street, New York, NY 10013. If you attend the 2025 Virtual Annual Meeting, you can change your vote by voting on the virtual meeting platform, but simply attending the 2025 Virtual Annual Meeting without voting will not change your vote or revoke a previously granted proxy.
Q:	What if I don’t vote for some of the matters listed on my proxy card?
A:	If you return a signed proxy card without indicating voting instructions, your shares will be voted in accordance with the Board’s recommendation FOR the nominees listed on the card, FOR KPMG as independent registered public accounting firm for 2025, FOR our 2024 executive compensation, FOR an amendment to the Citigroup 2019 Stock Incentive Plan for the approval of additional shares, and AGAINST each of the stockholder proposals. If you only vote for certain matters, the remaining matters will be voted as set forth above. See also “Could other matters be decided at the 2025 Annual Meeting?”
Q:	Can my shares held in street name be voted if I don’t return my voter instruction card and don’t attend the 2025 Annual Meeting?
A:

If you don’t vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary.

Discretionary Items. KPMG’s appointment is expected to be a discretionary item. NYSE member brokers who do not receive instructions from beneficial owners are expected to be able to vote on this proposal as follows: (i) a Citi affiliated member is permitted to vote your shares in the same proportion as all other shares are voted with respect to this proposal, and (ii) all other NYSE member brokers are permitted to vote your shares at their discretion.

Non-discretionary Items. Brokers will not be able to vote your shares on non-discretionary items if you fail to provide instructions. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

If your shares are registered directly in your name, not in the name of a bank or broker, you must vote your shares or your vote will not be counted. Please vote your proxy so your vote can be counted.

www.citigroup.com

136	About the 2025 Annual Meeting
Q:	If I hold shares through Citigroup’s employee benefit plans and do not provide voting instructions, how will my shares be voted?
A:	If you hold shares of common stock through Citigroup’s employee benefit plans or stock incentive plans and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plans for which voting instructions are received, unless otherwise required by law.
Q:	What vote is required, and how will my votes be counted, to elect Directors and to adopt the other proposals?
A:	The following chart describes the proposals to be considered at the meeting, the vote required to elect Directors and to adopt each of the other proposals, and the manner in which votes will be counted:
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)
Election of Directors	For, against, or abstain on each nominee	A nominee for Director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect	No effect
Ratification of KPMG	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	Brokers expected to have discretion to vote
Advisory vote to approve our 2024 executive compensation	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect
Approval of additional shares for the Citigroup 2019 Stock Incentive Plan	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect
Four stockholder proposals	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect
(1)	A broker non-vote generally occurs when a broker is not permitted to vote on a matter without instructions from a customer having beneficial ownership in the securities and has not received such instructions. Broker non-votes will not be counted as shares entitled to vote on the relevant proposal.

If a nominee for Director is not re-elected by the required vote, he or she will remain in office until a successor is elected and qualified or until his or her earlier resignation or removal. Citi’s By-Laws provide that in the event a Director nominee is not re-elected, such Director shall offer to resign from his or her position as a Director. Unless the Board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election.

The result of the votes on an advisory vote on our 2024 executive compensation is not binding on the Board, whether or not the resolution is passed under the voting standards described above. In evaluating the stockholder vote on the advisory resolution, the Board will consider the voting results in their entirety.

Citi 2025 Proxy Statement

About the 2025 Annual Meeting	137

As a matter of good corporate governance, the Board is requesting ratification of the Audit Committee’s selection of KPMG as the independent registered public accounting firm of Citi for 2025. If stockholders do not ratify the selection of KPMG, the Audit Committee will evaluate the stockholder vote when considering the selection of an independent registered public accounting firm for the audit engagement for the 2026 fiscal year.

Q:	Is my vote confidential?
A:

In 2006, the Board adopted a confidential voting policy as part of its Corporate Governance Guidelines. Under the policy, except as necessary to meet applicable legal requirements or as otherwise described below, all votes, whether submitted by proxies, ballots, Internet voting, telephone voting, or otherwise are kept confidential for registered stockholders who request confidential treatment. If you are a registered stockholder and would like your vote kept confidential, please check the appropriate box on the proxy card or follow the instructions when submitting your vote by telephone, mobile phone, QR Code or by Internet. If you hold your shares in “street name” or through an employee benefit plan or stock incentive plan, your vote already receives confidential treatment and you do not need to request confidential treatment in order to maintain the confidentiality of your vote.

The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition Proxy Statement and in certain other limited circumstances. For further details regarding this policy, please see the Corporate Governance Guidelines, available on Citi’s website at www.citigroup.com.

Q:	Could other matters be decided at the 2025 Annual Meeting?
A:	We don’t know of any matters that will be considered at the Annual Meeting other than those described above. If a stockholder proposal that was excluded from this Proxy Statement is brought before the meeting, the Chair will declare such proposal out of order, and it will be disregarded, or we will vote the proxies AGAINST the proposal. If any other matters arise at the Annual Meeting that are properly presented at the meeting, the proxies will be voted at the discretion of the proxy holders.
Q:	What happens if the meeting is postponed or adjourned or encounters technical difficulties?
A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted. If there are any technical issues in convening or hosting the meeting, information on when and how the meeting will be reconvened will be displayed during the scheduled time of the meeting on the Virtual Meeting Platform.
Q:	Should I register to attend the 2025 Annual Meeting?
A:	Yes. To register for the meeting you will need to access the Shareholder Meeting Registration at www.proxyvote.com and follow the instructions provided (you will need the 16-digit control number included on your proxy card, voter instruction form, or Notice of Internet Availability of Proxy Materials). We encourage stockholders to log in to this website and access the webcast before the Virtual Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Virtual Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.virtualshareholdermeeting.com/CITI2025.
Q:	Can I submit a question during or in advance of the Annual Meeting?
A:	Yes. Stockholders may submit questions during the virtual meeting or in advance. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number and entering your first and last name and email address. If you are submitting a question in advance, please remember to submit your question by 11:59 p.m. E.T. on April 25. Questions may also be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/CITI2025. All stockholders will need their 16-digit control number to ask questions—that number can be found on the proxy cards, voting instruction forms or other notices you received previously—as well as your first and last name and email address. You will be prompted to submit your name and write your question. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CITI2025.

www.citigroup.com

138	About the 2025 Annual Meeting
Q:	What is the appropriate subject matter for questions during the Annual Meeting?
A:	Citi’s Chair and/or CEO will answer your questions relating to Citi’s business and operations. If you need assistance with a personal financial issue, please enter your concern in the web portal during the meeting and a member of Citi’s Customer Service Team will contact you. Questions that are substantially similar may be grouped and answered once to avoid repetition. Questions related to personal matters, that are not pertinent to Annual Meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting.

Citi 2025 Proxy Statement

139

Annex A

Additional Information Regarding Proposal 3

Glossary

Book Value per Share is common stockholders' equity at year end divided by common shares outstanding at year end.

Diluted EPS is net income allocated to common shareholders for diluted EPS, divided by weighted-average diluted shares outstanding for the year.

Income from Continuing Operations Before Taxes is total revenues, net of interest expense, less total operating expenses, less total provisions for credit losses and for benefits and claims, less income taxes.

Operating Leverage represents the year-over-year growth rate in basis points of total revenues, net of interest expense less the year-over-year growth rate of total operating expenses. A positive operating leverage percentage indicates that the revenue growth rate was greater than the expense growth rate.

Return on Assets is net income (annualized), divided by average assets for the year.

Return on Common Equity is net income less preferred dividends (both annualized), divided by average common equity for the period.

Return on Tangible Common Equity, which is a non-GAAP financial measure, represents net income less preferred dividends (both annualized), divided by average tangible common equity for the period.

Revenues Excluding Divestitures, which is a non-GAAP financial measure, represents as reported, or GAAP, revenues, adjusted for items that are incurred and recognized, which are wholly and necessarily a consequence of actions taken to sell (including through a public offering), dispose of or wind down business activities associated with Citi's previously announced exit markets within All Other—Legacy Franchises.

Tangible Book Value per Share, which is a non-GAAP financial measure, represents tangible common equity divided by end-of-period common shares outstanding.

Average Tangible Common Equity, which is a non-GAAP financial measure, represents common stockholders’ equity less goodwill and identifiable intangible assets, other than MSRs.

Total Payout Ratio represents total common dividends declared plus common share repurchases as a percentage of net income available to common shareholders.

www.citigroup.com

140

Metrics Calculations and Reconciliations of Non-GAAP Financial Information

(In millions of dollars, except ratios and bps)

	2024						2023						2024 vs. 2023 Change in bps						2022
	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup
Income from Continuing Operations before Income Taxes	$17,046	$8,774	$6,171	$1,948	$1,811	$1,283	$12,910
Less: Provision for Income Taxes	4,211	2,190	1,166	419	429	281	3,528
Add: Income from Discontinued Operations	(2)	—	—	—	—	—	(1)
Less: Noncontrolling Interests	151	101	75	5	—	—	153
Net Income	$12,682	$6,483	$4,930	$1,524	$1,382	$1,002	$9,228
Average Assets	$2,468,431						$2,442,233
Return on Assets (Net Income/Average Assets)	0.51%						0.38%
Total Revenues, Net of Interest Expense	$81,139	$19,649	$19,836	$6,201	$20,374	$7,512	$78,462	$18,102	$18,649	$4,715	$19,187	$7,021	341.2	854.6	636.5	3,151.6	618.6	699.3
Total Operating Expenses	$53,984	$10,599	$13,202	$4,477	$9,965	$6,355	$56,366	$10,031	$13,258	$4,877	$10,102	$6,485	(422.6)	566.2	(42.2)	(820.2)	(135.6)	(200.5)
Operating Leverage in bps [(annual change in Revenues, net of Interest Expense in bps), less (annual change in Operating Expenses in bps)]													764	288	679	3,972	754	900

141
	2024						2023						2024 vs. 2023 Change in bps						2022
	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup
													% change from 2023							% change from 2022
Total Revenues, Net of Interest Expense	$81,139						$78,462						3%						$75,338	4%
Total Divestitures Impact on Revenues	26						1,346
Total Revenues, excluding Divestitures Impact	$81,113						$77,116						5%
Net Income	$12,682						$9,228
Preferred Stock Dividends	1,054						1,198
Income Available to Common Stockholders	$11,628						$8,030
Total Citigroup Stockholders’ Equity at December 31, 2024 and 2023	$208,598						$205,453
Less: Preferred Stock	17,850						17,600
Total Common Equity at December 31, 2024 and 2023 (A)	$190,748						$187,853
Less:
Goodwill (GW) at December 31, 2024 and 2023	19,300						20,098

142

	2024						2023						2024 vs. 2023 Change in bps						2022
	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup
Intangible Assets (Other than Mortgage Servicing Rights (MSRs)) at December 31, 2024 and 2023	3,734						3,730
GW and Int. Assets (Other than MSRs) related to Assets Held-For-Sale at December 31, 2024 and 2023	16						—
Tangible Common Equity at December 31, 2024 and 2023 (B)	$167,698						$164,025
End of Period Common Shares Outstanding (C)	1,877,071,466						1,903,113,839
Book Value Per Share [(A)/(C)]	$101.62						$98.71
Tangible Book Value Per Share [(B)/(C)]	$89.34						$86.19
Average Tangible Common Equity during 2024 and 2023	$166,721	$24,900	$54,000	$21,800	$25,200	$13,200	$163,356

143

	2024						2023						2024 vs. 2023 Change in bps						2022
	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup	Services	Markets	Banking	USPB	Wealth	Citigroup
Return on Tangible Common Equity	7.0%	26.0%	9.1%	7.0%	5.5%	7.6%	4.9%
Average Common Equity	$190,070						$187,730
Return on Common Equity [(Reported Net Income less Preferred Dividends)/Average Common Equity]	6.1%						4.3%
Common Dividends	$4,218						$4,076
Common Stock Repurchases	2,500						2,000
Distributions to Common Stockholders (Total Payout)	$6,718						$6,076
Total Payout Ratio [Total Payout/(Net Income less Preferred Dividends)]	58%						76%

144

Annex B

Citigroup 2019 Stock Incentive Plan

(As Amended and Restated, Effective as of January 1, 2025)

1. Purpose

The purposes of the Citigroup 2019 Stock Incentive Plan (as amended from time to time, the “Plan”) are to (i) align incentive compensation programs with the Company’s long-term business objectives and the interests of stockholders; (ii) attract and retain Employees by providing compensation opportunities that are competitive within the global financial services industry; and (iii) provide compensation opportunities that do not create incentives to take imprudent risks. The Plan is hereby being amended and restated, subject to and effective upon stockholder approval at the annual meeting of stockholders on April 29, 2025, for the purposes of extending the Plan’s terms and authorizing additional shares for Award grants under the Plan.

2. Effective Date and Term

The Plan, as amended and restated, will become effective as of January 1, 2025 (the “Effective Date”), subject to approval by the stockholders of the Company. Unless terminated earlier by the Committee, the Plan will expire on the date of the annual general meeting of stockholders to be held in 2029. The adoption and effectiveness of the Plan will not affect the terms or conditions of any outstanding awards granted under the Prior Plans or any other plan prior to the Effective Date.

3. Definitions

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

“Award” shall mean an Option, SAR, Stock Award, or Other Stock-Based Award granted under the Plan.

“Award Agreement” shall mean one or more documents (in either paper or electronic form (including by posting on the Company’s intranet or other shared electronic medium controlled by the Company to which a Participant has access)) evidencing the terms and conditions of an Award.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, for purposes of Section 11, one or more of the following: (a) a Participant’s continued failure, after written notice, to substantially perform the duties of his or her position; (b) a Participant’s fraud, dishonesty, theft, embezzlement or other deliberate injury to the Company, its Subsidiaries or its affiliates in connection with the performance of his or her duties to the Company, its Subsidiaries or its affiliates; (c) a Participant’s material violation of any material policies of the Company; (d) a Participant’s material violation of any banking or securities laws, or any rules or standards of any applicable governmental entities or national securities exchanges that adversely impacts the Company, its Subsidiaries or its affiliates; and (e) a Participant’s conviction of, or guilty plea or plea of no contest to, any felony charge (or equivalent designation), or any misdemeanor charge (or any equivalent designation) involving any acts or omissions of dishonesty, fraud or theft.

“Change of Control” shall have the meaning set forth in Section 11.

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“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

“Committee” shall mean the Compensation, Performance Management and Culture Committee of the Board, any successor thereto, or any sub-committee thereof, the members of which shall qualify as “Non-Employee Directors” under Rule 16b-3 of the 1934 Act; provided, however, that with respect to the application of the Plan to Directors, unless specifically provided otherwise herein, “Committee” shall mean the Board. Unless expressly provided otherwise herein or not permitted by applicable law, “Committee” includes any authorized delegate of the Committee, including each Plan Administrator. For avoidance of doubt, a failure of one or more members of the Committee to qualify as “Non-Employee Directors” under Rule 16b-3 of the 1934 Act shall not impair the validity of actions taken by the Committee, including the granting of any Award.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Citigroup Inc., a Delaware corporation.

“Deferred Stock Award” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Director” shall mean a member of the Board who is not also an active employee or officer of the Company or a Subsidiary.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

“Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, in effect on the Effective Date with respect to the Company or any of its Subsidiaries.

“Fair Market Value” shall mean, in the case of a grant of an Option or a SAR, the closing price of a share of Common Stock on the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted) on the date on which the Option or the SAR is granted. For all other purposes of administering an Award (including Options and SARs granted as Substitute Awards), “Fair Market Value” shall be as determined pursuant to the valuation methodology approved for such purpose by the Committee.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Other Stock-Based Award” shall mean any of the Awards described in Section 7(c)(iv) herein.

“Participant” shall mean an Employee or former Employee who holds an Award under the Plan (and the legal representative of the estate of a deceased Participant).

“Performance Condition” shall mean any condition to the vesting of an Award based on the performance of the Company (including one or more of its Subsidiaries), the performance of any branch, business unit of the Company (or of any Subsidiary), or the performance of an individual Participant (other than remaining employed by the Company or a Subsidiary), whether based on absolute or relative performance measures.

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“Plan Administrator” shall mean any officer or employee of the Company or a Subsidiary performing a function related to administration of the Plan as part of his or her normal job duties, and any director, officer, or employee, whether acting alone or as part of a committee or other group, or non-employee agent, to whom any authority over any matter related to administration of the Plan or any Award has been directly or indirectly delegated by the Committee.

“Prior Plans” shall mean the 2014 Stock Incentive Plan and the Citigroup 2009 Stock Incentive Plan.

“Repricing” shall mean (a) any action that constitutes a “repricing” under GAAP or the rules of the New York Stock Exchange (including any modification or amendment to an outstanding Option or SAR that has the effect of reducing its exercise price), (b) any cancellation of an Option or SAR when its exercise price exceeds Fair Market Value in exchange for cash, (c) any cancellation of an Option or SAR in exchange for a new Option or SAR with a lower exercise price, or (d) a substitution of a Stock Award for an Option or SAR when its exercise price exceeds Fair Market Value; in each case other than an adjustment to an outstanding Award that is consistent with the requirements of Section 6(d).

“Restricted Stock Award” shall mean an Award of Common Stock that is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“SAR” shall mean “stock appreciation right,” which is a right to receive a payment, during a specified term, in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR, which right is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

“Stock Award” shall mean a Deferred Stock Award, a Restricted Stock Award, a Stock Payment, or Other Stock-Based Award.

“Stock Payment” shall mean an immediately vested payment in shares of Common Stock that may or may not be in lieu of cash.

“Subsidiary” shall mean any of the consolidated subsidiaries of the Company.

“Substitute Award” shall mean an Award designated as such and granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion, adjustment, assumption, or replacement of, awards previously granted by such other entity to any individuals who have become Employees of the Company or any Subsidiary as a result of such transaction or who were formerly employed by the acquired entity. An Award granted as an inducement to joining the Company or a Subsidiary in replacement of an award forfeited when leaving a previous employer to join the Company or a Subsidiary shall not be considered a Substitute Award.

4. The Committee

(a)	Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures, and guidelines governing the Plan and Awards as it deems appropriate from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions, limitations, and restrictions applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto. Subject to the limitations set forth in the Plan, the Committee may suspend, accelerate, or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards, and make

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any and all other determinations that it deems appropriate with respect to the administration of the Plan. For purposes of this Plan, except as otherwise determined by the Committee, the term “vest” shall mean that the Participant has satisfied all conditions precedent imposed by the Plan and the related Award Agreement to his or her exercise of an Option or SAR. Any decision of the Committee made in accordance with this Section 4 shall be final, binding, and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries, and all Participants.
(b)	Administration of the Plan. The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply any omission, or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems appropriate.
(c)	Delegation of Authority. To the extent not inconsistent with applicable law, the rules of the New York Stock Exchange, or other provisions of the Plan, the Committee may at any time delegate to a Plan Administrator some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers. Actions taken or determinations made by or ratified by a duly authorized Plan Administrator shall have the same force and effect as if undertaken or made by the Committee, and all references in the Plan to the Committee (except with respect to actions or determinations related exclusively to Section 16(a) Officers) shall be deemed to include a reference to a duly authorized Plan Administrator.
(d)	Prohibition Against Repricing. Notwithstanding any provision of the Plan to the contrary, in no event shall any action be taken under the Plan that constitutes a Repricing of any Option or SAR granted under the Plan, or of any option or stock appreciation right granted under the Prior Plans or of an acquired company, except with approval of the stockholders of the Company.
(e)	Indemnification. No member of the Committee or any Plan Administrator shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and every Plan Administrator shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and every Plan Administrator) shall be entitled to rely in good faith upon information and advice furnished by the Company’s officers, employees, accountants, counsel, and any other party they deem appropriate, and neither the Committee nor any Plan Administrator shall be liable for any action taken or not taken in reliance upon any such advice.

5. Participation

(a)	Eligible Employees. The Committee shall determine which Employees shall be eligible to receive Awards under the Plan, provided that consultants and advisors (other than members of the Board in their roles as such) shall not be eligible to receive Awards under the Plan. Former Employees may be eligible to receive Awards under the Plan, with respect to their last year of service or in connection with a sale, spin-off or other similar transaction. With respect to Employees subject to U.S. income tax, Options and SARs (unless Substitute Awards) shall only be granted to such Employees who provide direct services to the Company or a Subsidiary of the Company as of the date of grant of the Option or SAR.
(b)	Participation by Employees of Subsidiaries. Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. Awards to Employees of Subsidiaries may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Committee.
(c)	Participation Outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider

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necessary or appropriate to accommodate differences in local law, tax policy, or custom. Any special terms or conditions adopted by the Committee in accordance with this Section 5(c) may be set forth in a sub-plan, which shall constitute a part of this Plan; provided that the terms and conditions of any such sub-plan shall not be inconsistent with the terms and conditions of this Plan, as then in effect.
(d)	Maximum Individual Awards
(i)	Limits on Awards to Directors. The maximum number of shares of Common Stock subject to Awards granted during a single calendar year to any Director, taken together with any cash fees paid during the calendar year to the Director, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards in accordance with GAAP). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation.
(ii)	Limits on Options and SARs. The aggregate number of shares of Common Stock that may be subject to all Options and SARs granted to an individual Employee (other than as a Director) in a calendar year may not exceed 1,000,000 shares (subject to adjustment pursuant to Section 6(d)).
(iii)	Limits on Stock Awards. The aggregate number of shares of Common Stock that may be subject to all Stock Awards granted to an individual Employee (other than as a Director) in a calendar year may not exceed 1,000,000 shares (subject to adjustment pursuant to Section 6(d)).
(iv)	Substitute Awards. Notwithstanding the foregoing, shares subject to an Award that is a Substitute Award shall not count against any individual Award limit in this Section 5(d).

6. Available Shares of Common Stock

(a)	Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares may consist of shares purchased in open market transactions or otherwise. Pursuant to and subject to the other provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed the sum of (i) thirty million (30,000,000) shares approved by stockholders of the Company effective April 16, 2019; and (ii) any additional number of shares that may be authorized for issuance pursuant to any amendments to the Plan approved by stockholders of the Company thereafter. Effective April 21, 2020, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 15 million (15,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 27, 2021, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 20 million (20,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 26, 2022, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 36 million (36,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 25, 2023, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 28 million (28,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 30, 2024, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 30 million (30,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 29, 2025, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 30 million (30,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan.

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(b)	Forfeited and Expired Awards. Awards granted under the Plan or the Prior Plans that, after the Effective Date, are forfeited, expire, or are cancelled or settled without issuance of shares shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, all shares of Common Stock that are (i) withheld or tendered in payment of an Option exercise price or repurchased by the Company with Option exercise proceeds; (ii) withheld or tendered to satisfy any tax withholding obligation (in connection with any Option, SAR, Stock Award, or otherwise); (iii) covered by an option or SAR (to the extent that it would be settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise); (iv) withheld by the Company to satisfy any debt or other obligation owed to the Company or any Subsidiary; and (v) fractional shares of Common Stock that are cancelled pursuant to Section 7(f), shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a). In addition, shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).
(c)	Other Items not Included in Share Limit. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; or (ii) the grant of Substitute Awards. Any shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 6(a), provided that such shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at Fair Market Value at the time of purchase.
(d)	Adjustments. In the event of any change in the Company’s capital structure, including but not limited to a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split, spinoff or any similar equity restructuring, or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, or (iii) any change to the capital structure or event affecting the capitalization of the Company, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to (i) the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a), and (ii) the maximum number of shares that may be granted to any single individual pursuant to the limits set forth in Section 5(d). In the event of any extraordinary dividend, divestiture, or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above or in the applicable Award Agreement, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award. The Company shall give each Participant notice of an adjustment to an Award hereunder, and any determination by the Committee under this Section 6(d) shall be deemed made pursuant to its authority under Section 4(a). Notwithstanding the foregoing, the Committee shall decline to adjust any Award made to a Participant if such adjustment would violate applicable law.

7. Awards Under the Plan

Awards under the Plan may be granted as Options, SARs, or Stock Awards, as described below. Awards may be granted singly, in combination, or in tandem as determined by the Committee. Subject to the terms of the Plan (including but not limited to the minimum vesting requirement of Section 7(d)), Awards shall have such terms, conditions, limitations, and restrictions as may be determined by the Committee from time to time, and may include vesting, forfeiture, cancellation and clawback provisions as may be required by applicable laws, rules or regulations or any applicable securities exchange listing standards or as may be imposed in accordance with Company policies or practices, in either case as may be in effect from time to time.

(a)	Options. Options shall expire after such period, not to exceed 10 years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise cancelled pursuant to its terms or the terms of the Plan. In no event shall any Option issued under the Plan be a “reload” Option or carry any similar rights.

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(i)	Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100% of the Fair Market Value on the grant date, unless the Option is a Substitute Award.
(ii)	Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. An Option may be exercised by any method as may be permitted by the Committee from time to time, including but not limited to any “net exercise” or other “cashless” exercise method.
(b)	Stock Appreciation Rights. SARs granted under the Plan shall expire after such term, not to exceed 10 years, as may be determined by the Committee. The exercise price per share of Common Stock subject to a SAR shall not be less than 100% of Fair Market Value on the grant date, unless the SAR is a Substitute Award.
(c)	Stock Awards
(i)	Stock Payment. Subject to the terms of the Plan, the Committee may grant vested shares of Common Stock as a Stock Payment. A Stock Payment may be in lieu of cash compensation, but may be subject to restrictions on sale or transfer, or cancellation and recoupment, as determined by the Committee. A Stock Payment under the Plan may be granted as, or in payment of, a bonus determined pursuant to any other plan. Any shares of Common Stock granted as a Stock Payment in lieu of cash compensation shall be valued at their Fair Market Value.
(ii)	Restricted Stock. Upon satisfaction of all conditions to vesting and any tax withholding obligations, and upon the lapse of any post-vesting restrictions on sale or transfer, shares of Common Stock subject to a Restricted Stock Award shall be delivered to a Participant free of restriction.
(iii)	Deferred Stock. A Deferred Stock Award represents only an unfunded, unsecured promise to deliver shares of Common Stock in the future and does not give a Participant any greater rights than those of an unsecured general creditor of the Company. Upon satisfaction of all conditions to vesting and any tax withholding obligations, shares of Common Stock subject to a vested Deferred Stock Award will be issued, and upon the lapse of any post-vesting restrictions on sale or transfer, such shares of Common Stock will be delivered to a Participant free of restriction.
(iv)	Other Stock-Based Awards. To the extent not prohibited by applicable law, the Committee may grant any other Award that is denominated in shares of Common Stock and that may be settled in cash and/ or by the delivery of shares of Common Stock (for the avoidance of doubt, an award that by its terms may be settled only in cash shall not be an Award under this Plan).
(d)	Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Awards to Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, (iii) shares of Common Stock delivered in lieu of fully vested cash obligations, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 6(a) (subject to adjustment under Section 6(d)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability, leave of absence, termination of employment, Change in Control, upon the sale or other disposition of a Participant’s employer, or any other similar event, as specified in the Award Agreement.

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(e)	Performance-Based Awards
(i)	The Committee may grant Awards that are subject to the achievement of one or more Performance Conditions related to a period of performance of not less than one year.
(ii)	Performance Conditions may be expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, return on tangible common equity, book value or book value per share, tangible book value per share, economic value-added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total shareholder return, market share, debt reduction, net promoter scores, operating efficiency ratios, expense ratios, liquidity ratios, regulatory achievements or any objective or subjective Performance Conditions selected by the Committee. In addition, such Performance Conditions may be used on an absolute or relative basis to measure the performance of the Company as a whole, any business unit(s) of the Company and its Subsidiaries and/or one or more of its branches or affiliates, or the performance of an individual Participant, and may be used in any combination as the Committee may deem appropriate. Such Performance Conditions may also be based on performance determined on a per share basis (either basic or fully diluted) and/or as compared to the performance of a group of peer or comparator companies, prior performance periods, a published or special index or indices that the Committee deems appropriate, or such other measures selected or defined by the Committee at the time such Performance Conditions are established.
(iii)	Subject to Section 11, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to any Performance Condition, including (but not limited to) with respect to items determined to be extraordinary or unusual in nature or infrequent in occurrence, or that are related to discontinued operations, the disposal of a business or assets, or a change in accounting principle under GAAP, or that are attributable to the business operations of any entity acquired by the Company or a Subsidiary during a relevant performance period;
(f)	Fractional Shares. The Company shall not be obligated to issue any fractional shares of Common Stock in settlement of Awards granted under the Plan. If an Award includes or results in an entitlement to a fractional share for any reason, the Award shall be settled in full by issuance of the maximum whole number of shares of Common Stock the Participant is entitled to receive pursuant to the terms of the Award (upon satisfaction of all applicable conditions to the issuance of shares) and the Company may cancel the fractional share without any compensation to the Participant.

8. Dividends and Dividend Equivalents

The Committee may provide that Stock Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations, and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an Award with a Performance Condition; for such Awards, the Committee may only provide for the accrual of dividends or dividend equivalents that will not be payable to a Participant unless and until, and only to the extent that, the shares of Common Stock subject to the Award vest upon satisfaction of the relevant Performance Condition and all other applicable conditions to vesting. Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards. No dividends or dividend equivalents shall be paid on Options or SARs.

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9. Voting

Unless the Committee has determined otherwise, a Participant shall have the right to direct the vote of issued and outstanding shares of Common Stock subject to continuing restrictions pursuant to the terms of a Stock Award under the Plan. All such shares shall be voted by the Plan Administrator in accordance with instructions received from Participants (unless to do so would constitute a violation of any applicable exchange rules). Any such shares as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other such shares and with respect to shares underlying awards granted pursuant to a Prior Plan that are also subject to continuing restrictions.

10. Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, or vesting of a Stock Award, may not be sold, pledged, hypothecated, assigned, margined, or otherwise transferred by a Participant in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts, or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way.

Notwithstanding the foregoing, the Committee may permit Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability to be transferred one time and without payment or consideration to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

11. Change of Control of the Company

(a)	The Committee may, at the time an Award is made or at any time prior to or coincident with a Change of Control:
(i)	provide for the adjustment of any Performance Conditions as the Committee deems necessary or appropriate to prevent the enlargement or diminution of the rights of the Participants;
(ii)	provide for the cancellation of any Awards then outstanding if the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) in the Change of Control replaces the Awards with new rights of substantially equivalent value;
(iii)	provide that upon an involuntary termination of a Participant’s employment as a result of a Change of Control, any time periods shall accelerate, and any other conditions relating to the vesting, exercise, payment, or distribution of an Award shall be waived; or
(iv)	provide that Awards shall be purchased for an amount of cash equal to the amount that could have been obtained for the shares covered by a Stock Award if it had been vested or by an Option or SAR if it had been exercised at the time of the Change of Control.
(b)	Notwithstanding any other provisions of the Plan or an Award Agreement to the contrary, the vesting, payment, purchase, or distribution of an Award may not be accelerated by reason of a Change of Control for any Participant unless the Participant’s employment is involuntarily terminated as a result of the Change of Control. For purposes

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of this Section 11, a Participant’s employment will be deemed to have been involuntarily terminated as a result of a Change of Control if it is involuntarily terminated other than for Cause at any time beginning on the date of the Change of Control up to and including the first anniversary of the Change of Control.

(c)	A “Change of Control” shall be deemed to occur if and when:
(i)	any person, including a “person” as such term is used in Section 14(d)(2) of the 1934 Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;
(ii)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)	all or substantially all of the assets of the Company are sold, transferred, or distributed, or the Company is dissolved or liquidated; or
(iv)	a reorganization, merger, consolidation, or other corporate transaction involving the Company (a “Transaction”) is consummated, in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

12. Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions, and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, cancellation, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The Committee need not require the formal execution or acceptance of such document by the Participant, in which case acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions, and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time. Any assertion by an Employee that any term, condition, limitation, or restriction of the Award as specified in the Award Agreement is invalid or not binding on such Employee because of his or her non-acceptance of the Award Agreement (or any portion thereof) shall be deemed a refusal of the Award and the Employee shall cease to be a Participant with respect to the Award, which shall be immediately cancelled. Notwithstanding any provision of the Plan or of an Award Agreement to the contrary, each Award shall be subject to the Company’s mandatory clawback policy issued and established pursuant to Section 954 of the Dodd-Frank Act and applicable exchange listing standards (to the extent the Participant is subject to that policy).

13. Tax Withholding

Participants shall be solely responsible for any applicable taxes (including without limitation income, payroll, and excise taxes) and penalties, and any interest that accrues thereon, which they incur under applicable law in connection with the receipt, vesting, or exercise of any Award. The Company and its Subsidiaries shall have the right to require

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154	Annex b

payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit or require shares to be tendered or sold (including shares of Common Stock delivered or vested in connection with an Award) in any method so specified and in an amount sufficient to cover withholding of, any federal, state, local, foreign, or other governmental taxes or charges required by law, or hypothetical taxes required to be paid by a Participant pursuant to a tax-equalization policy for expatriate employees, and to take such other action as may be necessary to satisfy any such withholding or payment obligations. The value of any shares allowed to be withheld or tendered for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with GAAP, to the extent applicable. To the extent that a number of shares of Common Stock sufficient to satisfy a tax withholding obligation of the Company may not be withheld (whether because the Award has not vested in full pursuant to its terms, administrative procedures in effect at such time, applicable accounting principles, or any other reason), the Company shall have the right to condition the obligation of the Company to issue shares of Common Stock upon the exercise of an Option or a SAR, or in settlement of any vested Award, on the Participant paying to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any actual tax withholding (or hypothetical tax) liability. If the amount is not timely paid to the Company in cash by such Participant, the Company may cancel the Award and refuse to issue such shares.

14. Repayment Obligations and Right of Set-Off

(a)	If the Committee determines that all conditions to vesting and payment or distribution of an Award (or any portion thereof), or the vesting and exercisability of an Option or SAR (or any portion thereof), were not satisfied in full on the scheduled vesting date (including but not limited to, any Performance Condition), the Committee shall cancel such vesting and refuse to issue or distribute shares or cash and immediately terminate the Participant’s rights with respect to such Award (or improperly vested portion thereof). If any such Award (or portion thereof) has already been paid, distributed, or exercised, the Participant shall be obligated, upon demand, to: (i) in the case of an improperly vested Stock Award, return the amount of any cash payment received in settlement of the Stock Award (or improperly vested portion thereof), or if settled in shares, the number of shares of Common Stock issued in settlement of the Stock Award (or improperly vested portion thereof), or make a cash payment in an amount equal to the Fair Market Value of such shares on their vesting date, if greater than their Fair Market Value on the date they are due to be returned to the Company; or (ii) in the case of an improperly exercised Option or SAR, make a cash payment in an amount equal to the gain realized upon exercise of such Option or SAR (or improperly vested or exercised portion thereof), in each case, without reduction for any shares of Common Stock or cash withheld or paid to satisfy withholding, actual or hypothetical tax obligations in connection with such Awards or any other obligation of the Participant.
(b)	To the extent not prohibited by applicable law, and consistent with the requirements of Section 409A of the Code, if applicable, the Company will have the right: (x) to offset against its obligation to deliver vested shares of Common Stock or make any vested cash payment pursuant to any Award granted under the Plan: (i) any amounts paid by the Company or a Subsidiary to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which a Participant was the subject; and (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, clawback or other repayment obligations under any Awards granted under the Plan, or awards granted under any other plan, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that a Participant then owes to the Company or a Subsidiary; and (y) if Participant recovers any amount in the nature of severance pay or compensation for hypothetical or potential future services in connection with any legal claim or action alleging violation of law relating to Participant’s employment or termination thereof, whether by reason of a decision or settlement of such claim, reduce the amount to be paid in connection with the settlement of the Award following the termination of Participant’s employment, on a dollar-for-dollar basis, by the pre-tax amount required to be paid for the Participant’s account (including legal fees) in connection with such claim or action. The Company may not retain any funds or securities described herein, or set-off obligations or liabilities described above, until such time as such funds or securities would otherwise be distributable or payable to Participant in accordance with the applicable award terms. Only after-tax amounts will be applied to set-off any such obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.

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Annex B	155

15. Other Benefit and Compensation Programs

Awards granted under the Plan and amounts received upon vesting or exercise of an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits under any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions, restrictions, and limitations as may be provided in the Award Agreement.

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent that any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

17. Expenses of the Plan

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries. The Company may require Subsidiaries to pay for the Common Stock issued under the Plan to Participants employed (or formerly employed) by such Subsidiaries.

18. Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 6(d) or Section 8.

19. Future Rights

No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans, or arrangements as they deem appropriate or necessary. The adoption of the Plan or the granting of any Award shall not confer upon any Employee any right to continued employment in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of its Employees at any time, free from any claim or liability under the Plan. Unless expressly provided otherwise elsewhere in the Plan or in an Award Agreement, Awards under the Plan shall be made in anticipation of future service and/or subject to other vesting conditions and will not be earned until all conditions to vesting have been satisfied.

20. Amendment and Termination

The Plan may be amended, suspended, or terminated at any time by the Committee, provided that no amendment shall be made without stockholder approval, if it would (a) materially increase the number of shares available under the Plan (other than pursuant to Section 6(d)), (b) materially expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) materially extend the term of the Plan, (e) materially change the method of determining the exercise price of an Award, (f) delete or limit the Plan’s prohibition against Repricing, or (g) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is then traded or quoted).

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156	Annex b

No such amendment referred to above shall be effective unless and until it has been approved by the stockholders of the Company. The Committee retains the right to modify an Award without a Participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). Except as may be provided by Section 7(e), Section 11, and this Section 20, any other adverse modification shall not be effective without the Participant’s written consent. The Company shall furnish or make available to Participants a written notice of any modification through a brochure, prospectus supplement, or otherwise, which notice shall specify the effective date of such modification.

21. Successors and Assigns

The Plan and any applicable Award Agreement entered into under the Plan shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Participants, including, without limitation, the executors, administrators, or trustees of a Participant’s estate, or any receiver or trustee in bankruptcy or representative of a Participant’s creditors.

22. Governing Law

Prior to January 1, 2025, the Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York, except that any principles or provisions of New York law that would apply the law of another jurisdiction (other than applicable provisions of U.S. federal law) shall be disregarded; provided, however, that matters with respect to indemnification, delegation of authority under the Plan, and the legality of shares of Common Stock issued under the Plan, shall be governed by the Delaware General Corporation Law. As of January 1, 2025, the Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, except that any principles or provisions of Delaware law that would apply the law of another jurisdiction (other than applicable provisions of U.S. federal law) shall be disregarded.

23. Tax Compliance

Awards granted hereunder shall comply with or be exempt from Section 409A of the Code, unless otherwise determined by the Committee. If, pursuant to any Award that is subject to Section 409A of the Code, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (a) not earlier than 30 days before such specified date, and (b) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date; provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made. If, pursuant to any Award that is subject to Section 409A of the Code, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (a) qualify for favorable U.S. or foreign tax treatment, or (b) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Sections 409A and 457A of the Code.

24. Severability

If any provision of this Plan is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided that, if any such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed modified to the minimum extent necessary in order to make such provision enforceable.

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citi

Citigroup Inc.
388 Greenwich Street New York, NY 10013

FSC www.fsc.org
MIX
Paper from responsible sources
FSC® C013980

CITIGROUP INC.
3800 CITIGROUP CENTER DRIVE
BLDG G, MAIL ZONE G3-23
TAMPA, FL 33610-9122

SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or from a mobile phone scan the QR code above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Vote During The Meeting - Go to www.virtualshareholdermeeting.com/CITI2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2025. Have this proxy card in hand when you call and then follow the recorded instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope so that it is received prior to the Annual Meeting on April 29, 2025.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Citigroup Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com.
To view or print a copy of the Proxy Statement or Annual Report on Form 10-K, go to
www.citigroup.com/citi/investor/corporate_governance.html.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V64888-P25216-Z89436-Z89420	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CITIGROUP INC.
The Board of Directors recommends you vote FOR Proposals 1 through 4.

1. Proposal to elect 12 Directors:
		For	Against	Abstain
1a.	Titi Cole	☐	☐	☐

1b.	Ellen M. Costello	☐	☐	☐

1c.	Grace E. Dailey	☐	☐	☐

1d.	John C. Dugan	☐	☐	☐

1e.	Jane N. Fraser	☐	☐	☐

1f.	Duncan P. Hennes	☐	☐	☐

1g.	Peter B. Henry	☐	☐	☐

1h.	Renée J. James	☐	☐	☐

1i.	Gary M. Reiner	☐	☐	☐

1j.	Diana L. Taylor	☐	☐	☐

1k.	James S. Turley	☐	☐	☐

1l.	Casper W. von Koskull	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the selection of KPMG LLP as Citi's independent registered public accounting firm for 2025.	☐	☐	☐

3.	Advisory vote to approve our 2024 Executive Compensation.	☐	☐	☐

4.	Approval of additional shares for the Citigroup 2019 Stock Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposals 5 through 8.		For	Against	Abstain

5.	Stockholder proposal requesting a shareholder vote regarding excessive golden parachutes.	☐	☐	☐

6.	Stockholder proposal requesting a report on the effectiveness of Citi's policies and practices in respecting Indigenous Peoples' rights in Citi's existing and proposed financing.	☐	☐	☐

7.	Stockholder proposal requesting a report on financial statement assumptions and climate change.	☐	☐	☐

8.	Stockholder proposal requesting a report disclosing the Board’s oversight regarding material risks associated with animal welfare.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		Please indicate if you would like to keep your vote confidential under the current policy.	☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Meeting Information

The 2025 Annual Meeting of Stockholders will be held virtually on Tuesday, April 29, 2025, 9:00 a.m. Eastern Time.
To attend the meeting, you must be a stockholder on the record date. You will be able to attend the Annual Meeting as well as vote and participate in the question and answer session by visiting www.virtualshareholdermeeting.com/CITI2025 and entering the 16-digit control number included in your proxy card as well as your first and last name and your email address.

Attending the Virtual Meeting: Electronic entry to the meeting will begin on Tuesday, April 29, 2025, at 8:45 a.m. Eastern Time and the meeting will begin promptly at 9:00 a.m. Eastern Time. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the Virtual Stockholder Meeting page.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice,
Proxy Statement, and Annual Report are available at
www.citigroup.com/citi/investor/corporate_governance.html and/or www.proxyvote.com

V64889-P25216-Z89436-Z89420
CITIGROUP INC.
Proxy Solicited on Behalf of the Board of Directors of Citigroup Inc.
for the Annual Meeting of Stockholders, April 29, 2025

The undersigned hereby constitutes and appoints John C. Dugan, Jane N. Fraser and Brent J. McIntosh, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to cast all votes that the undersigned is entitled to cast at the Annual Meeting of Stockholders of Citigroup Inc. ("Citigroup") to be held on Tuesday, April 29, 2025, at 9:00 a.m. Eastern Time and at any adjournments or postponements thereof, as hereinafter specified on the proposals set forth on the reverse side and in their discretion upon such other matters properly coming before the Annual Meeting (including for the election of a substitute nominee to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve).

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-4, and AGAINST Proposals 5-8 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide full title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Attention employee benefit plan participants: If you hold shares of Citigroup common stock through an employee benefit plan, you should vote this proxy card in order to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 8:00 a.m., Eastern Time, on April 24, 2025 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

If shares of Citigroup common stock are issued to or held for the account of the undersigned under employee plans and voting rights are attached to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup common stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein and the terms of the applicable Voting Plan, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to, the matters set forth on the reverse side.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE